Exhibit 10.2

Execution Version

CREDIT, SECURITY AND GUARANTY AGREEMENT

dated as of August 19, 2024

by and among

ASPEN AEROGELS, INC. and

ASPEN AEROGELS RHODE ISLAND, LLC,

each as Borrower and any additional borrower that hereafter becomes party hereto, each as

Borrower, and collectively as Borrowers,

and

each other guarantor that hereafter becomes party hereto, each as a Guarantor, and collectively as

Guarantors,

and

MIDCAP FUNDING IV TRUST,

as Agent,

MIDCAP FINANCIAL TRUST,

as Term Loan Servicer,

and

THE LENDERS

FROM TIME TO TIME PARTY HERETO

i

CREDIT, SECURITY AND GUARANTY AGREEMENT

This CREDIT, SECURITY AND GUARANTY AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) is dated as of August 19, 2024 by and among ASPEN AEROGELS, INC., a Delaware corporation (“Parent”), ASPEN AEROGELS RHODE ISLAND, LLC, a Rhode Island limited liability company (“Aspen RI”), and any additional borrower that may hereafter be added to this Agreement and each of their successors and permitted assigns (together with Parent and Aspen RI, each individually as a “Borrower”, and collectively, the “Borrowers”), and each Person that becomes party hereto from time to time as a Guarantor and each of its successors and permitted assigns (each individually, a “Guarantor” and collectively, with each of their successors and assigns, the “Guarantors”), MIDCAP FUNDING IV TRUST, as Agent, MIDCAP FINANCIAL TRUST, as Term Loan Servicer, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

RECITALS

The Credit Parties have requested that Lenders make available to Borrowers the financing facilities as described herein. Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Credit Parties, Lenders, Agent and Term Loan Servicer agree as follows:

ARTICLE 1 - DEFINITIONS

Section 1.1 Certain Defined Terms. The following terms have the following meanings:

“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Revolving Loan Commitment or Term Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, and (d) all Proceeds of any of the foregoing.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition (including through licensing) of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger or consolidation with such other Person, or otherwise causing any Person to become a Subsidiary of a Credit Party, or (c) any merger or consolidation or any other combination with another Person.

“Acquisition Consideration” means, for any Acquisition, the sum of all cash amounts (including Cash Equivalents) paid or payable in connection such Acquisition (including all Debt, liabilities and Contingent Obligations (in each case, to the extent otherwise permitted hereunder) incurred or assumed and the maximum amount of any royalties, earn-outs or comparable payment obligation in connection therewith, regardless of when due or payable and whether or not reflected on a consolidated balance sheet of Borrowers).

“Additional Titled Agents” has the meaning set forth in Section 11.15.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lenders” has the meaning set forth in Section 11.17(c).

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles). As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means MCF, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and permitted assigns of MCF in such capacity.

“Agreement Currency” has the meaning set forth in Section 13.20.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws or general or specific licenses administered by OFAC.

“Applicable Margin” means (a) with respect to Revolving Loans, four and six tenths percent (4.60%) and (b) with respect to Term Loans and all other Obligations, four and one half percent (4.50%).

“Applicable Minimum EBITDA Threshold” means, for each Defined Period, the minimum EBITDA amount set forth on Schedule 6.2 attached hereto for such Defined Period; provided, that from and after the date upon which Aspen Georgia becomes joined as a Credit Party pursuant to Section 4.11(f), the Applicable Minimum EBITDA Threshold shall be $50,000,000 for the Defined Period in which Aspen Georgia became a Credit Party and each Defined Period thereafter.

“Applicable SOFR Cap” means, solely with respect to the Term Loans, seven and one half percent (7.50%).

“Applicable SOFR Floor” means (a) with respect to Revolving Loans, two and one half percent (2.50%) and (b) with respect to Term Loans and all other Obligations, four and one half percent (4.50%).

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Aspen Georgia” means Aspen Aerogels Georgia, LLC, a Georgia limited liability company.

“Aspen Germany” means Aspen Aerogels Germany, GmbH, a German limited liability company.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other disposition (including by merger, allocation of assets (including allocation of assets to any series of a limited liability company), division, consolidation or amalgamation, but excluding (i) dispositions resulting from any casualty, condemnation or other damage to, any property or asset and (ii) write-offs, impairments or other diminutions in value related to any asset in the Ordinary Course of Business) by any Credit Party or any Subsidiary thereof of any asset of such Credit Party or such Subsidiary.

“Assignment Agreement” means an assignment agreement in substantially the form attached hereto as Exhibit G or such other form that is reasonably acceptable to Agent and Borrower Representative.

“Available Tenor” means, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” or similar term pursuant to Section 2.2(o).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Base Rate” means a per annum rate of interest equal to the greater of (a) the Applicable SOFR Floor and (b) a per annum rate of interest equal to the rate of interest announced, from time to time, within Wells Fargo Bank, National Association (“Wells Fargo”) at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Agent may, upon prior written notice to Borrower Representative, choose a reasonably comparable index or source to use as the basis for the Base Rate.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Benchmark” means, initially, Term SOFR; provided, that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.2(o).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided, that, if such Benchmark Replacement as so determined would be less than the Applicable SOFR Floor, such Benchmark Replacement will be deemed to be the Applicable SOFR Floor for the purposes of this Agreement and the other Financing Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Agent giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.2(o) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.2(o).

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar sanctions list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law, or (f) any Person resident in, organized under the laws of or incorporated in a Sanctioned Country.

“Bona Fide Lending Affiliate” of any Person means any Affiliate of such Person that is a bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds, notes, debt securities and similar securities or extensions of credit, in each case, in the ordinary course of business.

“Borrower” and “Borrowers” has the meaning set forth in the introductory paragraph hereto.

“Borrower Notice” has the meaning set forth in the definition of “Real Property Collateral Requirements”.

“Borrower Representative” means Parent, in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and approved by Agent.

“Borrowing Base” means, the sum of:

(a) the product of (i) eighty-five percent (85%) multiplied by (ii) the aggregate net amount at such time of the Eligible Accounts; plus

(b) the lesser of (i) eighty-five percent (85%) multiplied by the Orderly Liquidation Value of the Eligible Inventory, or (ii) eighty-five percent (85%) multiplied by the value of the Eligible Inventory, valued at the lower of (A) first-in-first-out cost or (B) market cost, and after factoring in all rebates, discounts and other incentives or rewards associated with the purchase of the applicable Inventory; minus

(c) the amount of the Rent Reserve and any other reserves and/or other adjustments provided for in this Agreement;

provided, that the portion of Borrowing Base constituting Eligible Inventory shall automatically be adjusted down, if necessary, such that the aggregate availability from Eligible Inventory shall never exceed an amount equal to forty percent (40%) of the aggregate Borrowing Base, as of any date of determination.

“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto or such other form that is acceptable to Agent in its Permitted Discretion.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, DC and New York City are authorized by Law to close; provided, however, that when used in the context of a SOFR Loan, the term “Business Day” shall also exclude any day that is not also a SOFR Business Day.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP (subject to Section 1.3), be required to be accounted for as a capital lease or finance lease on the balance sheet of such Person.

“Cash Dominion Event” means either (a) the occurrence of (i) any Specified Event of Default or (ii) any Event of Default arising from the failure to comply with Section 4.1(j) (in each case, for the avoidance of doubt, after any applicable grace period set forth herein and/or cure rights applicable thereto) or (b) Liquidity is less than, (i) at any time before the date that is sixty (60) days after the Closing Date, $80,000,000 or (ii) at any time on and after the date that is sixty (60) days after the Closing Date, $100,000,000.

“Cash Dominion Period” means the period (a) beginning on the date that Agent provides written notice to Borrower Representative that a Cash Dominion Event has occurred and (b) ending on the date that both (i) no Event of Default of the types described in clause (a) of the definition of “Cash Dominion Event” is continuing, and (ii) Agent has received evidence reasonably satisfactory to it that Liquidity shall have been equal to or greater than the applicable amount set forth in clause (b) of the definition of “Cash Dominion Event” for twenty (20) consecutive days.

“Cash Equivalents” means, as of any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case, maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change in Control” means any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the combined voting power of all voting stock of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (b) any Credit Party ceases to own, directly or indirectly, 100% of the capital stock of any of its Subsidiaries (except to the extent otherwise expressly permitted by this Agreement). As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended.

“Closing Date” means the date of this Agreement.

“Closing Date Existing Debt Payoff” means (a) the Convertible Note Repurchase, and (b) the payment in full of certain other existing Debt, with the proceeds of the Loans as forth in that certain loan disbursement statement entered into between Agent and Borrowers on the date hereof, in each case, on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all property of each Credit Party, other than Excluded Property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto.

“Commitment Annex” means Annex A to this Agreement.

“Competitor” means, at any time of determination, any Person that is an operating company directly and primarily engaged in the same or substantially similar line of business as Borrower Representative and the other Credit Parties at the time of such determination, including any Person that (a) is an entity that designs, develops or manufactures aerogels-based or aerogel-like materials based products or technology, (b) designs, develops or manufactures insulation, fire barrier or other materials for use primarily in energy infrastructure, battery systems and/or sustainable building materials, (c) designs, develops or manufactures battery materials or (d) is an auto part and system supplier or, in each case, any Affiliate of such Person who is not a Bona Fide Lending Affiliate.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto or such other form that Agent has confirmed in writing to be acceptable (in its sole discretion).

“Confidential Information” has the meaning set forth in Section 13.6(a).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement (as defined in Section 2.2(o)), any technical, administrative or operational changes (including (a) changes to the definition of “Base Rate”, “Business Day”, “Interest Period”, “Reference Time” or other definitions, (b) the addition of concepts such as “interest period”, (c) changes to timing and/or frequency of determining rates, making interest payments, giving borrowing requests, prepayment, conversion or continuation notices, or length of lookback periods, (d) the applicability of Section 2.8 (Taxes; Capital Adequacy; Increased Costs; Inability to Determine Rates; Illegality) and (e) other technical, administrative or operational matters) that Agent and Borrower Representative decide may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as Agent and Borrower Representative decide is reasonably necessary in connection with the administration of this Agreement and the other Financing Documents).

“Consolidated Interest Expense” means, without duplication, for any Defined Period, the result of the sum of all interest, premium payments, debt discount, fees, charges and related expenses in connection with Debt for borrowed money to the extent treated as interest in accordance with GAAP.

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated in accordance with GAAP with those of Parent (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with the Credit Parties, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA and, solely for purposes of Section 412 and 436 of the Code, Section 414(m) or (o) of the Code.

“Convertible Note” has the meaning assigned to such term in the definition of “Convertible Note Repurchase”.

“Convertible Note Repurchase” means the repurchase of, and termination and discharge of, all obligations in full under and in respective of, the Note under and as defined in that certain Note Purchase and Sale Agreement, dated as of the date hereof, by and among Parent and Wood River Capital, LLC, a Delaware limited liability company (the “Convertible Note”).

“Credit Card Cash Collateral Account” means, collectively, each segregated Deposit Account from time to time identified to Agent in writing established by Borrower Representative for the sole purpose of securing Borrower’s obligations under clause (k) of the definition Permitted Debt and containing only such cash or Cash Equivalents that have been required to be pledged to secure such obligations of Borrower; provided, that the aggregate amount of cash or Cash Equivalents deposited in all such Credit Card Cash Collateral Accounts does not exceed an amount equal to 105% of the obligations permitted to be incurred under clause (k) of the definition of “Permitted Debt”.

“Credit Party” means each Borrower and each Guarantor; and “Credit Parties” means all such Persons, collectively; provided, however, that, for the avoidance of doubt, in no event shall any Restricted Subsidiary be deemed to be or otherwise required to be a “Credit Party” for purposes of this Agreement or the other Financing Documents.

“Credit Party Unrestricted Cash” means unrestricted cash and Cash Equivalents of the Credit Parties that (a) are held in the name of a Credit Party in a Deposit Account or Securities Account located in the United States that is, subject to Section 7.4, subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, in favor of Agent at bank or financial institution located in the United States and are otherwise subject to Agent’s first priority perfected security interest, (b) is not subject to any other Lien (other than Permitted Liens), and (c) are not funds for the payment of a drawn or committed but unpaid draft, ACH or EFT transaction.

“Cure Amount” has the meaning set forth in Section 6.4.

“Cure Right” has the meaning set forth in Section 6.4.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all Capital Leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all Disqualified Equity Interests, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earn-outs”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts (excluding (A) any earn out obligation or purchase price adjustment until such obligation (x) becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP and (y) has not been paid within 30 days after becoming due and payable, (B) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (C) liabilities associated with customer prepayments and deposits), (i) all Debt of others Guaranteed by such Person, (j) all monetary obligations under any off-balance sheet financing or similar financing, and (k) obligations in respect of litigation settlement agreements or similar arrangements. Without duplication of any of the foregoing, Debt of Credit Parties shall include any and all Loans. For the avoidance of doubt, no DOE Grant shall constitute “Debt” for the purposes of this Agreement and the other Financing Documents so long as the Credit Parties and their Subsidiaries are not required to repay any amounts in respect of such DOE Grant following receipt of funds in connection therewith.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means, (a) so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Financing Document, (b) any Lender that has notified the Credit Parties or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) any Lender that has, or has a direct or indirect parent company that has, (i) become the subject of any proceeding under the Bankruptcy Code or any other insolvency, debtor relief or debt adjustment or similar law (whether state, provincial, territorial, federal or foreign), (ii) had appointed for it a receiver, examiner, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulted Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental

Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulted Lender under any one or more of clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulted Lender upon delivery of written notice of such determination to Agent and each Lender.

“Defined Period” means for any given calendar month or other date of determination, the immediately preceding twelve (12) month period ending on the last day of such calendar month or if such date of determination is not the last day of a calendar month, the twelve (12) month period immediately preceding any such date of determination (and for purposes of determining compliance with Section 6.2, the period of four consecutive fiscal quarters then most recently ended for which financial statements under Section 4.1(a) for the month corresponding with such fiscal quarter end, as applicable, have been delivered (or are required to have been delivered)).

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Credit Party.

“Deposit Account Control Agreement” means a springing account control agreement, in form and substance reasonably satisfactory to Agent, among Agent, any Credit Party and each financial institution in which such Credit Party maintains a Deposit Account (which is not an Excluded Account), which agreement provides that such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Credit Party, including as to any such agreement pertaining to any Lockbox Account, providing that such financial institution shall, at the direction of Agent, wire, or otherwise transfer, in immediately available funds, on a daily basis to the Revolving Loan Payment Account all funds received or deposited into such Lockbox or Lockbox Account.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest in such Person that, within less than 91 days after the Termination Date, either by its terms (or by the terms of any security or any other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Permitted Debt or other Equity Interests in such Person or of Parent that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part (other than solely for Permitted Debt or other Equity Interests in such Person or of Parent that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Debt (other than Permitted Debt) or any other Equity Interest that would constitute Disqualified Equity Interests; provided, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of any change of control or asset sale event occurring prior to ninety-one (91) days following the Maturity Date at the time such Equity Interests are issued shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the Maturity Date.

Notwithstanding the foregoing, (A) if such Equity Interests are issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case, in the Ordinary Course of Business of Parent, any Borrower or any of its Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interests held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates) of Parent, any Borrower or its Subsidiaries shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, Organizational Document, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a) (i) any Person identified in the “Disqualified Lender List” delivered to the Agent on or prior to the Closing Date (or identified to the Agent thereafter if Agent confirms in writing that such disqualification of such Person is reasonably acceptable), (ii) any reasonably identifiable Affiliate of any Person described in clause (i) above (on the basis of such Affiliate’s name) and (iii) any other Affiliate of any Person described in clause (i) above that is identified by name in a written notice to the Agent after the Closing Date; provided, that no written notice delivered pursuant to clauses (a)(i), (a)(ii) and/or (a)(iii) above shall apply retroactively to disqualify any Person that has previously acquired a valid assignment or participation interest in the Loans; provided, further, that (x) any designation pursuant to clause (iii) above will become effective three (3) Business Days after receipt by Agent thereof, (y) in no event shall any Person that is a Lender on the Closing Date or any of such Person’s Affiliate or any of its or their respective managed funds or accounts, be a Disqualified Institution hereunder, and (z) in no event will a Bona Fide Lending Affiliate be a Disqualified Institution, unless such Bona Fide Lending Affiliate is identified under clause (i) above; and/or

(b) any Competitor.

“Distribution” means as to any Person (a) any dividend or other distribution or payment (whether in cash, securities or other property) on, or in respect of, any Equity Interest in such Person (except those payable solely in its Equity Interests other than Disqualified Equity Interests), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Equity Interests in such Person or any claim respecting the purchase or sale of any Equity Interest in such Person, or (ii) any option, warrant or other right to acquire any Equity Interests in such Person and (c) any management fees, salaries or other fees or compensation paid to any Person holding an Equity Interest in a Credit Party or a Subsidiary of a Credit Party (other than (i) payments of salaries or other fees or compensation to individuals, (ii) directors or equivalent fees, and (iii) advances and reimbursements to employees or directors, in each case, in the Ordinary Course of Business), an Affiliate of a Credit Party or an Affiliate of any Subsidiary of a Credit Party.

“DOE” has the meaning assigned to such term in the definition of “DOE Lenders.”

“DOE Collateral Agent” means Citibank, N.A. or other financial institution acting as collateral agent under the DOE Loan Documents, together with successors or permitted assigns thereof.

“DOE Grant Equipment” means any Equipment that is newly purchased and/or developed by Parent or any of its Subsidiaries after the Closing Date pursuant to, and solely with the proceeds of, a DOE Grant; provided, that such DOE Grant Equipment is identified to Agent, in writing, in each monthly Compliance Certificate delivered or required to be delivered by Agent pursuant to Section 4.1(i).

“DOE Grants” means the grants awarded to Parent or any of its Subsidiaries by the Department of Energy (or any division thereof or other similar governmental authority) with respect to specific research and/or development projects as applied for by Parent or such Subsidiaries as specified in writing to Agent from time to time (including the grant awarded on August 8, 2024).

“DOE Intercompany Agreements” means each agreement, in form and substance reasonably satisfactory to Agent, entered into between Parent and Aspen Georgia as a condition under the DOE Loan Documents, including to allow (a) the transfer of raw materials and other feedstock as necessary for the production by Aspen Georgia in connection with the DOE Project as may be required in the Ordinary Course of Business, (b) the provision of operations and other services from Parent to Aspen Georgia as may be required in the Ordinary Course of Business, (c) the DOE Intercompany License, (d) the transfer of 48C Tax Credit Proceeds (as defined in the DOE Loan Term Sheet or equivalent term in the DOE Loan Documents) or any proceeds from monetization of such 48C Tax Credit from Parent to Aspen Georgia, and (e) other arrangements as required between Parent and Aspen Georgia as Agent may reasonably agree.

“DOE Intercompany License” means a license agreement, in form and substance reasonably satisfactory to Agent, pursuant to which Parent grants a non-exclusive intercompany license of the Intellectual Property described on Schedule 1.1(a) to this Agreement and any Registered Intellectual Property obtained after the Closing Date that is related to the Intellectual Property set forth on Schedule 1.1(a) and used solely in connection with the DOE Project (collectively, the “DOE Project IP”) in connection with the incurrence of Permitted DOE Loan Debt.

“DOE Lenders” means, collectively (a) The Federal Financing Bank, an instrumentality of the U.S. Government created by the Federal Financing Bank Act of 1973, as amended, that is under the general supervision of the Secretary of Treasury (“FFB”), and (b) the U.S. Department of Energy, acting in its capacity as a lender with respect to the Permitted DOE Loan Debt (the “DOE”).

“DOE Liens” means (a) Liens granted by Aspen Georgia in respect of all of its assets to secure the Permitted DOE Loan Debt pursuant to the DOE Loan Documents, (b) Liens granted by Parent in respect of the Equity Interests of Aspen Georgia to secure the DOE Loan Guaranty pursuant to the DOE Loan Pledge Agreement and (c) other Liens granted pursuant to the DOE Loan Documents, which pursuant this clause (c), are approved by Agent in writing in its sole discretion.

“DOE Loan Agreement” has the meaning set forth in the definition of “DOE Loan Documents”.

“DOE Loan Documents” means (a) a Loan Arrangement and Reimbursement Agreement (as defined in the DOE Loan Term Sheet, the “DOE Loan Agreement”), (b) a note purchase agreement and promissory note issued by Aspen Georgia in favor of FFB, (c) the DOE Loan Pledge Agreement, (d) the DOE Intercompany Agreements and the DOE Intercompany License, (e) the DOE Sponsor Support Agreement, (f) the DOE Loan Pledge Agreement and any other security agreement, collateral agreement or similar document entered into by Aspen Georgia with respect to the DOE Liens and (g) each other “Financing Document”, as defined in the DOE Loan Term Sheet, in each case, substantially on the material terms set forth in the DOE Loan Term Sheet and, in each case of clauses (a)-(g), otherwise in form and substance reasonably acceptable to Agent.

“DOE Loan Guaranty” has the meaning set forth in the definition of “DOE Sponsor Support Agreement”.

“DOE Loan Pledge Agreement” means an equity pledge agreement or similar agreement pursuant to which Parent will pledge the Equity Interests of Aspen Georgia to the DOE Collateral Agent substantially on the material terms set forth in the DOE Loan Term Sheet and otherwise in form and substance reasonably acceptable to Agent.

“DOE Loan Term Sheet” means that certain Summary of Terms and Conditions of Loan as delivered to Agent by Borrower Representative on or prior to the Closing Date; provided, that any terms expressly set forth in the DOE Loan Term Sheet (excluding matters that remain to be specified or to be agreed in the DOE Loan Documents) shall be deemed reasonably acceptable to Agent for purposes of any requirements in this Agreement that any DOE Loan Document be reasonably acceptable to the Agent.

“DOE Parent Funding Account” has the meaning set forth in the definition of “Excluded Accounts”.

“DOE Parent Funding Amounts” has the meaning set forth in the definition of “Excluded Accounts”.

“DOE Project” means the “Project”, as defined in the DOE Loan Term Sheet or equivalent term with the same definition in the DOE Loan Documents.

“DOE Project IP” has the meaning assigned to such term in the definition of “DOE Intercompany License”.

“DOE Sponsor Support Agreement” means a sponsor support and share retention agreement entered into by Parent and the DOE, substantially on the material terms set forth in the DOE Loan Term Sheet and otherwise in form and substance reasonably acceptable to Agent, which shall include an unsecured guaranty by Parent in favor of the DOE Lenders (the “DOE Loan Guaranty”) with respect to (a) payment of the Permitted DOE Loan Debt, (b) payment of Project Costs and Ramp Up Costs (each as defined in the DOE Loan Term Sheet or equivalent term with the same definition in the DOE Loan Documents) and (c) payment of the Base Equity Commitment and Contingent Equity Commitment (each as defined in the DOE Loan Term Sheet or equivalent term with the same definition in the DOE Loan Documents).

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Defined Period, the sum of, without duplication:

(a) Net income (or loss) for such Defined Period of the Parent and its Consolidated Subsidiaries determined in accordance with GAAP, but excluding: (i) the income (or loss) of any Person (other than Subsidiaries of Borrowers) in which Borrowers or any of their Subsidiaries has an ownership interest unless received by Borrowers or their Subsidiary in a cash distribution; and (ii) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of Borrowers or is merged into or consolidated with Borrowers or that Person’s assets are acquired by any Credit Party or any Subsidiary thereof; plus

(b) all Taxes paid and any provision (minus any benefit from) for Taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial or territorial income, franchise and similar Taxes based on income, profits, revenue or capital, foreign withholding Taxes and foreign unreimbursed value added Taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any Tax examinations, and including pursuant to any Tax sharing arrangement of such Person paid or accrued during the relevant period; plus

(c) Consolidated Interest Expense, net of interest income, deducted in the determination of net income for such Defined Period; plus

(d) Amortization and depreciation expense deducted in the determination of net income for such Defined Period; plus

(e) Reasonable and documented fees and expenses deducted in the determination of net income incurred in connection with (i) the closing of the transactions under the Financing Documents and Closing Date Existing Debt Payoff and any amendments or waivers to this Agreement or any Financing Document and actually paid in cash for such Defined Period, (ii) the closing of the transactions under the DOE Loan Documents and any amendments or waivers to any DOE Loan Documents and actually paid in cash for such Defined Period, (iii) the issuance or incurrence of Permitted Debt (other any Debt referred to in clauses (e)(i) or (e)(ii) hereof) or the issuance of Equity Interests (that do not result in a Change in Control) and/or (iv) any other permitted Acquisition or investment, including any earn-out and contingent consideration obligations in connection therewith; provided, that, (x) the aggregate amount added back pursuant to clauses (i) and (ii) above shall not exceed $10,000,000 in any Defined Period and (y) the aggregate amount added back pursuant to clauses (iii) and (iv) above shall not exceed 10% of EBITDA in any Defined Period (in each case of clauses (x) and (y), calculated after giving effect to such addbacks, exclusions or adjustments); plus

(f) Extraordinary, unusual or non-recurring losses, charges or expenses deducted (or minus extraordinary, unusual or non-recurring income added) in the determination of net income for such Defined Period in an aggregate amount not to exceed the sum of (i) 5% of EBITDA in any Defined Period and (ii) any amount in excess of such 5% of EBITDA limitation that is approved by Agent in writing in its reasonable discretion (in each case, calculated after giving effect to such addbacks, exclusions or adjustments); plus

(g) Non-cash expenses, charges or losses, including (A) non-cash expenses, charges or losses attributable to stock-based or other compensation, deducted (or minus non-cash income added) in the determination of net income for such Defined Period, (B) charges for the excess of GAAP rent expense over actual rent paid during such period due to the use of straight line rent for GAAP purposes or write-off and/or write-downs of inventory or other tangible assets and (C) asset write-offs and/or write-downs or any impairment charges (excluding any write-offs and/or write downs or impairment charges with respect to Accounts); provided, that, for the avoidance of doubt, any amounts reimbursed to, or recovered by, any Credit Party or Consolidated Subsidiary in respect of previously written off amount shall be deducted from EBITDA in the applicable Defined Period in which such amounts were reimbursed or recovered; plus

(h) the amount of any charges, expenses or losses actually reimbursed in cash, or reimbursable in cash by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided, that in respect of any charges, expenses or losses added back in reliance on this clause (h), the relevant Person in good faith expects to receive reimbursement for such charge, expense or loss within 180 days from the date of such determination (it being understood that to the extent any reimbursement amount is not actually received within such 180 day period, such reimbursement amount shall be deducted in calculating EBITDA for the immediately succeeding Defined Period); plus

(i) any charge, loss or expense attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating improvements and/or expense reductions and/or synergies and/or similar initiatives and/or programs (including any facility opening and/or pre-opening charges, any charge relating to the closure or consolidation of any facility and/or new or expanded operations, severance charges, expansion and/or relocation charges and any charge incurred in connection with software, product and/or intellectual property development), in each case, subject to Agent’s written approval for each Defined Period (such approval not to be unreasonably withheld, conditioned or delayed); plus

(j) Any other adjustments as mutually agreed in writing by Borrower Representative and Agent.

Notwithstanding the foregoing, no net income for purposes of clause (a) of this definition or addback amounts set forth in clauses (b)-(j) of this definition, in any case, attributable to any Subject Foreign Subsidiary or a Subject Domestic Subsidiary shall be included in EBITDA for any Defined Period ending after the date on which such Subsidiary becomes a Subject Foreign Subsidiary or a Subject Domestic Subsidiary, as applicable (without affecting any net income or addbacks included in EBITDA attributable to such Subsidiary for any Defined Period prior to such event).

For the avoidance of doubt, for purposes of calculating a percentage of EBITDA in connection with determining any basket hereunder, “EBITDA” shall mean EBITDA for the most recently ended Defined Period for which Credit Parties have delivered to Agent the financial reporting required pursuant to Section 4.1(a) or (b).

Notwithstanding anything to the contrary herein, EBITDA for any fiscal quarter referenced in the table set forth below shall be the amount set forth opposite such fiscal quarter in the table set forth below.

Quarter ended	Deemed EBITDA
December 31, 2023	$9,131,000
March 31, 2024	$22,459,000
June 30, 2024	$25,978,000

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” means, subject to the criteria below, an account receivable of a Borrower, which was generated in the Ordinary Course of Business and originally in the name of a Borrower and not acquired via assignment or otherwise, and which Agent, in its Permitted Discretion, deems to be an Eligible Account in accordance with the terms of this Agreement. The net amount of an Eligible Account at any time shall be (a) the face amount of such Eligible Account as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, and (b) adjusted by applying percentages (known as “liquidity factors”) by payor and/or payor class based upon the applicable Borrower’s actual recent collection history for each such payor and/or payor class in a manner consistent with Agent’s underwriting practices and procedures. Such liquidity factors shall be provided in writing to Borrower Representative and, absent the occurrence and continuance of an Event of Default, upon not less than three (3) calendar days prior written notice to Borrower Representative, may be adjusted by Agent from time to time as warranted by Agent’s underwriting practices and procedures and using Agent’s Permitted Discretion. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(a) the Account remains unpaid more than sixty (60) days past the due date (but in no event more than one hundred twenty (120) days after the applicable goods or services have been rendered or delivered);

(b) the Account is subject to any asserted defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such asserted defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c) if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);

(d) if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;

(e) if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any Law or the Account represents a progress billing for which services have not been fully and completely rendered;

(f) the Account is subject to a Lien (other than Liens in favor of Agent or Permitted Liens that, other than Permitted Priority Liens, have been expressly subordinated to the Liens of Agent), or Agent does not have a first priority, perfected Lien on such Account (other than Permitted Priority Liens);

(g) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Agent;

(h) the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;

(i) more than fifty percent (50%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case all Accounts from such Account Debtor shall be ineligible);

(j) the total unpaid Accounts of the Account Debtor and any of such Account Debtor’s Affiliates (taken as a whole) (other than unpaid Accounts of the Subject Foreign Account Debtor included in the Borrowing Base pursuant to clause (o) below), as of any date of determination, exceed sixty percent (60%) of the aggregate amount of the Borrowing Base as of such date of determination (but only the amount of the Accounts of such Account Debtor exceeding such sixty percent (60%) limitation shall be considered ineligible);

(k) any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any material respect (with respect to covenants) or is incorrect in any material respect (with respect to representations and warranties);

(l) the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;

(m) the Account is an obligation of an Account Debtor that is the federal, state or local government or any political subdivision thereof, unless Agent has agreed to the contrary in writing and Agent has received from the Account Debtor the acknowledgement of Agent’s notice of assignment of such obligation pursuant to this Agreement and Borrowers have otherwise complied with applicable statutes or ordinances necessary for Agent or Lenders to enforce their rights and collect amounts due in respect of such Account;

(n) the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable;

(o) except (i) to the extent that such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent in its Permitted Discretion (provided, that during the period specified under paragraph 5 of Schedule 7.4, Accounts billed and collected by the Credit Parties from the Subject Foreign Account Debtor shall be deemed to satisfy this clause (o)(i)) or (ii) Eligible Foreign Accounts, the Account is owed by an Account Debtor that is organized outside of the United States or has its principal place of business or chief executive office outside the United States;

(p) the Account is payable in a currency other than United States dollars, except as agreed by Agent in its Permitted Discretion;

(q) the Account Debtor is an individual;

(r) the Borrower owning such Account has not signed and delivered to Agent notices, to the extent requested by Agent, directing the Account Debtors to make payment to the applicable Lockbox Account to the extent required under this Agreement;

(s) the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);

(t) the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien (other than Permitted Priority Liens, Liens in favor of Agent or Liens that have been expressly subordinated to the Liens of Agent); or

(u) the Account or Account Debtor fails to meet such other specifications and requirements which may from time to time be established by Agent in its Permitted Discretion and determined on the basis of borrowing base audits conducted by Agent in accordance with the terms of this Agreement or other information available to Agent relating to the Borrowing Base or the Collateral included therein (and absent the occurrence and continuance of an Event of Default, upon not less than three (3) days’ prior written notice to Borrower Representative).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) consented to by Agent and Borrower Representative, which Borrower Representative’s consent shall not be unreasonably withheld, delayed or conditioned provided, that (x) no consent of Borrower Representative shall be required after the occurrence and during the continuance of a Specified Event of Default and (y) the consent of Borrower Representative shall be deemed to have been given unless an objection is delivered to the Agent within five (5) Business Days after notice of a proposed assignment is delivered to Borrower Representative. Notwithstanding the foregoing, “Eligible Assignee” shall not include (i) any natural Person, (ii) any Credit Party or any Subsidiary of a Credit Party, or (iii) any Disqualified Institution; provided, that the restrictions on assignment set forth in clause (iii) of this definition shall not apply with respect to any Disqualified Institution set forth under clause (a) of the definition of “Disqualified Institution” after the occurrence and during the continuance of a Specified Event of Default. Further notwithstanding the foregoing, no proposed assignee intending to assume any portion of the Revolving Loan Commitments or Revolving Loans shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Revolving Loan Commitments or Revolving Loans, or has been approved as an Eligible Assignee by Agent (such approval not to be unreasonably withheld, conditioned or delayed).

“Eligible Foreign Accounts” means any Account owed by an Account Debtor that is organized in Canada (or any province thereof) or has its principal place or business or chief executive office in Canada (or any province thereof); provided, that the portion of the Borrowing Base constituting Eligible Accounts shall automatically be adjusted down, if necessary, such that, as of any date of determination, the aggregate availability from Eligible Foreign Accounts shall never exceed an amount equal to 15% of the total aggregate amount of Eligible Accounts as of such date of determination.

“Eligible Inventory” means Inventory owned by a Borrower and acquired and dispensed by such Borrower in the Ordinary Course of Business that Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

(a) such Inventory is not owned by a Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory) except for Permitted Priority Liens, Liens in favor of Agent or Liens that have been expressly subordinated to the Liens of Agent;

(b) such Inventory (i) is placed on consignment or (ii) is in transit; provided, that such Inventory will not be excluded pursuant to this clause (b)(ii) if such Inventory is in transit between (x) locations owned or leased by one or more Credit Parties, and (y) within the United States and is under control of one or more Credit Parties; provided, further, that the amount of Eligible Inventory under the preceding provision shall not exceed an amount equal to fifteen percent (15%) of the total aggregate amount of Eligible Inventory;

(c) such Inventory is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except for Permitted Priority Liens, Liens those in favor of Agent or Liens that have been expressly subordinated to the Liens of Agent;

(d) such Inventory is excess, obsolete, unsalable, shopworn, seconds, damaged, unfit for sale, unfit for further processing, is of substandard quality or is not of good and merchantable quality;

(e) such Inventory consists of marketing materials, display items or packing or shipping materials, manufacturing supplies or Work-In-Process;

(f) such Inventory is not subject to a first priority Lien (subject to Permitted Priority Liens) in favor of Agent;

(g) such Inventory consists of goods that can be transported or sold only with licenses that are not readily available, obtained or assigned to Agent or of Hazardous Materials in concentrations or amounts that violate applicable Environmental Law;

(h) such Inventory is not covered by casualty insurance acceptable to Agent in its Permitted Discretion;

(i) any covenant, representation or warranty contained in the Financing Documents with respect to such Inventory has been breached in any material respect;

(j) such Inventory is located (i) outside of the continental United States or (ii) on premises where the aggregate amount of all Inventory (valued at cost) of Borrowers located thereon is less than $10,000 (or the equivalent thereof in any foreign currency);

(k) such Inventory is located on premises with respect to which Agent has not received a landlord, warehouseman, bailee or mortgagee letter reasonably acceptable in form and substance to Agent in accordance with Section 9.2(g)(iv) unless Agent has instituted a Rent Reserve;

(l) such Inventory consists of (i) discontinued items, (ii) slow-moving or excess items held in inventory, or (iii) used items held for resale;

(m) such Inventory does not consist of finished goods;

(n) such Inventory does not meet in all material respects the standards imposed by any Governmental Authority, including with respect to its production, acquisition or importation (as the case may be);

(o) such Inventory is held for rental or lease by or on behalf of Borrowers;

(p) such Inventory is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties, which agreement restricts the ability of Agent or any Lender to sell or otherwise dispose of such Inventory; or

(q) such Inventory fails to meet such other specifications and requirements which may from time to time be established by Agent in its Permitted Discretion and determined on the basis of borrowing base audits conducted by Agent in accordance with the terms of this Agreement or other information available to Agent relating to the Borrowing Base or the Collateral included therein (and absent the occurrence and continuance of an Event of Default, upon not less than three (3) days’ prior written notice to Borrower Representative).

Agent and Borrowers agree that Inventory shall be subject to periodic appraisal by Agent in compliance with Section 4.14(c) and that valuation of Inventory shall be subject to adjustment pursuant to the results of such appraisal (and absent the occurrence and continuance of an Event of Default, upon not less than three (3) days’ prior written notice of such adjustment to Borrower Representative). Notwithstanding the foregoing, the valuation of Inventory shall be subject to any legal limitations on sale and transfer of such Inventory.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Credit Party and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“Equipment” means “equipment” as defined in Article 9 of the UCC.

“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Credit Party or any Subsidiary maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Credit Party or any Subsidiary has any liability, including on account of any member of the Controlled Group, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Erroneous Payment” has the meaning specified therefor in Section 13.21.

“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 13.21.

“Erroneous Payment Impacted Loans” has the meaning specified therefor in Section 13.21.

“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 13.21.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Accounts” means (a) segregated Deposit Accounts into which there is deposited no funds other than those intended solely to cover wages and payroll for employees of a Credit Party for a period of service no longer than two weeks at any time (and related contributions to be made on behalf of such employees to health and benefit plans) plus balances for outstanding checks for wages and payroll from prior periods, (b) segregated Deposit Accounts constituting employee withholding accounts and contain only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such employees, (c) segregated Deposit Accounts or Securities Account constituting trust, fiduciary and escrow accounts, (d) segregated Deposit Accounts or Securities Account in which there is not maintained at any point in time funds on deposit greater than $1,000,000 in the aggregate for all such accounts, (e) Deposit Accounts that are located outside the United States in which there is not maintained at any point in time funds on deposit greater than $1,000,000 in the aggregate for all such accounts, (f) zero balance accounts (other than any Lockbox Accounts), (g) following the Permitted DOE Loan Execution Date and at any time the Permitted DOE Loan Debt is outstanding, a segregated Deposit Account of Parent (the “DOE Parent Funding Account” and the amounts deposited in such DOE Parent Funding Account, the “DOE Parent Funding Amounts”) used solely for purposes of funding amounts to Aspen Georgia, as required pursuant to the DOE Loan Documents and in which there is not maintained at any point in time funds on deposit greater than $7,500,000, and (h) segregated Deposit Accounts or Securities Accounts holding cash or Cash Equivalents described in clauses (o), (p) and (q) of the definition Permitted Liens (and subject to the cap set forth therein); provided, that the accounts described in clauses (a) through (h) above shall be used solely for the purposes described in such clauses.

“Excluded Perfection Assets” means, collectively:

(a) Excluded Accounts;

(b) letter of credit rights with a value of less than $1,000,000 individually or $2,500,000 in the aggregate (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC financing statement);

(c) commercial tort claims where the amount of damages claimed by the applicable Credit Party is less than $2,500,000 in the aggregate for all such commercial tort claims;

(d) Electronic Chattel Paper or tangible Chattel Paper, in each case, with a value of less than $1,000,000 individually or $2,500,000 in the aggregate (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC financing statement);

(e) motor vehicles, aircraft and other assets subject to certificates of title (other than to the extent a security interest thereon can be perfected by the filing of a financing statement under the UCC);

(f) leasehold interests in real property (other than to the extent a security interest thereon can be perfected by the filing of a financing statement under the UCC); and

(g) in each case to the extent owned by a Credit Party organized under the laws of the United States (or any state thereof or in Washington, D.C.), Intellectual Property (other than any Material Foreign Registered Intellectual Property) registered in a jurisdiction outside of the United States to the extent the granting or perfection of a security interest in such foreign registered Intellectual Property would require action outside of the United States.

“Excluded Property” means, collectively:

(a) (i) any lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement to which any Credit Party is a party or any of its rights or interests thereunder (“Subject Contracts”) or any other asset if and to the extent that the grant of such security interest shall (x) be prohibited by Law (including rules and regulations of any governmental authority), or (y) require governmental consent, approval, license or authorization and such Credit Party is unable to obtain such consent, approval, license or authorization following the use of commercially reasonable efforts, or (ii) any Subject Contract if and to the extent that the grant of such security interest shall result in (x) the abandonment, invalidation or unenforceability of any right, title or interest of any Credit Party therein or (y) a breach or termination pursuant to the terms of, or default under such Subject Contract;

(b) any governmental licenses or state or local franchises, charters and authorizations, to the extent that Agent may not validly possess a security interest in any such license, franchise, charter or authorization under applicable Law;

(c) any asset which is subject to a purchase money Lien or Capital Lease permitted hereunder to the extent the granting of a security interest in such asset is prohibited pursuant to the terms of the contract governing such purchase money Lien or Capital Lease;

(d) any “intent-to-use” trademarks or service mark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051 Section 1(c) or Section 1(d), respectively or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively by the United States Patent and Trademark Office;

(e) more than 65% of the voting Equity Interests of any Restricted Foreign Subsidiary;

(f) (i) at all times following the Permitted DOE Loan Execution Date and solely for so long as such Permitted DOE Loan Debt remains outstanding, (x) the Equity Interests of Aspen Georgia and (y) the DOE Parent Funding Account and the DOE Parent Funding Amounts, and (ii) for the avoidance of doubt, until such time Aspen Georgia becomes (or is required to become) a Credit Party hereunder in accordance with Section 4.11(f), all assets of Aspen Georgia;

(g) any asset with respect to which Agent and Borrower Representative have reasonably agreed in writing that the cost, burden, difficulty or consequence (including any effect on the ability of Borrowers and their Subsidiaries to conduct their operations and business in the Ordinary

Course of Business, any non-de minimis adverse Tax consequences and any non-de minimis adverse regulatory consequences) of obtaining or perfecting a security interest therein outweighs, or is excessive in light of, the practical benefit of a security interest to the relevant Lenders afforded thereby;

(h) any Real Property Asset other than a Material Real Property; and

(i) the DOE Grant Equipment solely to the extent the express terms of the DOE Grants prohibit the granting of a security interest by the Credit Parties or their Subsidiaries in such DOE Grant Equipment; provided, that in the event of the termination or elimination of any such prohibition to the extent sufficient to permit any such item to become Collateral, such DOE Grant Equipment shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder.

provided, that (x) any such limitation described in the foregoing clauses (a) and (b) on the security interests granted hereunder shall apply only to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law (including Sections 9-406, 9-407 and 9-408 of the UCC) or principles of equity, (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in such contract, agreement, permit, lease or license or other asset or in any applicable Law, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such contract, agreement, permit, lease, license, franchise, authorization or asset shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder, and (z) all rights to payment of money due or to become due pursuant to, and all products and Proceeds (and rights to the Proceeds) from the sale of, any Excluded Property shall be and at all times remain subject to the security interests created by this Agreement (unless such Proceeds would independently constitute Excluded Property).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent, Term Loan Servicer, any Lender or any other recipient of any payment to be made by or on behalf of any obligation of the Credit Parties hereunder or the Obligations or required to be withheld or deducted from a payment to Agent, Term Loan Servicer, such Lender or such recipient (including any interest and penalties thereon): (a) Taxes to the extent imposed on or measured by Agent’s, Term Loan Servicer’s any Lender’s or such recipient’s net income (however denominated), branch profits Taxes, and franchise Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under which Agent, Term Loan Servicer, such Lender or such recipient is organized or has its principal office or (ii) that are Other Connection Taxes; (b) in the case of a Lender, United States withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans pursuant to a Law in effect on the date on which (i) such Lender becomes a party to this Agreement other than as a result of an assignment requested by a Credit Party under Section 2.8(i) or Section 11.17(c) or (ii) such Lender changes its lending office for funding its Loan, except, in each case, to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Revolving Loan Commitments or Term Loan Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to Agent’s, Term Loan Servicer’s, such Lender’s or such recipient’s failure to comply with Section 2.8(c); and (d) any U.S. federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future U.S. Treasury regulations or official interpretations thereof and any agreement entered into pursuant to the implementation of Section 1471(b)(1) of the Code, and any intergovernmental agreement between the United States Internal Revenue Service, the U.S. Government and any governmental or taxation authority under any other jurisdiction which agreement’s principal purposes deals with the implementation of such sections of the Code.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Fee Letter” means each agreement between Agent (and to the extent applicable Term Loan Servicer) and Borrowers relating to fees payable to Agent and/or Lenders in connection with this Agreement.

“FFB” has the meaning assigned to such term in the definition of “DOE Lenders”.

“Financing Documents” means (a) this Agreement, (b) any Notes, (c) the Security Documents, (d) each Fee Letter, (e) each subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt are subordinated to all or any portion of the Obligations and (f) all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter and designated as a “Financing Document”, in each case, as any or all of the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time.

“Foreign Lender” has the meaning set forth in Section 2.8(c)(i).

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Subsidiary Joinder Restrictions” has the meaning set forth in Section 4.11(d).

“Foreign Subsidiary Joinder Threshold” has the meaning set forth in Section 4.11(d).

“FSHCO” means any Subsidiary of Domestic Subsidiary that has no material assets other than Equity Interests (or Equity Interests and indebtedness) of one or more Foreign Subsidiaries.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” has the meaning set forth in the preamble hereto.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls, flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers or any other Credit Party under any Financing Documents and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Instrument” means “instrument”, as defined in Article 9 of the UCC.

“Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions.

“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any stock or stock equivalents, or any obligations or other securities of, or any interest in, any Person, (b) to make or otherwise consummate any Acquisition, or (c) make, purchase or hold any advance, loan, extension of credit or capital contribution to or in, or any other investment in (including the making of investments in the form of intercompany transfer pricing and cost-plus pricing arrangements), any Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“IRS” has the meaning set forth in Section 2.8(c)(i).

“Joinder Requirements” has the meaning set forth in Section 4.11(c).

“Judgment Currency” has the meaning set forth in Section 13.20.

“L/C Cash Collateral Accounts” means, collectively, each segregated Deposit Account from time to time identified to Agent in writing established by Borrowers for the sole purpose of securing Borrowers’ obligations under clause (h) of the definition Permitted Contingent Obligations and containing only such cash or Cash Equivalents that have been required to be pledged to secure such obligations of Borrower; provided, that the aggregate amount of cash or Cash Equivalents deposited in all such L/C Cash Collateral Accounts does not exceed an amount equal to 105% of the obligations permitted to be incurred under clause (h) of the definition of “Permitted Contingent Obligations”.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Environmental Laws and applicable U.S. and non-U.S. export control laws and regulations, including without limitation the Export Administration Regulations.

“Legal Expenses” means the reasonable and documented out-of-pocket fees, costs and expenses of (a) one lead U.S. counsel to Agent, (b) one local counsel as reasonably necessary in each relevant jurisdiction (including any U.S. states) material to the interests of the Agent or the Lenders taken as a whole, (c) one specialist counsel reasonably necessary for each appropriate specialty (including regulatory and insolvency), and (d) solely in the case of a conflict of interest, where the relevant party affected by such conflict notifies Borrower Representative of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected party or group of similarly affected parties and, if necessary, another firm of local counsel in each appropriate jurisdiction. For purposes of Section 13.14(b), each refence in this definition to Agent shall be deemed a reference to an Indemnitee.

“Lender” means each of (a) MCF, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Credit Party or any Subsidiary thereof shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset; provided, that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Liquidity” means, as of any date of determination, the sum of (a) Revolving Loan Availability plus (b) Credit Party Unrestricted Cash on such date less (c) all amounts due and owing by the Credit Parties to any Credit Party’s trade creditors which are outstanding after their due date less (d) the amount of intercompany accounts payable due by a Credit Party to or for the account of Aspen Georgia, including with respect to the Equity Funding Commitment (as defined in the DOE Loan Term Sheet) or the payment by any Credit Party of any current debt service in respect of the Permitted DOE Loan Debt.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” means the Term Loan Account or the Revolving Loan Account, as applicable.

“Loan(s)” means the Term Loan, the Revolving Loans and each and every advance under the Revolving Loan Commitment and/or the Term Loan, or any combination of the foregoing, as the context may require. All references herein to the “making” of a Loan or words of similar import mean, with respect to the Term Loan, the making of any advance in respect of a Term Loan and, with respect to the Revolving Loan Commitment, the making of any advance in respect of a Revolving Loan.

“Lockbox” has the meaning set forth in Section 2.11(a).

“Lockbox Account” means a segregated account or segregated accounts maintained at the Lockbox Bank into which collections of Accounts are paid.

“Lockbox Bank” has the meaning set forth in Section 2.11.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Credit Parties taken as a whole, (b) the material rights and remedies of Agent, Term Loan Servicer, or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its material obligations under any Financing Document to which it is a party, (c) the legality, validity or enforceability of any Financing Document (taken as a whole), (d) the existence, perfection or priority of any security interest granted to the Agent or the Lenders in any Financing Document, except solely as a result of any action or inaction of Agent or any Lender (provided, that such action or inaction is not caused by a Credit Party’s failure to comply with the terms of the Financing Documents) (e) the value of any material Collateral, or (f) a material impairment of the prospect of repayment of any portion of the Obligations when due.

“Material Contracts” means (a) the agreements disclosed as material contracts or agreements under the SEC Reports as of the Closing Date and as otherwise listed on Schedule 3.17, (b) to the extent not included in clause (a), the Specified Material Contracts, (c) following the execution thereof, the DOE Loan Documents, and (d) any other agreement or contract to which such Credit Party or its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Effect.

“Material Debt” has the meaning set forth in Section 10.1(d)(i).

“Material Foreign Registered Intellectual Property” means any patent, registered trademark or service mark, registered copyright, registered mask work, or any pending application for any of the foregoing, in each case, that is (a) owned by Parent or a Domestic Subsidiary that is a Credit Party, (b) registered in a non-U.S. jurisdiction in which in excess of 7.50% of the aggregate consolidated revenue (as determined in accordance with GAAP) of the Parent and its Consolidated Subsidiaries is generated in any Defined Period ending after the Closing Date, and (c) required to be used, and actually used, in order for the Credit Parties and their Consolidated Subsidiaries to generate such non-U.S. jurisdiction revenue in excess of the threshold referred to in clause (b), as determined by Borrower Representative in its reasonable discretion and in consultation with Agent.

“Material Intangible Assets” means all of (a) Intellectual Property owned by the Credit Parties or their Subsidiaries and (b) license or sublicense agreements or other agreements with respect to rights in Intellectual Property not owned by a Credit Party or a Subsidiary thereof, in each case of clauses (a) and (b), that are material to the condition (financial or otherwise), business or operations of the Credit Parties and their Subsidiaries (taken as a whole), as determined by Borrower Representative in its reasonable discretion and in consultation with Agent, and as identified as “Material Intangible Assets” on the most recent Schedule 3.19 delivered pursuant to Section 4.15 (or, prior to the first such update delivered pursuant to Section 4.15, Schedule 3.19 as of the Closing Date).

“Material Real Property” means (a) the real property located at 3 Dexter Road East Providence, RI 02914 and (b) any other real property that is owned in fee by any Credit Party together with any improvements thereon, with a fair market value (as reasonably agreed between Borrower Representative and Agent) in excess of $2,500,000 individually or in the aggregate as of the date of the acquisition thereof.

“Maturity Date” means August 19, 2029.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7.

“MCF” means MidCap Funding IV Trust, a Delaware statutory trust, and its successors and permitted assigns.

“Minimum Balance” means, at any time, an amount that equals the product of: (a) the average Borrowing Base (or, if less on any given day, the Revolving Loan Commitment) during the immediately preceding month multiplied by (b) the Minimum Balance Percentage for such month.

“Minimum Balance Fee” means a fee equal to (a) the positive difference, if any, remaining after subtracting (i) the average end-of-day principal balance of Revolving Loans outstanding during the immediately preceding month from (ii) the Minimum Balance multiplied by (b) the highest interest rate applicable to the Revolving Loans during such month (or, during the existence of an Event of Default, the default rate of interest set forth in Section 10.5(a)).

“Minimum Balance Percentage” means thirty percent (30.0%).

“Mortgaged Property” means all Material Real Property.

“Mortgages” means the mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, leasehold deeds of trust or leasehold deeds to secure debt and other similar security documents delivered pursuant to Section 4.11 or 7.4, each in customary form and substance reasonably acceptable to Agent, including as may be required to account for local law matters.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Credit Party or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“NFIP” has the meaning set forth in the definition of “Real Property Collateral Requirements”.

“Non-Funding Lender” has the meaning set forth in Section 11.18.

“Notes” has the meaning set forth in Section 2.3.

“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto or such other form that is reasonably acceptable to Agent.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including, without limitation, the payment of interest and other amounts arising after the commencement of any case with respect to any Credit Party under the Bankruptcy Code or any similar statute which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Orderly Liquidation Value” means (a) at all times prior to the date that is the earlier of (i) 30 days following the Closing Date and (ii) the date on which Agent receives a third-party inventory appraisal reasonably satisfactory to it (the “Post-Closing Appraisal Period”), an amount, expressed in terms of money, equal to 30% of the cost of the Eligible Inventory and (b) at all times after the Post-Closing Appraisal Period, an amount equal to the net amount (after all costs of sale), expressed in terms of money, which Agent, in its Permitted Discretion, estimates can be realized from a sale, as of a specific date, given a reasonable period to find a purchaser(s), with the seller being compelled to sell on an as-is/where-is basis, as reflected in the most recent appraisal delivered hereunder; provided, that, at all times prior to Agent’s receipt of an appraisal in accordance with clause (a)(ii) above, the amount for purposes of this clause (b) shall be deemed to be $0.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party or any Subsidiary, the ordinary course of business of such Credit Party or Subsidiary, as conducted by such Credit Party or Subsidiary in accordance with past practices and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, articles of incorporation, certificate of limited partnership, certificate of formation or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating agreement, joint venture agreement, limited liability company agreement or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other Equity Interests of such Person.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Agent, Term Loan Servicer or any Lender and the jurisdiction imposing such tax (other than connections arising from Agent, Term Loan Servicer or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loans or any Financing Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.8(i)).

“Participant” has the meaning set forth in Section 11.17(b).

“Participant Register” has the meaning set forth in Section 11.17(a)(iii).

“Payment Account” means, as applicable, the Term Loan Payment Account or the Revolving Loan Payment Account.

“Payment Recipient” has the meaning specified therefor in Section 13.21(a) of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Perfection Certificate” means the Perfection Certificate delivered to Agent as of the Closing Date, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Permit” means all licenses, certificates, accreditations, other authorizations, franchises, qualifications, accreditations, registrations, permits, consents and approvals of a Credit Party issued or required under Laws applicable to the business of the Credit Parties or any of their Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, furnishing, distribution or delivery of goods or services under Laws applicable to the business of the Credit Parties or any of their Subsidiaries.

“Permitted Acquisition” means any Acquisition by a Credit Party, in each case, to the extent that each of the following conditions shall have been satisfied:

(a)

Borrower Representative shall have delivered to Agent at least ten (10) Business Days (or such shorter period as may be reasonably agreed by Agent) prior to the closing of the proposed Acquisition: (i) a description of the proposed Acquisition; (ii) to the extent available in the case of any Acquisition for Acquisition Consideration in excess of $5,000,000, a due diligence package and (iii) copies of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (or substantially final drafts thereof), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and, to the extent required to be completed prior to the closing of such Acquisition under the related acquisition agreement and reasonably requested by Agent, all material regulatory and third party approvals and copies of any environmental assessments, if applicable;

(b)

the Credit Parties (including any new Subsidiary to the extent required by Section 4.11) shall comply with the Joinder Requirements (if applicable) and execute and deliver the agreements, instruments and other documents to the extent required by Section 4.11 hereof, including such agreements, instruments and other documents necessary to ensure that Agent receives a first priority perfected Lien (subject to Permitted Liens) in all entities (other than Restricted Subsidiaries) and assets (other than Excluded Property) acquired in connection with Acquisition to the extent required by this Agreement;

(c)	at the time of such Acquisition and after giving effect thereto, no Event of Default has occurred and is continuing;

(d)	the Acquisition would not result in a Change in Control and each Credit Party remains a surviving legal entity after such Acquisition;

(e)

with respect to any Acquisition involving an in-license to a Credit Party not otherwise constituting Excluded Property, all such in-licenses or agreements related thereto shall constitute “Collateral” and Agent shall have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Financing Documents;

(f)	all transactions in connection with such Acquisition shall be consummated in accordance with applicable Laws;

(g)	the assets acquired in such Acquisition are for use in compliance with Section 5.11;

(h)

is not hostile and shall have been approved by the board of directors (or other similar body) and, to the extent required for due authorization, the stockholders or other equity holders of any Person being acquired in such Acquisition;

(i)	no Debt or Liens are assumed or created (other than Permitted Liens and Permitted Debt) in connection with such Acquisition;

(j)	Borrowers shall be in compliance, on a pro forma basis after giving effect to the consummation of such Acquisition, with the covenants contained in Sections 6.1 and 6.2;

(k)

other than (i) acquisitions involving any target and its subsidiaries (or assets thereof) operating as a “maquiladora” pursuant to preferential tariff programs established and administered by the United States and Mexico (subject to the requirements set forth in Section 4.11(e)); provided, that the aggregate Acquisition Consideration paid or payable in connection therewith does not exceed $1,000,000 and/or (ii) as Agent shall otherwise consent in writing (in its reasonable discretion), (x) if the Acquisition is an equity purchase or merger, the target and its Subsidiaries must have as their jurisdiction of formation a state within the United States or the District of Columbia, and (y) if the Acquisition is an asset purchase, all or substantially all of the assets so acquired shall be located within the United States (or in the case of Registered Intellectual Property, registered in the United States (it being understood that such Intellectual Property may also be registered in other jurisdictions));

(l)

the consideration payable by the Credit Parties and their Subsidiaries in connection with such Acquisition shall consist solely cash and Cash Equivalents or Equity Interests (other than Disqualified Equity Interests) in the Parent;

(m)	[reserved];

(n)

to the extent available in the case of any Acquisition for Acquisition Consideration in excess of $5,000,000, Agent has received, prior to the consummation of such Acquisition, updated pro forma financial projections giving effect to such Acquisition, in form and substance satisfactory to Agent, for the immediately succeeding twelve (12) months following the proposed consummation of the Acquisition beginning with the month during which the Acquisition is to be consummated;

(o)

(i) to the extent available, or (ii) if the Acquisition Consideration with respect to such Acquisition is equal to or greater than $25,000,000, then the Credit Parties shall deliver a quality of earnings report, prepared by a third party, with respect to the assets being acquired or the Person whose Equity Interests are being acquired; and

(p)

either (i) the target shall have positive EBITDA on a pro forma basis, as determined based upon the target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition, or (ii) the aggregate Acquisition Consideration paid or payable in connection with any Acquisition that does not satisfy the requirements of clause (i) does not exceed (x) $5,000,000 for any single Acquisition or series of related Acquisitions or (y) $10,000,000 in the aggregate in during the term of this Agreement.

“Permitted Asset Dispositions” means the following Asset Dispositions:

(a)	dispositions of Inventory in the Ordinary Course of Business and not pursuant to any bulk sale;

(b)	dispositions in the Ordinary Course of Business of (i) furniture, fixtures and equipment that the applicable Credit Party or Subsidiary determines in good faith is no longer used or useful in the business of such Credit Party and its Subsidiaries and (ii) surplus, obsolete, used, excess or worn out property or, so long as no Specified Event of Default has occurred and is continuing, other property that, in the reasonable good faith judgment of Borrower Representative, is economically impracticable to maintain;

(c)

expiration, forfeiture, invalidation, cancellation, abandonment or lapse (including, without limitation, the narrowing of claims) of Intellectual Property (other than Material Intangible Assets) that is, in the reasonable good faith judgment of a Credit Party, no longer useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;

(d)

(i) the granting by Parent to Aspen Georgia of a non-exclusive license to the DOE Project IP pursuant to the DOE Intercompany License; provided, that the DOE Intercompany License may not be assigned or transferred by Aspen Georgia or Parent without the prior written consent of Agent except that Aspen Georgia may grant a security interest in its interest under the DOE Intercompany License to the DOE Collateral Agent in accordance with the terms of the DOE Loan Documents, and (ii) other non-exclusive license or sublicense of Intellectual Property rights of a Credit Party or any of its Subsidiaries so long as all such licenses or sublicenses (w) are granted to third parties in the Ordinary Course of Business, (x) do not result in a legal transfer of title to the licensed property, (y) have been granted in exchange for fair consideration on commercially reasonable terms, and (z) no Specified Event of Default has occurred and is continuing or would result from the granting of such license or sublicense (clauses (i) and (ii), collectively, “Permitted Licenses”);

(e)

dispositions consisting of the use or payment of cash or Cash Equivalents in the Ordinary Course of Business for equivalent value and in a manner that is not prohibited by the terms of this Agreement or the other Financing Documents;

(f)

(i) Asset Dispositions from a Credit Party to any other Credit Party, (ii) Asset Dispositions from any Restricted Subsidiaries to any Credit Party, and (iii) Asset Dispositions from any Restricted Foreign Subsidiary to another Restricted Foreign Subsidiary;

(g)

(i) sales, forgiveness or discounting, on a non-recourse basis and in the Ordinary Course of Business, of past due Accounts (other than Eligible Accounts included in the Borrowing Base) in connection with the settlement of delinquent Accounts or in connection with the bankruptcy or reorganization of suppliers or customers in accordance with the applicable terms of this Agreement and (ii) adjustment to Accounts in Ordinary Course of Business to reflect discounts, rebates, other pricing adjustments and warrantee matters to the extent not otherwise prohibited hereunder;

(h)	to the extent constituting an Asset Disposition, the granting of Permitted Liens or the issuance of common Equity Interests (other than Disqualified Equity Interests) of Parent;

(i)	to the extent constituting an Asset Disposition, the making of Permitted Investments or Permitted Distributions;

(j)

(i) any termination or assignment of any lease, sublease, license or sub-license (other than any licenses constituting Material Contracts, the DOE Intercompany License (except for a termination of the DOE Intercompany License in accordance with the terms of the DOE Loan Documents) or Material Intangible Assets) in the Ordinary Course of Business (and any related Asset Disposition of improvements made to leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property, (iii) leasing or subleasing Real Property Assets in the Ordinary Course of Business and (iv) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the Ordinary Course of Business;

(k)

following the Permitted DOE Loan Execution Date and at any time the Permitted DOE Loan Debt is outstanding, Asset Dispositions (i) by Aspen Georgia to the extent such Asset Disposition are expressly permitted or required pursuant to the terms of the DOE Loan Documents (except with respect to the DOE Intercompany License) and (ii) by Parent to Aspen Georgia of (A) any 48C Tax Credits (as defined in the DOE Loan Term Sheet or equivalent term with similar meaning in the DOE Loan Documents) and (B) raw materials and/or other feedstock transfers pursuant to the DOE Intercompany Agreement and otherwise in the Ordinary Course of Business in connection with the production of product at Aspen Georgia;

(l)

dispositions of tangible personal property (and not, for the avoidance of doubt, any Intellectual Property or other General Intangibles) or of any Real Property Asset (other than Material Real Property unless otherwise consented to by Agent in writing in its sole discretion), so long as (i) the assets subject to such Asset Dispositions are sold for fair value, as determined by Borrower Representative in good faith, (ii) at least 75% of the consideration therefor is cash or Cash Equivalents, (iii) the aggregate amount of such Asset Dispositions in any twelve (12) month period does not exceed $5,000,000, and (iv) no Specified Event of Default has occurred and is continuing or would result from the making of such disposition;

(m)	Permitted Sale and Leaseback Transactions; and

(n)	dispositions of DOE Grant Equipment as expressly required pursuant to the terms of any DOE Grant.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Credit Party or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) such Credit Parties’ and their Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by such Credit Parties or their Subsidiaries; and (d) upon a final determination of such contest, such Credit Parties and their Subsidiaries shall promptly comply with the requirements thereof.

“Permitted Contingent Obligations” means

(a)	Contingent Obligations arising in respect of the Debt under the Financing Documents;

(b)	Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c)

Contingent Obligations outstanding on the Closing Date and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than a Permitted Refinancing);

(d)

(i) Contingent Obligations of Aspen Georgia in respect of the taxable revenue bond issued by the Development Authority of Bulloch County to Aspen Georgia and any other bonds required to be issued by Aspen Georgia pursuant to the DOE Loan Documents, and (ii) any other Contingent Obligations incurred in the Ordinary Course of Business with respect to bank guarantees, surety and appeal bonds, performance bonds, banker’s acceptance and other similar obligations or instruments not to exceed $5,000,000 in the aggregate at any time outstanding;

(e)	Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(f)

Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6 or in connection with any other commercial agreement entered into by a Credit Party or a Subsidiary thereof in the Ordinary Course of Business;

(g)

so long as there exists no Specified Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract; provided, however, that such obligations are (or were) entered into by a Credit Party or a Subsidiary in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(h)

Contingent Obligations existing or arising in connection with any letter of credit in the Ordinary Course of Business; provided, that the aggregate face amount of all such letter of credit reimbursement obligations does not at any time exceed $2,000,000 outstanding;

(i)

Contingent Obligations arising under guarantees by a Credit Party of Debt or other obligations, which Debt or other obligations are otherwise permitted hereunder; provided, however, that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(j)

unsecured Contingent Obligations arising with respect to customary indemnification obligations, adjustment of purchase price, earn-out or similar obligations of any Credit Party, to the extent such Contingent Obligations arise in connection with a Permitted Acquisition and do not cause Borrowers or their Subsidiaries to exceed any applicable cap on Acquisition Consideration set forth in the definition of “Permitted Acquisition”;

(k)

to the extent constituting Contingent Obligations (without duplication) so long as Aspen Georgia remains a Restricted Subsidiary, (i) the Permitted DOE Loan Debt, (ii) the DOE Loan Guaranty and any Contingent Obligations of Parent under the DOE Sponsor Support Agreement, and (iii) any other Contingent Obligations required or permitted to be incurred by Parent pursuant to the terms of the DOE Loan Documents to the extent Agent has consented to such Contingent Obligations in writing (in its reasonable discretion);

(l)

Contingent Obligations of Aspen Georgia required or permitted to be incurred by Aspen Georgia under the DOE Loan Documents so long as Aspen Georgia remains a Restricted Subsidiary; provided, that the aggregate outstanding principal amount of any Contingent Obligations in respect of Debt for borrowed money incurred by Aspen Georgia under this clause (l) shall not exceed $10,000,000 at any time; and

(m)	other Contingent Obligations not permitted by clauses (a) through (l) above, not to exceed $1,000,000 in the aggregate at any time outstanding.

“Permitted Debt” means:

(a)	Credit Parties’ Debt to Agent and each Lender under this Agreement and the other Financing Documents;

(b)	Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(c)

purchase money Debt and Capital Leases not to exceed $2,500,000 in the aggregate outstanding at any time (whether in the form of a loan or a lease) used solely to acquire Equipment and other capital and fixed asset (other than real property) used in the Ordinary Course of Business and secured only by such Equipment and other capital and fixed assets, and any Permitted Refinancing thereof;

(d)

Debt existing on the date of this Agreement and described on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than any Permitted Refinancing thereof);

(e)

so long as there exists no Specified Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract; provided, that such obligations are (or were) entered into by a Borrower or its Subsidiary in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, including to mitigate interest rate risk in respect of any Permitted Debt, and not for purposes of speculation;

(f)

Debt owed to any Person providing property, casualty, liability, or other insurance to the Credit Parties, including to finance insurance premiums, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Debt is incurred and such Debt is outstanding only during such policy year;

(g)

Debt consisting of unsecured intercompany loans and advances incurred by (i) any Credit Party owing to any other Credit Party, (ii) any Credit Party owing to any Restricted Foreign Subsidiary, (iii) any Restricted Foreign Subsidiary owing to any other Restricted Foreign Subsidiary, or (iv) any Restricted Foreign Subsidiary owing to any Credit Party so long as such Debt constitutes a Permitted Investment of the applicable Credit Party pursuant to clause (i) of the definition of “Permitted Investments” and, in the case of this clause (iv), any Permitted Refinancing thereof; provided, that any such Debt owed by a Credit Party shall, at the request of Agent, be subordinated to the payment in full (other than inchoate indemnity obligations for which no claim has been made) of the Obligations pursuant to documentation in form and substance reasonably satisfactory to Agent;

(h)	Subordinated Debt;

(i)	to the extent also constituting Debt (without duplication), Permitted Contingent Obligations;

(j)	Debt in respect of netting services, overdraft protections and other like services, in each case, incurred in the Ordinary Course of Business;

(k)

Debt, in an aggregate amount not to exceed $2,500,000 at any time outstanding, in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management or merchant services, in each case, incurred in the Ordinary Course of Business; provided, that, to the extent such Debt is secured, it is secured solely by cash collateral held in a Credit Card Cash Collateral Account, subject to applicable Permitted Priority Liens with respect to such account;

(l)

unsecured earn-out obligations and other similar contingent purchase price obligations constituting Acquisition Consideration and incurred in connection with a Permitted Acquisition (and not including any seller notes or other non-contingent Debt unless otherwise constituting Permitted Debt), in an amount not to exceed any applicable cap set forth in the definition of “Permitted Acquisitions” after taking into account all other Acquisition Consideration paid or payable by Borrowers during the term of this Agreement; provided, that no payment shall be made in respect of such obligations if an Event of Default has occurred and is continuing or would result from such payment;

(m)

Debt arising from agreements of any Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(n)

Guarantees (i) by the Credit Parties of any Debt of any Credit Party expressly permitted to be incurred under this Agreement, (ii) by any Credit Party of Debt otherwise expressly permitted hereunder of any Subsidiary that is not a Credit Party to the extent a Permitted Investment, and (iii) by any Subsidiary that is not a Credit Party of Debt of another Subsidiary that is not a Credit Party; provided, that Guarantees by any Credit Party under this clause (n) of any other Debt of a Person that is subordinated to other Debt of such Person shall be expressly subordinated to the Obligations on terms consistent with those used, or to be used, for Subordinated Debt;

(o)

so long as Aspen Georgia remains a Restricted Subsidiary, (i) the Permitted DOE Loan Debt and (ii) any other Debt required or permitted to be incurred by Aspen Georgia pursuant to the terms of the DOE Loan Documents; provided, that the aggregate outstanding principal amount of any Debt for borrowed money incurred by Aspen Georgia under this clause (ii) shall not exceed $10,000,000 at any time, and, in the case of this clause (ii), any Permitted Refinancing thereof;

(p)	other unsecured Debt not to exceed $5,000,000 in the aggregate at any time outstanding, and any Permitted Refinancing thereof;

(q)	other unsecured obligations (not constituting Debt for borrowed money) to trade creditors in the Ordinary Course of Business, so long as they do not remain unpaid for more than 120 days;

(r)	to the extent constituting Debt, the Permitted Sale and Leaseback Transactions and any Permitted Refinancing thereof; and

(s)	to the extent constituting Debt, intercompany payables between Parent and Aspen Georgia under the DOE Intercompany Agreements.

“Permitted Discretion” mean a determination made in good faith and in the exercise of reasonable business judgment from the perspective of a secured lender or secured asset based lender (as applicable).

“Permitted Distributions” means the following Distributions:

(a)	Distributions by any Subsidiary of a Credit Party to a Credit Party;

(b)	dividends payable solely in common Equity Interests (other than Disqualified Equity Interests) so long as such dividends do not result in a Change in Control;

(c)

repurchases, redemptions or retirements of stock of current or former employees, officers, directors, members of management or consultants (or any immediate family member thereof) pursuant to stock purchase agreements (or unsecured promissory notes issued to evidence the obligation to repurchase, redeem or retire), so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase; provided, however, that such repurchase (other than payment of Taxes on such Persons’ stock pursuant to the applicable equity-based compensation plan), does not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate per fiscal year;

(d)	distributions of Equity Interests (other than Disqualified Equity Interests) upon the conversion or exchange of Equity Interests (including options and warrants) or Subordinated Debt;

(e)	payment of cash or the distribution of Equity Interests of Parent (other than Disqualified Equity Interests) as required to effectuate the Closing Date Existing Debt Payoff;

(f)

cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock, or in connection with dividends, share splits, reverse share splits (or any combination thereof) and other Investments permitted hereunder; and

(g)

Distributions in the form of Acquisition Consideration payable to any seller or equityholder or any directors, officers, employees, members of management, managers or consultants of the target in connection with a Permitted Acquisition.

“Permitted DOE Loan Debt” means Debt of Aspen Georgia incurred pursuant to DOE Loan Documents in an aggregate principal amount not to exceed (a) up to $671,000,000 plus (b) capitalized interest of up to $51,000,000 outstanding at any time plus (c) an additional 10% cushion in excess of the sum of the amounts in clauses (a) and (b); provided, that (i) the DOE Loan Agreement is executed prior to the date that is one (1) year following the Closing Date, (ii) no Event of Default has occurred and is continuing on the date the DOE Loan Documents are entered into, (iii) such Debt is incurred pursuant to the DOE Loan Documents, and (iv) is secured solely by the DOE Liens.

“Permitted DOE Loan Execution Date” has the meaning set forth in Section 4.11(f).

“Permitted Investments” means:

(a)	Investments shown on Schedule 5.7 and existing on the Closing Date;

(b)	to the extent constituting an Investment, the holding by a Person of cash and Cash Equivalents owned by such Person;

(c)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(d)

Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrowers’ Board of Directors (or other governing body) in the Ordinary Course of Business and/or (iii) advances of payroll and expenses to employees in the Ordinary Course of Business, but the aggregate of all such loans and advances outstanding pursuant to this clause (d) may not exceed $1,000,000 at any time;

(e)

Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(f)

Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this clause (f) shall not apply to Investments of any Credit Party in any Subsidiary;

(g)

Investments consisting of Deposit Accounts or Securities Accounts; provided, that, in the case of any Deposit Accounts or Securities Accounts owned by a Credit Party, Agent has received a Deposit Account Control Agreement or Securities Account Control Agreement, except in the case of Excluded Accounts and subject to Sections 7.4 and 5.14;

(h)

Investments by (i) any Credit Party in any other Credit Party, (ii) any Restricted Foreign Subsidiary in any other Restricted Foreign Subsidiary; and (iii) any Restricted Subsidiary in any Borrower or Guarantor; provided, that all obligations of the Credit Parties in connection with any Investment by a Restricted Subsidiary in any Credit Party (other than in the form of Equity Interests not constituting Disqualified Equity Interests) shall be subordinated to the Obligations pursuant to a Subordination Agreement;

(i)

so long as no Specified Event of Default exists at the time of such Investment or after giving effect to such Investment, Investments of cash and Cash Equivalents by Credit Parties in a Restricted Foreign Subsidiary but solely to the extent that the aggregate amount of such Investments made with respect to all Restricted Foreign Subsidiaries does not, at any time, exceed $7,500,000 in any twelve (12) month period unless otherwise approved by Agent in its sole discretion; provided, that in no event shall any Investment be made pursuant to this clause (i) unless Credit Parties are in compliance with Section 5.19(a) before and after giving effect to such Investment;

(j)

the extent constituting Investments, intercompany receivables that arise solely from customary transfer pricing and cost sharing arrangements (i.e., “cost plus” arrangements) and associated “true-up” payments among the Credit Parties and their respective Subsidiaries that are in the Ordinary Course of Business and only to the extent such arrangements are entered into in order to accurately reflect the costs of operating the business of the Credit Parties and/or to maintain compliance with all applicable jurisdictional Tax requirements;

(k)

Investments made by Aspen Georgia following the execution of the DOE Loan Agreement to the extent that such Investments are necessary in connection with the DOE Project or otherwise permitted or required pursuant to the DOE Loan Documents;

(l)

So long as no Specified Event of Default has occurred and is continuing or would result therefrom, Investments of cash and Cash Equivalents made by Parent in Aspen Georgia pursuant to, and required by, the DOE Sponsor Support Agreement and the other DOE Loan Documents, including 48C Tax Credits, the DOE Parent Funding Amounts and other amounts to fund the Equity Funding Commitment and any minimum unrestricted balance requirements (each as defined in the DOE Loan Term Sheet or equivalent term with the same meaning in the DOE Loan Documents);

(m)

Investments (i) constituting Permitted Acquisitions and/or (ii) without duplication, to the extent consisting of Permitted Debt (other than clause (g) of the definition thereof), Permitted Liens, Permitted Asset Dispositions (other than clause (i) of the definition thereof) and/or Permitted Distributions (other than clause (g) of the definition thereof);

(n)	to the extent constituting an Investment, the granting of Permitted Licenses;

(o)	Investments in prepaid expenses, utility and workers’ compensation, performance and other similar deposits, each as entered into in the Ordinary Course of Business;

(p)	Investments arising out of the receipt by any Credit Party of non-cash consideration for any Permitted Asset Disposition;

(q)

accounts receivable arising and trade credit granted in the Ordinary Course of Business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the Ordinary Course of Business;

(r)

Guarantees by the Credit Parties and their Subsidiaries of operating leases (other than capital leases) or of other obligations that do not constitute Debt, in each case, entered into by such Credit Party or Subsidiary thereof in the Ordinary Course of Business;

(s)

Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into any Borrower or merged into or consolidated with a Subsidiary in accordance with Section 5.6 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(t)	Investments made in joint venture or partnership to the extent consented to by Agent in writing and permitted under Section 5.7(c); and

(u)

so long as no Specified Event of Default exists at the time of such Investment or after giving effect to such Investment, other Investments of cash and Cash Equivalents in an amount not exceeding $5,000,000 in the aggregate at any time outstanding.

“Permitted Licenses” has the meaning set forth in clause (d) of the definition of “Permitted Asset Dispositions”.

“Permitted Liens” means:

(a)

deposits or pledges of cash arising in the Ordinary Course of Business to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA or, with respect to any Pension Plan or Multiemployer Plan, the Code) pertaining to a Credit Party’s or its Subsidiary’s employees, if any;

(b)

Liens consisting of deposits or pledges of cash and Cash Equivalents in the Ordinary Course of Business to secure, without duplication, (i) leases and other obligations of like nature arising in the Ordinary Course of Business and (ii) Permitted Contingent Obligations described in clause (d) and (h) of the definition thereof;

(c)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising by operation of law in the ordinary course of business that are not overdue for a period of more than sixty (60) days or which are being contested pursuant to a Permitted Contest (provided, that nothing in this clause (c) shall be deemed to be consent or permission given by Agent or Lenders to the transfer of inventory or other property to any carrier, warehousemen, mechanic, materialmen, repairment or other like Person as security for the payment of the obligations due to such a Person or to any such Person’s Lien taking priority over the Liens granted to Agent hereunder);

(d)	Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e)

attachments, stay or appeal bonds, judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;

(f)

Liens with respect to real property, easements, covenants, conditions, rights of way, restrictions, encroachments, encumbrances and other similar matters of record affecting title or in connection with any zoning, building or similar laws or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structures thereon, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Documents, materially affect the value or marketability of the Collateral, materially impair the use or operation of the Collateral for the use currently being made thereof, materially impair Credit Parties’ ability to pay the Obligations in a timely manner or materially impair the use of the Collateral or the ordinary conduct of the business of any Credit Party or any Subsidiary and which, in the case of any Material Real Property, are set forth as exceptions to or subordinate matters in the title insurance policy accepted by Agent insuring the lien of the Security Documents;

(g)	Liens and encumbrances in favor of Agent under the Financing Documents;

(h)	Liens existing on the date hereof and set forth on Schedule 5.2 on the Closing Date and Liens granted in a Permitted Refinancing of the obligations or liabilities secured by such Liens;

(i)

any Lien on any Equipment, other capital and fixed asset (other than real property) and the proceeds thereof securing Debt permitted under clause (c) of the definition of “Permitted Debt”; provided, however, that such Lien attaches concurrently with or within one hundred eighty (180) days after the acquisition thereof;

(j)	to the extent constituting a Lien, the granting of Permitted Licenses;

(k)

purported Liens evidenced by the filing of precautionary UCC financing statements or similar filings under applicable Law relating solely to operating leases or consignments or bailee arrangements entered into the Ordinary Course of Business;

(l)

Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted clause (f) of the definition of “Permitted Debt”;

(m)

Liens (i) that are rights of set-off, bankers’ liens or similar non-consensual Liens relating to Deposit Accounts or Securities Accounts in favor of banks, other depositary institutions and securities intermediaries solely to secure payment of fees and similar costs and expenses and arising in the Ordinary Course of Business and/or (ii) otherwise arising as a matter of Law, under the Code or under customary general terms and conditions encumbering such Accounts that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(n)

(i) leases, subleases or licenses of real property granted in the Ordinary Course of Business, (ii) the interest or title of a lessor or sublessor under an operating lease agreement entered into in the Ordinary Course of Business and (iii) Liens of landlords and mortgagees of landlords on fixtures and movable tangible property located on the real property leased or subleased from such landlord;

(o)

Liens, deposits and pledges encumbering cash and Cash Equivalents to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), public or statutory obligations, surety, indemnity, performance or other similar bonds or other similar obligations arising in the Ordinary Course of Business;

(p)

Liens solely in respect of the Credit Card Cash Collateral Accounts and amounts deposited therein to the extent securing obligations permitted pursuant to clause (k) of the definition of “Permitted Debt”;

(q)

Liens solely in respect of the L/C Cash Collateral Accounts and amounts deposited therein to the extent securing obligations permitted pursuant to clause (h) of the definition of “Permitted Contingent Obligations”;

(r)	Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(s)

Liens upon specific items of inventory or other goods and proceeds of any Credit Party securing such Person’s obligations, incurred in the Ordinary Course of Business, in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(t)	Liens solely on any cash earnest money deposits made by any Credit Party in connection with any letter of intent or purchase agreement permitted hereunder;

(u)	the DOE Liens;

(v)	to the extent constituting a Lien, the consummation of the Permitted Sale and Leaseback Transactions; and

(w)	other Liens not securing Debt in an amount not exceeding $2,500,000 in the aggregate at any time outstanding.

“Permitted Modifications” means (a) such amendments or other modifications to a Borrower’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Agent within ten (10) Business Days (or such later date as Agent may agree) after such amendments or modifications have become effective, and (b) such amendments or modifications to a Borrower’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of a Borrower or Subsidiary or involving a reorganization of a Borrower or Subsidiary under the laws of a different jurisdiction) that would not adversely affect in any material respect the rights and interests of Agent or Lenders and fully disclosed to Agent within ten (10) Business Days (or such later date as Agent may agree) after such amendments or modifications have become effective; provided, that, the disclosure obligations in clauses (a) and (b) may be satisfied with respect to information filed by Parent with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (including Form 10-Q Reports and Form 10-K reports) and shall be deemed to have been delivered on the date on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange (including, for the avoidance of doubt, by way of “EDGAR”).

“Permitted Priority Liens” means (a) with respect to any Collateral, any Permitted Liens applicable to such Collateral (other than any Liens securing the Obligations or DOE Liens) which are Liens of general applicability have priority as a matter of Law over the respective Liens on such Collateral created in favor of Agent pursuant to the relevant Financing Documents and (b) Permitted Liens of the type described in clauses (b), and (i), of the definition of “Permitted Liens”.

“Permitted Refinancing” means Debt constituting a refinancing, extension or renewal of Debt; provided, that the refinanced, extended, or renewed Debt (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Debt being refinanced or extended (plus (i) any reasonable and customary interest, fees (including upfront fees, original issue discount or initial yield payments), penalties and, premiums and costs and expenses and (ii) an amount equal to any existing commitments unutilized thereunder), (b) other than with respect to a Permitted Refinancing in respect of Debt permitted pursuant to clause (c) of the definition of “Permitted Debt”, has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Debt being refinanced or extended, (c) other than with respect to a Permitted Refinancing in respect of a Permitted Sale and Leaseback Transaction, is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Debt being refinanced or extended or otherwise constituting Permitted Liens, (e) the obligors of which are the same as the obligors of the Debt being refinanced or extended, except to the extent otherwise permitted pursuant to the definition of “Permitted Debt” (it being understood that any entity that was a guarantor in respect of the relevant refinanced Debt may be the primary obligor in respect of the refinancing Debt, and any entity that was the primary obligor in respect of the relevant refinanced Debt may be a guarantor in respect of the refinancing Debt), (f)(i) to the extent such Debt being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed, replaced or extended, (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of, and does not have greater guarantees or security than, the Debt being modified, refinanced, refunded, renewed, replaced or extended and (iii) if the Debt being modified, refinanced, refunded, renewed, replaced or extended was subject to an intercreditor agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Debt or their representative on their behalf shall become party to such intercreditor agreement, and (g) no Specified Event of Default has occurred and is continuing at the time such refinancing, extension or renewal occurs or would result therefrom.

“Permitted Restrictions” means restrictions existing by reason of:

(a)	restrictions imposed by applicable Law or the terms of any license, authorization, concession or permit;

(b)

restrictions (i) under the Financing Documents and (ii) the DOE Loan Documents; provided, that, except as otherwise consented to by Agent in writing in its sole discretion, no such restrictions in the DOE Loan Documents shall prohibit (w) any payments in respect of the Obligations, (x) the granting of Liens under the Financing Documents in respect of any Collateral, (y) any disposition of Collateral, or (z) the making of any distributions by any Credit Party or any Restricted Foreign Subsidiary;

(c)

contractual encumbrances or restrictions in effect on the Closing Date under any agreements related to any permitted renewal, extension or refinancing of any Debt existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(d)

any restriction on a Credit Party imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Credit Party pending the closing of such sale or disposition and/or that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Equity Interests, in all cases, to the extent not otherwise prohibited under this Agreement;

(e)

subject to Section 5.7(c), customary provisions in joint venture agreements and other similar agreements applicable to Equity Interests of joint ventures or the assets thereof to the extent entered into in the Ordinary Course of Business;

(f)	customary provisions in a lease restricting subletting or assignment of any lease governing a leasehold interest;

(g)

customary provisions restricting assignments, licensing, sublicensing, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the Ordinary Course of Business;

(h)	customary restrictions and conditions contained in any agreement relating to any Permitted Asset Disposition pending the consummation of such sale;

(i)

set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other Distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis;

(j)	arising in any Swap Contract and/or any agreement or arrangement relating to any obligation of the type permitted under clause (g) of the definition of “Permitted Contingent Obligations”;

(k)

set forth in any agreement relating to any Permitted Lien that limit the right of a Borrower or any Subsidiary to dispose of or encumber the assets subject thereto except with respect to Liens required to be granted under the Financing Documents;

(l)

customary subordination and/or subrogation provisions set forth in guaranty or similar documentation (not relating to Debt for borrowed money) that is entered into in the Ordinary Course of Business; and/or

(m)

restrictions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (l) above; provided, that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

“Permitted Sale and Leaseback Transactions” means (a) the sale and leaseback transaction disclosed in the SEC Reports as of the Closing Date and (b) any arrangement providing for the lease by the Credit Parties and/or any Subsidiary of any Equipment located in Mexico (“Mexican Equipment”), which Mexican Equipment has been or is to be sold or transferred by the Credit Parties and/or such Subsidiary in contemplation of, and contemporaneously with the entry into of, such lease arrangement, to the extent the fair market value of all Mexican Equipment subject to all such transactions does not exceed $10,000,000; provided, that, in the case of this clause (b), (i) no such sale and leaseback transaction shall be permitted at any time a Specified Event of Default has occurred and is continuing, and (ii) such Permitted Sale and Leaseback Transactions shall have been consummated by the date that is one year following the Closing Date (or such later date as Agent may agree in writing in its reasonable discretion).

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Phase I” has the meaning set forth in the definition of “Real Property Collateral Requirements”.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, executed by certain Credit Parties in favor of Agent, for the benefit of Lenders, covering all the Equity Interests respectively owned by the Credit Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Post-Closing Appraisal Period” has the meaning set forth in the definition of “Orderly Liquidation Value”.

“Prepayment Fee” has the meaning set forth in Section 2.2(i).

“Pro Rata Share” means (a) with respect to a Lender’s obligation to make advances in respect of the Term Loan and such Lender’s right to receive payments of principal, interest and fees with respect to the Term Loan, the Term Loan Commitment Percentage of such Lender; provided, that if the Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan, (b) with respect to a Lender’s obligation to make Revolving Loans, and such Lender’s right to receive any fee payable to or for the benefit of the Revolving Lenders, the Revolving Loan Commitment Percentage of such Lender, (c) with respect to a Lender’s right to receive payments of principal and interest with respect to Revolving Loans, such Lender’s Revolving Loan Exposure with respect thereto, and (d) for all other purposes (including, without limitation, the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i) the sum of the Revolving Loan Commitment Amount (or, in the event the Revolving Loan Commitment shall have been reduced to zero, such Lender’s then existing Revolving Loan Outstandings), the then remaining Term Loan Commitment Amount, and the then outstanding principal advances under the Term Loan of such Lender, by (ii) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been reduced to zero, the then existing Revolving Loan Outstandings), the then remaining Term Loan Commitment, and the then outstanding principal advances under the Term Loans of all Lenders.

“Proceeding” means any suit, formal charge, complaint, action or hearing, whether judicial or administrative, before any Governmental Authority or arbitrator.

“Proceeds” means “proceeds” (as defined in Article 9 of the UCC).

“Projections” has the meaning set forth in Section 3.5.

“Protective Advance” means all sums expended by Agent in accordance with the provisions of Section 10.4 to (a) protect the priority, validity and enforceability of any lien on, and security interests in, any Collateral and the instruments evidencing and securing the Obligations, (b) prevent the value of any Collateral from being diminished, or (c) protect any of the Collateral from being materially damaged, impaired, mismanaged or taken.

“Real Property Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Credit Party or a Subsidiary thereof in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Real Property Collateral Requirements” means the requirement that Agent shall have received (with respect to any Mortgaged Property existing as of the Closing Date, within the time period provided under Section 7.4 and, with respect to any Mortgaged Property acquired after the Closing Date, within 90 days of the acquisition thereof (or such later date as Agent may agree)), a duly executed Mortgage from the applicable Credit Party for each Mortgaged Property in form and substance reasonably acceptable to Agent and suitable for recording or filing, together, with respect to each Mortgage for any property located in the United States, with the following documents:

(a) a fully paid policy of title insurance (i) in a form reasonably approved by Agent insuring the Lien of the Mortgage encumbering such property as a valid first priority Lien, free and clear of all defects and other encumbrances, subject only to the exceptions set forth on Schedule B thereto, (ii) in an amount reasonably satisfactory to Agent based on an appraisal of such property performed pursuant to subsection (d) below (not to exceed the fair market value of the Mortgaged Property covered thereby (as reasonably determined by Borrower Representative)), (iii) issued by a nationally recognized title insurance company reasonably satisfactory to Agent (the “Title Company”) (provided, however, that for the avoidance of doubt, it is hereby agreed that CATIC, First American Title Insurance Company and Chicago Title Insurance Company shall each be deemed satisfactory to Agent) and (iv) that includes (A) such insurance and direct access reinsurance as Agent may reasonably deem necessary or desirable and (B) such endorsements or affirmative insurance reasonably required by Agent (including, if applicable without limitation, endorsements on matters relating to usury, zoning, mechanic’s liens, variable rate, address, separate tax lot, subdivision, tie in or cluster, contiguity, access and so-called comprehensive coverage over covenants and restrictions) and available in the applicable jurisdiction at commercially reasonable rates; provided, that a usury endorsement shall not be required with respect to any Mortgaged Property owned by Aspen RI,

(b) with respect to any property located in any jurisdiction in which a zoning endorsement is not available (or for which a zoning endorsement is not available at a premium that is not excessive as reasonably determined by Agent), if requested by Agent, a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resource Corporation (or another Person reasonably acceptable to Agent), in each case, satisfactory to Agent,

(c) (i) a Survey or (ii) an “affidavit of no change” reasonably satisfactory to the Title Company such that the Title Company issues survey-related coverages and removes the so-called “survey exceptions” from the applicable policy of title insurance,

(d) an appraisal complying with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, by a third-party appraiser selected by Agent in its reasonable discretion,

(e) a customary favorable opinion from each local counsel where the applicable Mortgaged Properties are located, reasonably acceptable to Agent and in form and substance reasonably satisfactory to Agent which includes, without limitation, the due execution and delivery and enforceability of each applicable Mortgage, the corporate formation, existence and good standing of the applicable mortgagor, and such other customary matters as may be reasonably requested by Agent,

(f) no later than three (3) Business Days (or such later date as Agent may agree in its sole discretion) prior to the delivery of the Mortgage, the following documents and instruments, in order to comply with the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System): (A) a completed standard flood hazard determination form and (B) if the improvement(s) to the improved real property is located in a special flood hazard area, a notification to Agent (“Borrower Notice”) and, if applicable, notification to Agent that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, documentation evidencing Agent’s receipt of the Borrower Notice and (C) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of the flood insurance policy, Agent’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to Agent,

(g) at Borrowers’ sole cost and expense, Phase I environmental site assessment reports prepared in accordance with the current ASTM E1527 standard (“Phase I”) (to the extent not already provided) and reliance letters for such Phase I (if such Phase I were not performed on behalf of, or addressed to, Agent), which Phase I and reliance letters shall be in form and substance reasonably acceptable to Agent and any other environmental information, assessments or reports as Agent shall reasonably request and, to the extent such Phase I identified conditions that are in violation of, or require sampling under, Environmental Laws, such other environmental assessments as Agent may reasonably require,

(h) an environmental indemnity agreement from Borrowers in form and substance reasonably satisfactory to Agent, and

(i) such other agreements, instruments and documents (including, without limitation, guarantees, subordination or pari passu confirmations, consulting engineer’s reports and lien searches) as Agent shall reasonably require, and with respect to each Mortgage for any property located outside the United States, equivalent documents available in the applicable jurisdiction and required by Agent.

Notwithstanding any provision of any Financing Document to the contrary, if any mortgage recording tax or similar tax or charge is owed on the entire amount of the Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable Law, the amount of such mortgage recording tax or similar tax or charge shall be calculated based on the lesser of (x) the maximum aggregate principal amount of the Obligations and (y) a multiple (not to exceed 125%) of the fair market value of the applicable Mortgaged Property at the time the Mortgage is entered into and determined in an amount and manner reasonably acceptable to the Agent, which in the case of clause (y) will result in a limitation of the Obligations secured by the Mortgage to such amount.

“Reference Time” means approximately a time substantially consistent with market practice two (2) SOFR Business Days prior to the first day of each calendar month. If by 5:00 pm (New York City time) on any interest lookback day, Term SOFR in respect of such interest lookback day has not been published on the SOFR Administrator’s Website, then Term SOFR for such interest lookback day will be Term SOFR as published in respect of the first preceding SOFR Business Day for which Term SOFR was published on the SOFR Administrator’s Website; provided, that such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day.

“Register” has the meaning set forth in Section 11.17(a)(iii).

“Registered Intellectual Property” means any patent, registered trademark or service mark, registered copyright, registered mask work, or any pending application for any of the foregoing.

“Registered Intellectual Property (U.S.)” means any patent, registered trademark or service mark, registered copyright, registered mask work, in each case, registered with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or any pending application for any of the foregoing.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Rent Reserve” means a reserve established by Agent in respect of (a) each location at which Inventory of a Credit Party is located that is not subject to a reasonably satisfactory landlord waiver or bailee letter, in an initial amount, as of the Closing Date, equal to the sum (as determined by Agent in its Permitted Discretion) of three (3) months’ rent, third party costs or fees, as applicable, as adjusted from time to time by Agent in its Permitted Discretion (and absent the occurrence and continuance of an Event of Default, upon not less than three (3) days’ prior written notice to Borrower Representative).

“Replacement Lender” has the meaning set forth in Section 11.17(c).

“Representatives” has the meaning set forth in Section 13.6(a).

“Required Lenders” means at any time Lenders holding (a) of more than fifty percent (50%) the sum of the Revolving Loan Commitments, the remaining Term Loan Commitments, and the then outstanding principal advances under the Term Loans (taken as a whole) or (b) if the Revolving Loan Commitments has been reduced to zero, more than fifty percent (50%) of the sum of the then aggregate outstanding principal balance of the Revolving Loans, the remaining Term Loan Commitments, and the then outstanding principal advances under the Term Loans (taken as a whole).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the President, Chief Executive Officer, Chief Financial Officer, Vice President, Treasurer, Controller or any other officer of the applicable Credit Party reasonably acceptable to Agent, and as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Credit Party and, solely for purposes of notices given pursuant to this Agreement, any other officer of the applicable Credit Party so designated in writing by any of the foregoing officers in a notice to Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and Agent.

“Restricted Foreign Subsidiary” means (a) Aspen Germany, (b) any Foreign Subsidiary, and (c) any FSHCO; provided, that no Subsidiary that becomes a Credit Party pursuant to Section 4.11(e) shall be a “Restricted Foreign Subsidiary” for purposes of this Agreement or the other Financing Documents.

“Restricted Subsidiary” means (a) each Restricted Foreign Subsidiary, (b) Aspen Georgia, (c) any Subsidiary specifically identified to Agent in writing (i) that is prohibited from providing a Guarantee of the Obligations by any Law (for so long as such prohibition is applicable) or (ii) that would require a material consent, approval, license or authorization from a Governmental Authority to provide a Guarantee of the Obligations at the time such Restricted Subsidiary became a Subsidiary (unless such consent, approval, license or authorization has been obtained after such Credit Party’s or Subsidiary’s use of commercially reasonable efforts to procure such consent, approval, license or authorization); provided, that in no event shall Aspen Georgia qualify as a Restricted Subsidiary under this clause (c)(ii), and (d) any other Restricted Subsidiary with respect to which, as agreed in writing by Agent and Borrower Representative (each acting reasonably), the burden or cost of providing a Guarantee of the Obligations

(including any non-de minimis adverse Taxes consequences or non-de minmis adverse regulatory consequences) outweighs, or would be excessive in light of, the practical benefits afforded thereby; provided, that no Subsidiary that becomes a Credit Party pursuant to Section 4.11(e) or Section 4.11(f) shall be a “Restricted Subsidiary” for purposes of this Agreement or the other Financing Documents.

“Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of Zero Dollars ($0) (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of Zero Dollars ($0)).

“Revolving Loan Account” has the meaning set forth in Section 2.6(b).

“Revolving Loan Availability” means, at any time, the Revolving Loan Limit minus the Revolving Loan Outstandings.

“Revolving Loan Commitment” means, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date.

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be Zero Dollars ($0)), as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective Assignment Agreements to which such Lender is a party. For the avoidance of doubt, the aggregate Revolving Loan Commitment Amount of all Lenders on the Closing Date shall be $100,000,000.

“Revolving Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.

“Revolving Loan Exposure” means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s Revolving Loan Outstandings on such date divided by the aggregate Revolving Loan Outstandings of all Lenders on such date.

“Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base.

“Revolving Loan Outstandings” means, at any time of calculation, without duplication (a) the then existing aggregate outstanding principal amount of Revolving Loans, and (b) when used with reference to any single Lender, the then existing outstanding principal amount of Revolving Loans advanced by such Lender.

“Revolving Loan Payment Account” means the account specified on the Agent’s signature page hereto as the Revolving Loan Payment Account, into which all payments by or on behalf of each Borrower to Agent (other than payments of principal, interest, fees, expenses, charges and all other amounts owing solely in respect of the Term Loans) under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.

“Revolving Loans” has the meaning set forth in Section 2.1(b).

“Sanctioned Country” means any country or territory that is itself subject to comprehensive sanctions maintained by OFAC including at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.6.

“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Credit Party.

“Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any applicable Credit Party and each securities intermediary in which such Credit Party maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.

“Security Document” means this Agreement, the Pledge Agreement, each Mortgage, and each other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time.

“Specified Event of Default” means an Event of Default arising pursuant to (a) Section 10.1(a)(i); (b) Section 10.1(a)(ii) (but only with respect to an Event of Default arising from a breach of Section 4.1(a), (c), or (i)), (c) Section 10.1(a)(iv) (but only with respect to an Event of Default arising from a breach of Article 6), (d) Section 10.1(e), or (e) Section 10.1(f).

“Specified Equity Contribution” has the meaning set forth in Section 6.4.

“Specified Locations” has the meaning set forth in Section 9.2(g)(iv).

“Specified Material Contracts” means those certain OEM contracts provided by Borrower Representative to Agent on or prior to the Closing Date and designated as “Specified Material Contracts” for the purpose of this Agreement and any replacement contract therefor; provided, that such contracts shall be deemed not to constitute Specified Material Contracts to the extent that the most recent Compliance Certificate delivered or required to be delivered by the Borrower Representative pursuant to this Agreement demonstrates compliance with the financial covenants in Section 6.1 and Section 6.2 without inclusion of any revenue attributable to such contracts.

“SOFR” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

“SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by Agent in its reasonable discretion).

“SOFR Administrator’s Website” means the website of the SOFR Administrator, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, or any successor source for Term SOFR identified by the SOFR Administrator from time to time.

“SOFR Business Day” means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Interest Rate” means, with respect to each day during which interest accrues on a Loan, the rate per annum (expressed as a percentage) equal to (a) Term SOFR for the applicable Interest Period for such day; or (b) if the then-current Benchmark has been replaced with a Benchmark Replacement pursuant to Section 2.2(o), such Benchmark Replacement for such day. Notwithstanding the foregoing, the applicable SOFR Interest Rate shall not at any time be less than the Applicable SOFR Floor or greater than the Applicable SOFR Cap.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its debts and liabilities (including subordinated and Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Stated Rate” has the meaning set forth in Section 2.7.

“Subject Domestic Subsidiary” means any Domestic Subsidiary deemed to be a Restricted Subsidiary solely on the basis of clause (c)(ii) of the definition of “Restricted Subsidiary”.

“Subject Foreign Account Debtor” means the thermal barrier OEM located in Mexico and specifically identified to Agent on or before the Closing Date.

“Subject Foreign Subsidiary” has the meaning set forth in Section 4.11(d).

“Subordinated Debt” means any Debt of any Credit Parties incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent.

“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance reasonably acceptable to Agent. As of the Closing Date, there are no Subordinated Debt Documents.

“Subordination Agreement” means each agreement between Agent and another creditor of Credit Parties, as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Credit Party and/or the Liens securing such Debt granted by any Credit Party to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and are reasonably acceptable to Agent.

“Subsidiary” means, with respect to any Person, (a) any corporation (or any foreign equivalent thereof) of which an aggregate of fifty percent (50%) or more of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Equity Interests whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company (or any foreign equivalent thereof) in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Credit Party.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than one (1) year (or such earlier date as Agent may agree in its reasonable discretion) prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than sixty (60) days (or such earlier date as Agent may agree in its sole discretion) prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to Agent) to Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, and (v) sufficient for the Title Company to remove all standard survey exceptions from the title policy relating to such Mortgaged Property and issue the endorsements of the type required by clause (a)(iv)(B) of the definition of “Real Property Collateral Requirements”.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by a Credit Party to provide protection against fluctuations in interest or currency exchange rates.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Lender with a Term Loan Commitment or a portion of the outstanding Term Loans.

“Term Loan” has the meaning set forth in Section 2.1(a)(i)(A).

“Term Loan Account” has the meaning set forth in Section 2.6(c).

“Term Loan Commitment Amount” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex A hereto under the caption “Term Loan Commitment Amount”, as amended from time to time to reflect any permitted and effective assignments and as such amount may be reduced or terminated pursuant to this Agreement.

“Term Loan Commitment Percentage” means, as to any Lender with respect to each of such Lender’s Term Loan Commitments, (a) on the Closing Date, the applicable percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Commitment Percentage”, (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Term Loan Commitment of such Lender on such date divided by the aggregate Term Loan Commitments on such date.

“Term Loan Commitments” means the sum of each Lender’s Term Loan Commitment Amount. For the avoidance of doubt, the aggregate Term Loan Commitments of all Lenders on the Closing Date shall be $125,000,000.

“Term Loan Payment Account” means the account specified on the Term Loan Servicer’s signature page hereto as the Term Loan Payment Account, into which all payments by or on behalf of each Borrower to Agent of principal, interest, fees, expenses, charges and all other amounts owing solely in respect of the Term Loans under the Financing Documents shall be made, or such other account as Term Loan Servicer shall from time to time specify by notice to Borrower Representative.

“Term Loan Servicer” MidCap Financial Trust, in its capacity as Term Loan Servicer for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and permitted assigns of MidCap Financial Trust in such capacity.

“Term SOFR” means the greater of (a) the forward-looking term rate for a period comparable to such Interest Period based on SOFR that is published by the SOFR Administrator and is displayed on the SOFR Administrator’s Website at approximately the Reference Time for such Interest Period and (b) the Applicable SOFR Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.2(o), in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.

“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) any date on which the maturity of the Loans is accelerated pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.

“Title Company” has the meaning set forth in the definition of “Real Property Collateral Requirements”.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.8(c)(i).

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“Withholding Agent” means any Borrower, Agent or Term Loan Servicer, as applicable.

“Work-In-Process” means Inventory that is not a product that is finished and approved by a Borrower in accordance with applicable Laws and such Borrower’s normal business practices for release and delivery to customers.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Credit Party and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a capital lease obligation under GAAP as in effect prior to giving effect to FASB Accounting Standards Update No. 2016-02, Leases, shall not be treated as a capital lease obligation solely as a result of the adoption of changes in GAAP, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Section 1.3 Other Definitional and Interpretive Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes,

Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. References made in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Except as otherwise specified or limited herein, references to any Person include the successors and permitted assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC. All references herein to a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or analogous term, will be construed to mean also a division of or by a limited liability company, as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable. Any series of limited liability company shall be considered a separate Person. Any definition of or reference to any agreement, instrument or other document herein or in any Financing Document shall, unless otherwise specified, be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein).

Section 1.4 Settlement and Funding Mechanics. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.

Section 1.5 Time is of the Essence. Time is of the essence in Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.

Section 1.6 Time of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

ARTICLE 2 - LOANS

Section 2.1 Loans.

(a) Term Loans.

(i) Term Loan Amounts.

(A) On the terms and subject to the conditions set forth herein and in the other Financing Documents, each Lender with a Term Loan Commitment Amount severally hereby agrees to make to Borrowers a Term Loan on the Closing Date in an original aggregate principal amount equal to the Term Loan Commitments (the “Term Loan”). Each such Lender’s obligation to fund the Term Loan shall be limited to such Lender’s Term Loan Commitment Percentage, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded.

(B) No Borrower shall have any right to reborrow any portion of the Term Loan that is repaid or prepaid from time to time. Borrowers shall deliver to Agent and Term Loan Servicer a Notice of Borrowing with respect to each proposed Term Loan advance, such Notice of Borrowing to be delivered, no later than 12:00 P.M. (Eastern time) on the Closing Date.

(ii) Scheduled Repayments; Mandatory Prepayments; Optional Prepayments.

(A) The Term Loans shall be payable on the first Business Day of the month immediately following the last day of each calendar quarter in the amounts indicated below (which amounts shall be reduced as a result of the application of any prepayments in accordance with this Section 2.1(a)(ii)):

Dates	Installment Amounts
September 30, 2024	$6,500,000
December 31, 2024	$6,500,000
March 31, 2025	$6,500,000
June 30, 2025	$6,500,000
September 30, 2025	$250,000
December 31, 2025	$250,000
March 31, 2026	$250,000
June 30, 2026	$250,000
September 30, 2026	$5,000,000
December 31, 2026	$5,000,000
March 31, 2027	$5,000,000
June 30, 2027	$5,000,000
September 30, 2027	$5,000,000
December 31, 2027	$5,000,000
March 31, 2028	$5,000,000
June 30, 2028	$5,000,000
September 30, 2028	$5,000,000
December 31, 2028	$5,000,000
March 31, 2029	$5,000,000
June 30, 2029	$5,000,000

Notwithstanding the payment schedule set forth above, the outstanding principal amount of each Term Loan shall become immediately due and payable in full on the Termination Date.

(B) There shall become due and payable and Borrowers shall prepay each Term Loan in the following amounts and at the following times (in each case, or such later date as Agent may agree in its sole discretion):

(i) Unless Agent shall otherwise consent in writing, subject to Borrower’s option to apply casualty proceeds in accordance with this Section 2.1(a)(ii)(B)(i), within five (5) Business Days of the date on which any Credit Party (or Agent as loss payee or assignee) receives any casualty proceeds in excess of $1,000,000 with respect to any Collateral, an amount equal to one hundred percent (100%) of such proceeds in excess of the aforementioned threshold (net of any Taxes and net of out-of-pocket expenses and repayment of secured debt constituting Permitted Debt and encumbering the property that suffered such casualty), or such lesser portion of such proceeds as Agent shall elect to apply to the Term Loans and related Obligations; provided, that, so long as no Event of Default then exists, any such casualty proceeds in excess of $1,000,000 may instead be used by Borrowers within three hundred and sixty (360) days from the receipt of such proceeds to replace, repair, purchase or otherwise reinvest such proceeds in assets used or useful in the business of the Credit Parties;

(ii) without limiting Section 5.6(b), unless Agent shall otherwise consent in writing, within five (5) Business Days of receipt by any Credit Party of the proceeds of any Asset Disposition that is not made in the Ordinary Course of Business or otherwise does not constitute a Permitted Asset Disposition, an amount equal to one hundred percent (100%) of the net cash proceeds of such Asset Disposition (net of any Taxes and net of out-of-pocket expenses and repayment of secured debt constituting Permitted Debt and encumbering such asset and any and all fees, costs, expenses and Taxes incurred in connection with such Asset Disposition), or such lesser portion as Agent shall elect to apply to the Obligations;

(iii) an amount equal to any interest that is deemed to be in excess of the Maximum Lawful Rate (as defined below) and is required to be applied to the reduction of the principal balance of the Loans by any Lender as provided for in Section 2.7;

(iv) upon receipt of the net cash proceeds of any Specified Equity Contribution pursuant to Section 6.4, Borrowers shall, within three (3) Business Days after the receipt of such net cash proceeds, prepay the Term Loans in an amount equal to the Cure Amount.

(C) Borrowers may from time to time, with at least three (3) Business Days’ prior notice to Agent thereof, prepay the Term Loan in whole or in part; provided, however, that each such prepayment shall be in an amount equal to $1,000,000 (or a higher integral multiple of $250,000) (or, if less, the outstanding principal balance of the Term Loan) and shall be accompanied by all prepayment fees or other fees required hereunder and any fees required under the Fee Letter or any Financing Document in connection with such prepayment. For the avoidance of doubt, such prepayment notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by Borrower Representative (by written notice to Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii) All Prepayments. Except as this Agreement may specifically provide otherwise, all prepayments of the Term Loan shall be applied by Agent to the Obligations owing in respect of the Term Loan in inverse order of maturity. The quarterly payments required under Section 2.1(a)(ii)(A) shall continue in the same amount (for so long as the Term Loan shall remain outstanding) notwithstanding any partial prepayment, whether mandatory or optional, of the Term Loan.

(iv) Payments Generally. All payments by or on behalf of each Borrower to Term Loan Servicer of principal, interest, fees, expenses, charges and all other amounts owing solely in respect of the Term Loans under the Financing Documents shall be made to the Term Loan Payment Account.

(b) Revolving Loans.

(i) Revolving Loans and Borrowings. On the terms and subject to the conditions set forth herein, each Lender severally agrees to make loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrowers hereunder; provided, however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Loan, such Notice of Borrowing to be delivered before 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing (provided, that the Notice of Borrowing with respect to Loans made on the Closing Date may be delivered on the Business Day prior to the Closing Date). Each Borrower and each Revolving Lender hereby authorizes Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, to pay principal owing in respect of the Revolving Loans and interest, fees, expenses and other charges payable by any Credit Party in respect of the Revolving Loans from time to time arising under this Agreement or any other Financing Document (it being understood that Agent shall not be entitled to make discretionary Revolving Loans to pay any amounts due and owing under or in respect of the Term Loans). The Borrowing Base shall be determined by Agent based on the most recent Borrowing Base Certificate delivered to Agent in accordance with this Agreement (absent manifest error) and such other information as may be available to Agent. Without limiting any other rights and remedies of Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Agent’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Agent’s Permitted Discretion, such reserves are necessary (and absent the occurrence and continuance of an Event of Default, upon not less than three (3) Business Days’ prior written notice of such reserve to Borrower Representative).

(ii) Mandatory Revolving Loan Repayments and Prepayments.

(A) The Revolving Loan Commitment shall terminate on the Termination Date. On such Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto incurred to, but excluding the Termination Date; provided, however, that such payment is made not later than 12:00 Noon (Eastern time) on the Termination Date.

(B) If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans, in an aggregate amount equal to such excess; provided, that if any Revolving Loan Limit is exceeded as a result of the imposition or increase of any reserve, such Borrower shall not be required to make such prepayment until the third day following receipt of notice of such reserve from Agent.

(C) Principal payable on account of Revolving Loans shall be payable by Borrowers to Agent (I) immediately upon the receipt by any Borrower or Agent of any payments on or proceeds from any of the Accounts, to the extent of such payments or proceeds, as further described in Section 2.11 below, and (II) in full on the Termination Date.

(iii) Optional Prepayments. Borrowers may from time to time prepay the Revolving Loans in whole or in part; provided, however, that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000 (or, if less, the principal amount of Revolving Loans outstanding). For the avoidance of doubt, (i) such prepayment notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by Borrower Representative (by written notice to Agent on or prior to the specified effective date) if such condition is not satisfied and (ii) nothing in this clause shall permit termination of the Revolving Loan Commitment by Borrowers other than in accordance with Section 2.12(b).

(iv) Payments Generally. All payments by or on behalf of each Borrower to Agent under the Financing Documents (other than those described in Section 2.1(a)(iv) above) shall be made to the Revolving Loan Payment Account.

Section 2.2 Interest, Interest Calculations and Certain Fees.

(a) Interest. From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the SOFR Interest Rate plus the Applicable Margin. Interest on the Loans shall be paid monthly in arrears on the first (1st) day of each month (commencing with the month ended September 30, 2024) and on the Maturity Date of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable within five (5) Business Days upon written and invoiced demand or, following an Acceleration Event, upon demand.

(b) Unused Line Fee. From and following the Closing Date, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (1) if the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month is greater than or equal to the Minimum Balance: (i) (A) the average daily amount of the Revolving Loan Limit during the preceding month minus (B) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (ii) three tenths of one percent (0.30%) per annum or (2) if the Minimum Balance is greater than the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month: (i) (A) the average daily amount of the Revolving Loan Limit during the preceding month minus (B) the Minimum Balance, multiplied by (ii) three tenths of one percent (0.30%) per annum. The unused line fee shall be paid monthly in arrears on the first day of each month and shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.

(c) Fee Letter. In addition to the other fees set forth herein, Borrowers agree to pay Agent or Term Loan Servicer, as applicable, the fees set forth in the Fee Letters.

(d) Minimum Balance Fee. On the first day of each month (commencing with the month ended September 30, 2024), Borrowers agree to pay to Agent, for the ratable benefit of all Revolving Lenders, the sum of the Minimum Balance Fee due for the prior month. The Minimum Balance Fee shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) Deferred Revolving Loan Origination Fee. If Lenders’ funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate or are permanently reduced for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or the automatic termination of the Revolving Loan Commitments (including any automatic termination due to the occurrence of an Event of Default described in Section 10.1(f)) or otherwise) prior to the Maturity Date (but excluding, for the avoidance of doubt, prepayments of Revolving Loans made pursuant to Section 2.1(b)(iii)), Borrowers shall pay to Agent on the date of such termination or reduction, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, a fee as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the amount of the Revolving Loan Commitment so terminated or permanently reduced by the following applicable percentage amount: (x) three percent (3.00%) to but excluding the first anniversary of the Closing Date, (y) two percent (2.00%) on and after the first anniversary of the Closing Date to but excluding the second anniversary of the Closing Date, and (z) one percent (1.00%) thereafter. All fees payable pursuant to this paragraph shall be deemed fully-earned when due and payable and non-refundable once paid.

(i) Prepayment Fee. If any advance under the Term Loan is prepaid at any time, in whole or in part, for any reason (whether by voluntary prepayment by Borrower, by mandatory prepayment by Borrower (but excluding any mandatory prepayment described in the penultimate sentence of this Section 2.2(i)), by reason of the occurrence of an Event of Default or otherwise, or if the Term Loan shall become accelerated (including any automatic acceleration due to the occurrence of an Event of Default described in Section 10.1(f)) or otherwise) and due and payable in full, Borrowers shall pay to Term Loan Servicer, for the benefit of all Term Lenders in accordance with their Pro Rata Shares, as compensation for the costs of such Lenders making funds available to Borrowers under this Agreement, a prepayment fee (the “Prepayment Fee”) calculated in accordance with this subsection. The Prepayment Fee in respect of the Term Loans shall be equal to an amount determined by multiplying the amount being prepaid (or required to be prepaid, if such amount is greater) by the following applicable percentage amount: (x) three percent (3.00%) to but excluding the first anniversary of the Closing Date, (y) two percent (2.00%) on and after the first anniversary of the Closing Date to but excluding the second anniversary of the Closing Date, and (z) one percent (1.00%) thereafter. The Prepayment Fee shall not apply to or be assessed upon any prepayment made by Borrowers if such payments were required by Agent to be made pursuant to Section 2.1(a)(ii)(B) subpart (i) (relating to casualty proceeds), subpart (iii) (relating to payments exceeding the Maximum Lawful Rate), or subpart (iv) (relating to equity cure prepayments). All fees payable pursuant to this paragraph shall be deemed fully earned when due and payable and non-refundable once paid.

(j) Audit Fees. Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable and documented, out-of-pocket fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers, subject to the limitations set forth in Section 4.6 (in the case of audits and field examinations) and Section 4.14(c) (in the case of valuations or appraisals of the Collateral).

(k) Wire Fees. Borrowers shall pay to Agent or Term Loan Servicer, for its own account and not for the account of any other Lenders, on written demand, fees for incoming and outgoing wires made for the account of Borrowers, such fees to be based on Agent’s or Term Loan Servicer’s, as applicable, then current wire fee schedule (available upon written request of the Borrower Representative).

(l) Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) Business Days, at the election of Agent and Required Lenders and upon written notice to Borrower Representative, Borrowers shall promptly pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to two percent (2.00%) of each delinquent payment.

(m) Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

(n) Automated Clearing House Payments. If Agent or Term Loan Servicer (or their respective designated servicers or trustees on behalf of a securitization vehicle) so elects, monthly payments of principal, interest, fees, expenses or any other amounts due and owing from Borrowers to Agent or Term Loan Servicer hereunder shall be paid to Agent or Term Loan Servicer, as applicable, by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt. Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting. In no event shall any such payments be refunded to Borrowers.

(o) Benchmark Replacement Setting; Conforming Changes.

(i) Upon the occurrence of a Benchmark Transition Event, Agent and Borrower Representative may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Borrower Representative so long as Agent has not received, by such time, written notice of objection thereto from Lenders comprising the Required Lenders. No such replacement will occur prior to the applicable Benchmark Transition Start Date. In connection with the implementation of a Benchmark Replacement, Agent and Borrower Representative will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document. Agent will promptly notify the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes.

(ii) Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Financing Document, except, in each case, as expressly required pursuant to this Section. Notwithstanding anything to the contrary herein or in any other Financing Document, at any time, (a) if the then-current Benchmark is a term rate (including Term SOFR) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (b) if a tenor that was removed pursuant to clause (a) above either (i) is subsequently displayed on a screen or information service for a Benchmark or (ii) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. Agent will promptly notify Borrower Representative of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section.

(p) Upon Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, any outstanding affected Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.

Section 2.3 Notes. The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Revolving Loan Commitment Amount or Term Loan Commitments.

Section 2.4 Reserved.

Section 2.5 Reserved.

Section 2.6 General Provisions Regarding Payment; Loan Accounts.

(a) All payments to be made by each Credit Party under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in a Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent or Term Loan Servicer, as applicable, on such date, and any payments received in the applicable Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent or Term Loan Servicer, as applicable, on the next succeeding Business Day.

(b) Agent shall maintain a revolving loan account (the “Revolving Loan Account”) on its books to record Revolving Loans and other extensions of credit made by the Revolving Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Revolving Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Revolving Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Agent shall endeavor to provide Borrowers with a monthly statement regarding the Revolving Loan Account (but none of Agent or any Lender shall have any liability if Agent shall fail to provide any such statement). Unless any Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

(c) Term Loan Servicer shall maintain a term loan account (the “Term Loan Account”) on its books to record Term Loans and other extensions of credit made by the Term Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Term Loan Account shall be made in accordance with Term Loan Servicer’s customary accounting practices as in effect from time to time. The balance in the Term Loan Account, as recorded in Term Loan Servicer’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Term Loan Servicer by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Term Loan Servicer shall endeavor to provide Borrowers with a monthly statement regarding the Term Loan Account (but none of Term Loan Servicer or any Lender shall have any liability if Term Loan Servicer shall fail to provide any such statement). Unless any Borrower notifies Term Loan Servicer of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.7 Maximum Interest. In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by Law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8 Taxes; Capital Adequacy.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and if any such withholding or deduction is in respect of an Indemnified Tax, then the Credit Parties shall pay such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent, Term Loan Servicer and each Lender will equal the full amount such recipient would have received had no such withholding or deduction been required (including, without limitation, such withholdings and deductions applicable to additional sums payable under this Section 2.8). After payment of any Tax by a Credit Party to a Governmental Authority pursuant to this Section 2.8, such Credit Party shall, as soon as reasonably practicable, forward to Agent and Term Loan Servicer the original or a certified copy of an official receipt, a copy of the return reporting such payment, or other documentation satisfactory to Agent and Term Loan Servicer evidencing such payment to such authority. Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent or Term Loan Servicer, as applicable, timely reimburse Agent or Term Loan Servicer, as applicable for the payment of, any Other Taxes.

(b) The Credit Parties shall indemnify Agent, Term Loan Servicer and Lenders, within ten (10) days after demand thereof, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by Agent, Term Loan Servicer or any Lender or required to be withheld or deducted from a payment to Agent, Term Loan Servicer or any Lender and any reasonable expenses arising therefrom or with respect thereto (other than Indemnified Taxes and expenses payable by reason of the gross negligence, fraud, willful misconduct or material breach of this Agreement of the applicable Agent, Term Loan Servicer or Lender), whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that if the Credit Parties reasonably believe that such Taxes were not correctly or legally asserted, the Agent, Term Loan Servicer and Lenders, as applicable, will use reasonable efforts to cooperate with the Credit Parties to obtain a refund of such Taxes (which shall be repaid to the Credit Party in accordance with Section 2.8(d)) so long as such efforts would not, in the sole determination of the Agent, Term Loan Servicer or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Credit Parties or be otherwise materially disadvantageous to the Agent, Term Loan Servicer or such Lender, as applicable; provided, further, that, the Credit Parties shall not be required to compensate the Agent, Term Loan Servicer or any Lender pursuant to this Section 2.8 for any amounts incurred in any fiscal year for which the Agent, Term Loan Servicer or such Lender does not furnish notice of such claim within six months from the end of such fiscal year; provided, further, that if the circumstances giving rise to such claim have a retroactive effect (e.g., in connection with the audit of a prior tax year), then the beginning of such six month period shall be extended to include such period of retroactive effect. A certificate in reasonable detail as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent and Term Loan Servicer), or by Agent or Term Loan Servicer, as applicable, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to Borrower Representative, Agent and Term Loan Servicer, at the time or times prescribed by applicable Law or reasonably requested by Borrower Representative, Agent or Term Loan Servicer, such properly completed and executed documentation reasonably requested by Borrower Representative, Agent or Term Loan Servicer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Representative, Agent or Term Loan Servicer, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrowers, Agent or Term Loan Servicer as will enable Borrowers, Agent or Term Loan Servicer, as applicable, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.8(c)(i), 2.8(c)(ii) and 2.8(e) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall, to the extent permitted by Law, execute and deliver to Borrower Representative, Agent and Term Loan Servicer (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative, Agent or Term Loan Servicer) whichever of the following is applicable: (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Financing Document, two (2) properly completed and executed originals of United States Internal Revenue Service (“IRS”) Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Documents, two (2) properly completed and executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) two (2) executed originals of IRS Form W-8ECI (or successor form); (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two (2) executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form); (D) to the extent a Foreign Lender is not the beneficial owner, two (2) executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; or (E) other applicable forms, certificates or documents prescribed by the IRS. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative, Agent and Term Loan Servicer in writing of its legal inability to do so. In addition, to the extent permitted by applicable Law, such forms shall be delivered by each Foreign Lender upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify Borrower Representative at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower Representative (or any other form of certification adopted by the U.S. taxing authorities for such purpose). In the case the Agent is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, the Agent shall deliver to Borrower Representative and Term Loan Servicer on or prior to the date on which it becomes the Agent under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative): (x) executed copies of IRS Form W-8ECI with respect to any amounts payable to the Agent for its own account, and (y) executed copies of IRS Form W-8IMY with respect to any amounts payable to the Agent for the account of others, certifying that it is a “U.S. branch,” that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with Borrower Representative to be treated as a U.S. person with respect to such payments (and Borrower Representative and the Agent agree to so treat the Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

(ii) Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall, to the extent permitted by Law, provide to Borrower Representative, Agent and Term Loan Servicer on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative, Term Loan Servicer or Agent), a properly completed and executed IRS Form W-9 or any successor form certifying as to such Lender’s entitlement to an exemption from U.S. backup withholding and other applicable forms, certificates or documents prescribed by the IRS or reasonably requested by Borrower Representative, Term Loan Servicer or Agent. Each such Lender shall promptly notify Borrowers at any time it determines that any certificate previously delivered to Borrower Representative (or any other form of certification adopted by the U.S. governmental authorities for such purposes) is no longer valid.

(iii) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative, Agent and Term Loan Servicer (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative, Term Loan Servicer or Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrowers, Agent or Term Loan Servicer to determine the withholding or deduction required to be made.

(d) If any Lender determines, in its reasonable discretion, that it has received a refund in respect of any Taxes as to which it has been indemnified by any Borrower pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), then it shall promptly pay an amount equal to such refund to Borrowers, net of all reasonable out-of-pocket expenses of such Lender or of Agent or Term Loan Servicer with respect thereto, including any Taxes; provided, however, that Borrowers, upon the written request of such Lender, Agent or Term Loan Servicer, agree to repay any amount paid over to Borrowers to such Lender or to Agent or Term Loan

Servicer (plus any related penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender, Agent or Term Loan Servicer is required, for any reason, to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.8(d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.8(d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.8(d) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e) If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative, Agent and Term Loan Servicer at the time or times prescribed by Law and at such time or times reasonably requested by Borrower Representative, Agent or Term Loan Servicer such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Representative, Agent or Term Loan Servicer as may be necessary for Borrowers, Agent and Term Loan Servicer to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Each Lender shall severally indemnify Agent and Term Loan Servicer, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Agent or Term Loan Servicer, as applicable, for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.17 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent or Term Loan Servicer in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent or Term Loan Servicer, as applicable, shall be conclusive absent manifest error. Each Lender hereby authorizes Agent and Term Loan Servicer to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by Agent or Term Loan Servicer, as applicable, to such Lender from any other source against any amount due to Agent or Term Loan Servicer, as applicable, under this paragraph (f).

(g) If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, within 30 days of demand by such Lender (which demand shall be accompanied by a certificate setting forth (x) the basis for such demand, and (y) a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent and Term Loan Servicer), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case, be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.

(h) If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, (ii) subject any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (iii) impose on any Lender any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to Term SOFR (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, within 30 days of demand by such Lender (which demand shall be accompanied by a certificate setting forth (x) the basis for such demand, and (y) a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent and Term Loan Servicer), Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(i) If any Lender requests compensation under any of the clauses in this Section 2.8, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 11.17) to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender (as determined in its sole good faith discretion). Without limitation of the provisions of Section 13.14, each Borrower hereby agrees to pay all reasonable and documented, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(j) If any Lender requests compensation under Section 2.8(h), or if Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 2.8 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.8(i) that eliminates the amounts payable pursuant to Section 2.8, then Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.17), all of its interests, rights (other than its existing rights to payments pursuant to this Section 2.8) and obligations under this Agreement and the related Financing Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that: (i) Borrowers shall have paid to the Agent the assignment fee (if any) specified in Section 11.17; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Financing Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.8(h) or payments required to be made pursuant to this Section 2.8, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with applicable Law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

(k) Subject to Section 2.2(o), if Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period, Agent will promptly so notify Borrowers and each Lender. Upon notice thereof by Agent to Borrowers, any obligation of the Lenders to make SOFR Loans shall be suspended until Agent revokes such notice. Upon receipt of such notice, any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, Borrowers shall also pay any additional amounts required pursuant to this Agreement.

(l) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund SOFR Loans, or to determine or charge interest rates based upon Term SOFR, then, upon notice thereof by such Lender to Borrowers (through Agent), any obligation of such Lender to make SOFR Loans shall be suspended, in each case, until such Lender notifies Agent and Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, all SOFR Loans shall become Base Rate Loans. Upon any such conversion, Borrowers shall also pay any additional amounts required pursuant to this Agreement.

(m) Each party’s obligations under this Section 2.8 shall survive the resignation or replacement of Agent or Term Loan Servicer or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all Obligations hereunder.

Section 2.9 Appointment of Borrower Representative.

(a) Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent and attorney-in-fact to request and receive Loans in the name or on behalf of such Borrower and any other Borrowers, deliver Notices of Borrowing and Borrowing Base Certificates give instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) in the name or on behalf of any Borrower or Borrowers pursuant to this Agreement and the other Financing Documents. Agent, Term Loan Servicer and Lenders may disburse the Loans to such bank account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower, in each case, as Borrower Representative may designate or direct, without notice to any other Borrower. Notwithstanding anything to the contrary contained herein, Agent or Term Loan Servicer, as applicable, may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Borrower Representative hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 2.9. Borrower Representative shall ensure that the disbursement of any Loans that are at any time requested by or to be remitted to or for the account of a Borrower, shall be remitted or issued to or for the account of such Borrower.

(c) Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to receive statements on account and all other notices from Agent, Term Loan Servicer and the Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Documents.

(d) Any notice, election, representation, warranty, agreement or undertaking made or delivered by or on behalf of any Borrower by Borrower Representative shall be deemed for all purposes to have been made or delivered by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made or delivered directly by such Borrower.

(e) No resignation by or termination of the appointment of Borrower Representative as agent and attorney-in-fact as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent and Term Loan Servicer. If Borrower Representative resigns under this Agreement, Borrowers shall be entitled to appoint a successor Borrower Representative (which shall be a Borrower and shall be reasonably acceptable to Agent and Term Loan Servicer as such successor). Upon the acceptance of its appointment as successor Borrower Representative hereunder, such successor Borrower Representative shall succeed to all the rights, powers and duties of the retiring Borrower Representative and the term “Borrower Representative” means such successor Borrower Representative for all purposes of this Agreement and the other Financing Documents, and the retiring or terminated Borrower Representative’s appointment, powers and duties as Borrower Representative shall be thereupon terminated.

Section 2.10 Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.

(a) Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein. Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower. In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.

(b) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below). Consequently, Agent, Term Loan Servicer, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c) Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement or by applicable Law) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of Borrower Representative, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) following the occurrence and during the continuance of an Event of Default, take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) following the occurrence and during the continuance of an Event of Default, apply any such Collateral and direct the order or manner of sale thereof as Agent, in its reasonable discretion, may determine in accordance with the terms of the Financing Documents; and (vi) following the occurrence and during the continuance of an Event of Default, settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner provided for in the Financing Documents, all guarantor and surety defenses being hereby waived by each Borrower. Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its reasonable discretion, without affecting the validity or enforceability of the Obligations of any other Borrower.

(d) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(e) Borrowers hereby agree, as between themselves, that to the extent that Agent or Term Loan Servicer, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance. Until all Obligations have been paid and satisfied in full (other than inchoate indemnification obligations for which no claim has yet been made), no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property. The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) have been indefeasibly paid and satisfied in full. As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent or Term Loan Servicer from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral. As used in this Section 2.10(e), the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to Zero Dollars ($0) through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.

Section 2.11 Collections and Lockbox Account.

(a) Borrowers shall maintain a lockbox (the “Lockbox”) with a United States depository institution reasonably acceptable to Agent (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Agent may require. Borrowers shall ensure that all collections of Accounts are paid directly from Account Debtors (i) into the Lockbox for deposit into the Lockbox Account and/or (ii) directly into the Lockbox Account; provided, however, that unless Agent shall otherwise direct by written notice to Borrowers, Borrowers shall be permitted to cause Account Debtors who are individuals to pay Accounts directly to Borrowers, which Borrowers shall then administer and apply in the manner required below. At all times during the Cash Dominion Period, all funds deposited into a Lockbox Account shall be transferred into the Revolving Loan Payment Account by the close of each Business Day.

(b) [Reserved.]

(c) Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox, the Lockbox Account, and that Agent shall have no liability therefor. Borrowers hereby indemnify and agree to hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable and documented out-of-pocket Legal Expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement or similar agreement, except to the extent of such liabilities, claims, losses and demands arise solely from Agent’s gross negligence, fraud, or willful misconduct.

(d) At all times during the Cash Dominion Period, Agent shall apply, on a daily basis, all funds transferred into the Revolving Loan Payment Account pursuant to this Section 2.11 to reduce the outstanding Revolving Loans in such order of application as Agent shall elect. If as the result of collections of Accounts pursuant to the terms and conditions of this Section, a credit balance exists with respect to the Revolving Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but Agent shall transfer such funds into an account designated by Borrower Representative for so long as no Event of Default exists.

(e) During any Cash Dominion Period, to the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the Lockbox or Lockbox Account but are received by any Borrower, such collections shall be held in trust for the benefit of Agent pursuant to an express trust created hereby and immediately remitted, in the form received, to applicable Lockbox or Lockbox Account. No such funds received by any Borrower shall be commingled with other funds of the Credit Parties or any Subsidiary thereof.

(f) Borrowers acknowledge and agree that compliance with the terms of this Section is essential, and that Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if, at any time following the initial borrowing of Revolving Loans, any Borrower, through acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox or Lockbox Accounts or if any Borrower fails to promptly deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required. Accordingly, in addition to all other rights and remedies of Agent and Lenders hereunder, Agent shall have the right to seek specific performance of Borrowers’ obligations under this Section, and any other equitable relief as Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.

(g) Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) withdraw any amounts from any Lockbox Account at any time during a Cash Dominion Period, (ii) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts unless otherwise made in accordance with the terms of this Agreement, or (iii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other Collateral.

(h) [Reserved].

(i) Upon Agent’s written request following the occurrence and during the continuance of a Cash Dominion Period, Borrowers shall, to the extent necessary, promptly (and in any event within five (5) Business Days (or such later date as Agent may agree in its sole discretion)) execute an amendment to the Deposit Account Control Agreement with respect to any Lockbox Account and Lockbox providing that the Lockbox Bank shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Revolving Loan Payment Account all funds received or deposited into such Lockbox Account and Lockbox.

(j) If any Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Agent’s authorized representatives (without requiring any of them to do so), direct any Account Debtor to pay proceeds of the Collateral to Borrowers by directing payment to the Lockbox Account.

(k) Nothing in this Section 2.11 shall (i) apply to any Account constituting an Excluded Account, (ii) require any Deposit Account Control Agreement to be put in place with respect to any Excluded Account and/or (iii) be deemed to limit any of Agent or Lenders remedies following an Event of Default pursuant to the terms of this Agreement, any Deposit Account Control Agreement or any other Financing Document or under applicable Law.

(l) Nothing in this Section 2.11 shall limit the rights of Agents and Lenders to exercise or enforce their rights and remedies under the Financing Documents or under applicable Law, including with respect to delivering any notice of exclusive control (or similar notice) under any Deposit Account Control Agreement or Securities Account Control Agreement or taking any enforcement action with respect to any Deposit Accounts or Securities Accounts following the occurrence and during the continuance of any Event of Default.

Section 2.12 Termination; Restriction on Termination.

(a) Termination by Lenders. In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement upon written notice upon or after the occurrence and during the continuance of an Event of Default.

(b) Termination by Borrowers. Upon at least ten (10) Business Days’ prior written notice and pursuant to payoff documentation in form and substance reasonably satisfactory to Agent, Term Loan Servicer and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have complied with Section 2.12(c) and the Obligations, including the payment of all fees due and owing under any Fee Letter, are paid in full (other than inchoate indemnification obligations for which no claim has yet been made). Any notice of termination given by Borrowers shall be irrevocable, unless (i) such notice states that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by Borrower Representative (by written notice to Agent on or prior to the specified effective date) if such condition is not satisfied or (ii) all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

(c) Effectiveness of Termination. All of the Obligations shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of the Credit Parties contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent, Term Loan Servicer and each

Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.2 and the terms of any Fee Letter resulting from such termination (in each case, other than inchoate indemnification obligations for which no claim has yet been made). Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Credit Parties or any Account Debtor and applied to the Obligations, Agent shall have retained cash Collateral or other Collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and each Lender from any such loss or damage. Upon the payment in full, in cash in immediately available funds, of all Obligations (other than inchoate indemnity obligations for which no claim has been made) and the termination of the Revolving Loan Commitments and Term Loan Commitments, each Credit Party shall be automatically released from its obligations hereunder, the Liens on, and all security interests in, the Collateral granted under this Agreement and the other Financing Documents shall automatically be released and Agent shall, upon Borrower Representative’s reasonable request and at Borrowers’ sole cost and expense, execute and deliver such documents evidencing such release and termination (including the termination of any applicable Financing Documents and other related documents) pursuant to and in accordance with the terms of any applicable payoff documentation and take other actions as the Credit Parties may reasonably request to evidence such termination or release.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower and each Credit Party party hereto, hereby represents and warrants to Agent and each Lender that:

Section 3.1 Existence and Power. Each Credit Party (a) is an entity as specified on Schedule 3.1 (as of the Closing Date), (b) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (as of the Closing Date, as specified on Schedule 3.1), except in the case of this clause (b) where the failure to be in good standing with respect to any Subsidiary could not reasonably be expected to have a Material Adverse Effect, (c) has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case, as of the Closing Date, as specified on Schedule 3.1, (d) has all requisite powers to own its assets and has powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such powers or Permits could not reasonably be expected to have a Material Adverse Effect, and (e) is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except in the case of this clause (e) where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1 as of the Closing Date, no Credit Party (x) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (y) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2 Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents, (c) require no further action by or in respect of, or filing with, any Governmental Authority other than (i) recordings, filings and other perfection actions in connection with the Liens granted to Agent under this Agreement or any Security Document, (ii) those obtained or made that are in full force and effect and (iii) those the failure of which to obtain or take would not reasonably be expected to have a Material Adverse Effect and (d) do not violate, conflict with or cause a breach or a default under (i) any Law applicable to any Credit Party, (ii) any of the Organizational Documents of any Credit Party, or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as would not, with respect to this clause (iii), reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect. Each of the Financing Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles and (ii) the need for filings and registrations necessary to create and perfect the Liens on the Collateral granted by the Credit Parties in favor of Agent for the benefit of Agent and Lenders. Each Financing Document has been duly executed and delivered by each Credit Party party thereto.

Section 3.4 Capitalization. The issued and outstanding Equity Interests of each of the Credit Parties (other than Parent) as of the Closing Date are as set forth on Schedule 3.4. All issued and outstanding Equity Interest of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (other than Permitted Liens), and such Equity Interests were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties (other than Parent) and the percentage of their fully-diluted ownership of the Equity Interests of each of the Credit Parties (other than Parent) as of the Closing Date is set forth on Schedule 3.4. No shares of the Equity Interests of any Credit Party (other than Parent), other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Section 3.5 Financial Information. All written information delivered to Agent and pertaining to the financial condition of any Credit Party (other than (i) projections, forecasts, financial estimates and other forward-looking information and/or other projected information and (ii) information of a general economic or industry-specific nature provided (collectively, “Projections”)), fairly in all material respects presents the financial position of such Credit Party as of such date and for such period then ended in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). Since December 31, 2023, there has been no fact, event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

Section 3.6 Litigation. Except as disclosed in the reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities and Exchange Act of 1934, as amended, that are filed by Parent as and when required by the Securities and Exchange Act of 1934, as amended, (such reports, schedules, forms, statements and other documents, collectively, the “SEC Reports”) or, if not so disclosed in the SEC Reports, as set forth on Schedule 3.6 as of the Closing Date or otherwise disclosed to Agent in writing after the Closing Date, there is no Litigation pending against, or to such Borrower’s knowledge threatened in writing against, any Credit Party or any of their Subsidiaries, which, if adversely determined, would reasonably be expected to result in any judgment or liability of more than $1,000,000 individually. There is no Litigation pending in which an adverse decision would reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Financing Documents.

Section 3.7 Ownership of Property. Each Credit Party and each of its Subsidiaries is the lawful sole owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, or easements or other limited real property interests in, all properties, accounts and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Credit Party or Subsidiary, free and clear of all Liens except as set forth on Schedule 5.2 hereto, Permitted Liens and except for minor defects in title that do not materially interfere with such Credit Party or Subsidiary’s ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 5.2 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 No Default. No Event of Default, or to such Borrower’s knowledge, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9 Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened in writing against any Credit Party, which could reasonably be expected to have a Material Adverse Effect. Hours worked and payments made to the employees of the Credit Parties have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound, the result of which could reasonably be expected to have a Material Adverse Effect.

Section 3.10 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11 Margin Regulations.

(a) The Credit Parties and their Subsidiaries do not own any Equity Interests, except for Permitted Investments. Without limiting the foregoing, the Credit Parties and their Subsidiaries do not own or hold any Margin Stock.

(b) None of the proceeds from the Loans have been or will be used, directly or, to Borrowers’ knowledge, indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Terrorism Laws.

(a) Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services directly or indirectly to or for the benefit of any Blocked Person or Sanctioned Country, or (B) deals in, or otherwise engages in any transaction directly or indirectly relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13 Taxes. All material federal income and franchise tax returns and reports and all material state and local income and franchise tax returns and reports and all other material federal, state and local tax returns and reports required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns and reports are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid, except to the extent that the failure to do so could not reasonably be expected to (a) have a Material Adverse Effect or (b) result in Lien against any Collateral, except for Permitted Liens. All material federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full (other than inchoate indemnification obligations for which no claim has been made) or adequate provisions therefor have been made.

Section 3.14 Compliance with ERISA.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Credit Party and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. During the thirty-six (36) month period prior to the Closing Date or the making of any Loan (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code and no event has occurred that would give rise to a Lien under Section 4068 of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any liability, fine or penalty, which liability, fine or penalty could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Credit Party has incurred liability to the

PBGC (other than for current premiums) with respect to any employee Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15 Consummation of Financing Documents; Brokers. Except for fees payable to Agent, Term Loan Servicer and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

Section 3.16 [Reserved].

Section 3.17 Material Contracts. Except as disclosed in the SEC Reports, or if not so disclosed in the SEC Reports as of the Closing Date, as set forth on Schedule 3.17, as of the Closing Date there are no Material Contracts. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.18 Compliance with Environmental Requirements; No Hazardous Materials. Except, in each case, as set forth on Schedule 3.18 or as have been fully or completely resolved in all material respects:

(a) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Credit Party’s knowledge, threatened in writing by any Governmental Authority or other Person with respect to any (i) alleged material violation by any Credit Party of any Environmental Law, (ii) alleged material failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials in violation of any Environmental Law, or (iv) release of Hazardous Materials in violation of any Environmental Law, in each case, except where the failure to obtain such document could not reasonably be expected to have a Material Adverse Effect; and

(b) no property now owned or leased by any Credit Party and, to the knowledge of each Credit Party, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials in violation of applicable Law, is listed or, to such Credit Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Credit Party, other investigations which may lead to claims against any Credit

Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA, which claims could reasonably be expected to have a Material Adverse Effect.

For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.

Section 3.19 Intellectual Property and License Agreements. A list of all material Registered Intellectual Property of each Credit Party and all material in-bound license or sublicense agreements, and exclusive out-bound license or sublicense agreements (but, in each case, excluding in-bound licenses of over-the-counter and other software that is commercially available to the public and open source licenses in the Ordinary Course of Business), as of the Closing Date and, as updated pursuant to Section 4.15, is set forth on Schedule 3.19. Except for Permitted Liens, each Credit Party is the sole owner of its Intellectual Property free and clear of any Liens, except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, (a) each patent owned by any Credit Party is, to the Credit Parties’ knowledge, valid and enforceable in all material respects, (b) no part of the Material Intangible Assets has, to the Credit Parties’ knowledge, been finally adjudged invalid or unenforceable in a non-appealable decision by a court of competent jurisdiction or other Governmental Authority, in whole or in part, and (c) to the Credit Parties’ knowledge, no claim has been made that any part of the Intellectual Property owned by any Credit Party and included in the Material Intangible Assets violates the rights of any third party in any material respect, except to the extent such claim could not reasonably be expected to have a Material Adverse Effect.

Section 3.20 Solvency. After giving effect to the Loan advance and the liabilities and obligations of each Credit Party under the Financing Documents, the Credit Parties, taken as a whole, are Solvent.

Section 3.21 Full Disclosure. None of the written information (financial or otherwise) (other than Projections) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents on the Closing Date, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. All Projections delivered to Agent and the Lenders by Credit Parties (or their agents) on the Closing Date have been prepared in good faith on the basis of the assumptions stated therein. Such Projections represent each Credit Party’s best estimate of such Credit Party’s future financial performance and such assumptions are believed by such Credit Party to be fair and reasonable as of the date thereof in light of current business and market conditions (it being acknowledged and agreed that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond Parent’s control, that the Credit Parties can give no assurance that any such Projections will be attained and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material).

Section 3.22 Reserved.

Section 3.23 Subsidiaries. Credit Parties do not own any stock, partnership interests, limited liability company interests or other equity securities or Subsidiaries except for Permitted Investments.

Section 3.24 Accuracy of Schedules. All information set forth in the Schedules to this Agreement is true, accurate and complete in all material respects as of the Closing Date. All information set forth in the Perfection Certificate is true, accurate and complete in all material respects as of the Closing Date and any other subsequent date in which Borrowers are required to update such certificate.

Section 3.25 Eligible Account; Eligible Inventory.

(a) As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is, as of the date of such Borrowing Base Certificate, (i) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the Ordinary Course of Business of the applicable Borrower, (ii) owed to the applicable Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (iii) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of “Eligible Account”.

(b) As to each item of Inventory that is identified by the applicable Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is, as of the date of such Borrowing Base Certificate, (a) of good and merchantable quality, free from known defects, (b) not excluded as ineligible by virtue of one or more of the excluding criteria (set forth in the definition of “Eligible Inventory”), and (c) otherwise constitutes “Eligible Inventory” under such definition.

Section 3.26 Regulatory Matters. No Credit Party, nor any Subsidiary thereof, is subject to any proceeding, suit or, to any Credit Party’s knowledge, investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body, which would reasonably be expected to result in the revocation, transfer, surrender, suspension of any material Permits of any Borrower or any Subsidiary thereof or otherwise be expected to result in a Material Adverse Effect.

Section 3.27 Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Financing Documents ranks and shall continue to rank at least senior in priority of payment to all Debt that is contractually subordinated to the Obligations of each such Person under this Agreement and is designated as “Senior Indebtedness” (or an equivalent term) under all instruments and documents, now or in the future, relating to all Debt that is contractually subordinated to the Obligations under this Agreement of each such Person.

ARTICLE 4 - AFFIRMATIVE COVENANTS

Each Credit Party agrees that:

Section 4.1 Financial Statements, Other Reports and Notices. Borrower Representative will deliver to Agent:

(a) as soon as available, but no later than thirty (30) days after the last day of each month (or such later date as Agent may agree in its sole discretion in writing), beginning with the month ended September 30, 2024, a company prepared consolidated and consolidating balance sheet, cash flow and income statement (including year-to-date results) covering Parent and its Consolidated Subsidiaries’ consolidated and consolidating operations during the period, prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnote disclosures), consistently applied, setting forth in comparative form the corresponding figures as at the end of the corresponding month of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer and in a form reasonably acceptable to Agent;

(b) upon Agent’s reasonable written request, together with the financial reporting package described in clause (a) above, evidence of payment and satisfaction of all material payroll, withholding and similar taxes due and owing by all Credit Parties with respect to the payroll period(s) occurring during such month;

(c) as soon as available, but no later than 90 days after the last day of Parent’s fiscal year (or such later date as Agent may agree in its sole discretion in writing), beginning with the fiscal year ended December 31, 2024, audited consolidated and consolidating financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than a going concern qualification based solely on (i) the upcoming maturity date of the Debt under this Agreement occurring within 12 months of the date of such audit or (ii) anticipated breach of any financial covenant) on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion;

(d) for so long as any Credit Party is or becomes subject to the reporting requirements under the Securities and Exchange Act of 1934, as amended, within ten (10) Business Days of delivery or filing thereof (or such later date as Agent may agree in writing), copies of all statements, reports and notices made available to such Credit Party’s security holders or to any holders of Subordinated Debt and copies of all reports and other filings made by such Credit Party with any stock exchange on which any securities of any Credit Party are traded and/or the SEC; provided, that to the extent any of the foregoing is available on the SEC EDGAR website, delivery to Agent will be deemed to have been delivered on the date on which such materials are publicly available as posted on the SEC EDGAR website and Borrower Representative posts such documents, or provides a link thereto, on Borrower Representative’s website on the Internet at Borrower Representative’s website address;

(e) a prompt, but in no event later than when the next Compliance Certificate is required to be delivered (or such later date as Agent may agree in its sole discretion in writing), written notice of any legal actions pending or threatened in writing against any Credit Party or any of its Subsidiaries that could reasonably be expected to result in damages or costs to any Credit Party or any of its Subsidiaries of $1,000,000 or more individually or otherwise could be reasonably expected to result in a Material Adverse Effect;

(f) prompt (but in any event within the later of (i) thirty (30) days of obtaining knowledge thereof and (ii) delivery of the next monthly Compliance Certificate pursuant to Section 4.1(i) (or such longer period as Agent may agree in writing in its sole discretion)), written notice of an event that materially and adversely affects the value of any Material Intangible Asset as reasonably determined by Borrower Representative;

(g) within forty five (45) days after the start of each fiscal year (or such later date as Agent may agree in its sole discretion in writing), projections for the forthcoming fiscal year, on a quarterly basis; provided, that upon the delivery of the financials required under Section 4.1(c), Borrower Representative may, in its sole discretion and within ten (10) Business Days from the delivery of such financials, update such projections pursuant to such financials and deliver to Agent, which updated projections shall replace the previously delivered projections with respect to the applicable fiscal year;

(h) promptly (but in any event within ten (10) Business Days of any request therefor (or such later date as Agent may agree in its sole discretion in writing)) such readily available other budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Credit Parties, their business and the Collateral as Agent may from time to time reasonably request, but not more frequently than once per fiscal quarter unless an Event of Default has occurred and is continuing;

(i) together with each delivery of financial statements pursuant to clause (a) above, deliver to Agent a duly completed Compliance Certificate signed by a Responsible Officer of Borrower Representative setting forth calculations showing (i) to the extent applicable pursuant to Section 6.2 with respect to the last day of month corresponding with the end of each fiscal quarter, compliance with the financial covenants set forth in Article 6.2, (ii) compliance with the minimum Liquidity covenant set forth in Article 6.1, and (iii) monthly cash and Cash Equivalents of (w) the Credit Parties (taken as a whole), (x) the Credit Parties and their Consolidated Subsidiaries (taken as whole), (y) Aspen Georgia, and (z) the Restricted Foreign Subsidiaries (taken as a whole), as of the date on which such Compliance Certificate is delivered;

(j) within twenty (20) days after the last day of such month (or such later date as Agent may agree in writing in its Permitted Discretion), deliver to Agent a duly completed Borrowing Base Certificate signed by a Responsible Officer of Borrower Representative, with aged listings of accounts receivable and accounts payable (by invoice date);

(k) written notice to Agent promptly, but in any event within ten (10) Business Days (or such later date as Agent may agree in its sole discretion in writing) of a Responsible Officer of a Credit Party receiving written notice or otherwise becoming aware that:

(i) any Permit, the loss of which could be reasonably expected to result in a Material Adverse Effect, has been revoked or withdrawn; or

(ii) any Governmental Authority, including without limitation the United States Department of Justice, has commenced any action against a Credit Party or a Subsidiary thereof, any action to enjoin a Credit Party or a Subsidiary thereof from conducting their businesses at any facility owned or used by them or for any material civil penalty, injunction, seizure or criminal action, in each case, which could reasonably be expected to result in a Material Adverse Effect;

(l) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act; and

(m) promptly, but in any event within ten (10) Business Days (or such longer period as Agent may agree in its sole discretion in writing), after any Responsible Officer of any Credit Party obtains knowledge of the occurrence of any event or change that has resulted or would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of any such event or change, or specifying the notice given or action taken by such holder or Person and the nature of such event or change, and what action the applicable Credit Party or Subsidiary has taken, is taking or proposes to take with respect thereto.

Section 4.2 Payment and Performance of Obligations. Each Credit Party (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted

Liens, (b) without limiting anything contained in the foregoing clause (a), will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable, except where (i) it is subject to a Permitted Contest or (ii) failure to pay or discharge the same could not reasonably be expected to result in (x) a Material Adverse Effect or (y) a Lien against any Collateral, except for Permitted Liens, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Maintenance of Existence. Each Credit Party will preserve, renew and keep in full force and effect and in good standing, and will cause each Subsidiary to preserve, renew and keep in full force and effect and in good standing, (a) their respective existence (except as otherwise expressly permitted hereunder) and (b) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, unless, in the case of a failure of a Subsidiary to be in good standing and in the case of clause (b), the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.4 Maintenance of Property; Insurance.

(a) Except where a failure to do so could not reasonably be expected to have a Material Adverse Effect, each Credit Party will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear and fire, casualty or condemnation excepted. If all or any part of the material Collateral necessary in its business (and with respect to which maintenance failure by such Credit Party would reasonably be expected to result in a Material Adverse Effect), or upon which any Borrowing Base is calculated, becomes damaged or destroyed, each Credit Party will use commercially reasonable efforts, and will cause each Subsidiary to use commercially reasonable efforts to, promptly and completely repair and/or restore the affected Collateral in a good and workmanlike manner, regardless of whether Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction.

(b) Upon completion of any Permitted Contest, Credit Parties shall, and will cause each Subsidiary to, promptly pay the amount due, if any, and deliver to Agent proof of the completion of the contest and payment of the amount due, if any.

(c) Each Credit Party will maintain (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood, windstorm and quake), covering the repair and replacement cost of all such property and coverage, business interruption and rent loss coverages with extended period of indemnity (for the period required by Agent from time to time) and indemnity for extra expense, in each case, without application of coinsurance and with agreed amount endorsements, (ii) general and professional liability insurance (including products/completed operations liability coverage), and (iii) such other insurance coverage, in each case, against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance or carriers in existence as of the Closing Date (or required to be in existence after the Closing Date under a Financing Document). All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent.

(d) On or prior to the Closing Date (or such later date as provided under Section 7.4), and at all times thereafter, each Credit Party will cause Agent to be named as an additional insured, assignee and lender loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and substance acceptable to Agent. Credit Parties shall deliver to Agent and the Lenders (i) on the Closing Date (or such later date as provided under Section 7.4), a certificate from Credit Parties’ insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days (or ten (10) days for nonpayment of premium) after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Credit Party, and (v) at least thirty (30) days prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required.

(e) In the event any Credit Party fails to provide Agent with evidence of the insurance coverage required by this Section 4.4, Agent may purchase insurance at Credit Parties’ expense to protect Agent’s interests in the Collateral if Borrowers fail to obtain insurance coverage as required by clause (c) above within ten (10) Business Days of receipt of notice from Agent of such failure; provided, that no such notice shall be required at any time an Event of Default has occurred and is continuing. This insurance may, but need not, protect such Credit Party’s interests. The coverage purchased by Agent may not pay any claim made by such Credit Party or any claim that is made against such Credit Party in connection with the Collateral. Such Credit Party may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Credit Party has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Credit Parties will be responsible for the costs of that insurance to the fullest extent provided by Law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Credit Party is able to obtain on its own.

Section 4.5 Compliance with Laws and Material Contracts. Each Credit Party will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien (other than a Permitted Lien) upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Collateral which is part of the Borrowing Base (other than, in each case, any Permitted Lien).

Section 4.6 Inspection of Property, Books and Records. Each Credit Party will keep, and will cause each Subsidiary to keep, proper books of record substantially in accordance with GAAP in which full, true and correct entries (in all material respects) shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, during normal business hours and, except when an Event of Default has occurred and is continuing, upon reasonable advance notice, at the sole cost of the applicable Credit Party or any applicable Subsidiary, representatives of Agent to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Credit Parties and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. In the absence of an Event of Default which is continuing, (i) such inspections and audits shall be conducted at Credit Parties’ expense no more often than two (2) times every twelve (12) months, and (ii) Agent exercising any rights pursuant to this Section 4.6 shall give the applicable Credit Party or any applicable Subsidiary commercially reasonable prior notice of such exercise. No notice shall be required during the existence and continuance of any Default or Event of Default or any time during which Agent reasonably believed a Default or Event of Default exists.

Section 4.7 Use of Proceeds. Borrowers shall use the proceeds of the Term Loan borrowing solely for (a) payment of transaction fees, costs and expenses incurred in connection with the Financing Documents and the Closing Date Existing Debt Payoff, (b) the Closing Date Existing Debt Payoff, and (c) for working capital needs of Borrowers and their Subsidiaries. Borrowers shall use the proceeds of Revolving Loans solely for (a) transaction fees, costs and expenses incurred in connection with the Financing Documents and Closing Date Existing Debt Payoff, and (b) for working capital needs and other general corporate purposes of Borrowers and their Subsidiaries. No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use. No portion of the proceeds of the Loans will be used, whether directly or, to the knowledge of Borrowers, indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including Regulation T, U, or X of the Federal Reserve Board.

Section 4.8 [Reserved].

Section 4.9 Notices of Material Contracts, Litigation and Defaults.

(a) (i) Credit Parties shall promptly (but in any event within five (5) Business Days (or such longer period as Agent may agree in writing in its sole discretion)) provide written notice to Agent after any Credit Party or Subsidiary receives or delivers any notice of termination or default or similar notice in connection with any Material Contract, and (ii) Credit Parties shall provide, together with the next monthly Compliance Certificate required to be delivered pursuant to Section 4.1(i), written notice to Agent after any Credit Party or Subsidiary (1) executes and delivers any material amendment, consent, waiver or other modification to any Material Contract or (2) enters into new Material Contract and shall, upon request of Agent, promptly provide Agent a copy thereof.

(b) Credit Parties shall promptly (but in any event within ten (10) Business Days (or such longer period as Agent may agree in writing in its sole discretion)) provide written notice to Agent upon any Credit Party becoming aware of (i) the existence of any Default or Event of Default, (ii) any strikes or other labor disputes pending or, to any Credit Party’s knowledge, threatened against any Credit Party, in each case, that could reasonably be expected to have a Material Adverse Effect, (iii) if there is any infringement or written claim of infringement by any other Person with respect to any Intellectual Property rights of any Credit Party that could reasonably be expected to have a Material Adverse Effect, or if there is any written claim by any other Person that any Credit Party in the conduct of its business is infringing on the Intellectual Property rights of others that could reasonably be expected to have a Material Adverse Effect, and (iv) all returns, recoveries, disputes and written claims that would reasonably be expected to result in liability of more than $5,000,000 in the aggregate. Credit Parties represent and warrant that Schedule 4.9 sets forth a complete list of all matters existing as of the Closing Date for which notice is required under this Section 4.9(b).

(c) Each Credit Party shall provide such further information (including copies of such documentation) as Agent or any Lender shall reasonably request with respect to any of the events or notices described in clauses (a) and (b) above. From the date hereof and continuing through the termination of this Agreement, each Credit Party shall make available to Agent and each Lender, without expense to Agent or any Lender, each Credit Party’s officers, employees and agents and books, to the extent that Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Lender with respect to any Collateral or relating to a Credit Party.

Section 4.10 Hazardous Materials; Remediation.

(a) If any release or disposal of Hazardous Materials that could reasonably be expected to result in a Material Adverse Effect shall occur or shall have occurred on any real property or any other assets of any Credit Party, such Credit Party will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply in all material respects with all applicable Environmental Laws. Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each other Credit Party to, comply in all material respects with each applicable Environmental Law requiring the performance at any real property by any Credit Party of activities in response to the release or threatened release of a Hazardous Material.

(b) Credit Parties will provide Agent within thirty (30) days (or such longer period as Agent may agree in writing in its sole discretion) after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination as required by Environmental Law and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any such Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

Section 4.11 Further Assurances; Joinder.

(a) Each Credit Party will, and will cause each Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (other than in respect of Excluded Perfection Assets and subject only to Permitted Liens) in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof, but excluding Excluded Property), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries of Credit Parties (other than Restricted Subsidiaries) to be jointly and severally obligated as borrower or guarantors (as applicable) with the other Credit Parties under all covenants and obligations under this Agreement (including the obligation to repay the Obligations) to the extent and within the time periods required by Section 4.11(d).

(b) Upon receipt of an affidavit of an authorized representative of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c) Credit Parties shall timely and fully pay and perform its obligations under all material leases and other agreements with respect to each leased location where any Collateral is or may be located, except for any Permitted Contest and except where the failure to otherwise pay or perform would not reasonably be expected to have a Material Adverse Effect.

(d) To the extent any Credit Party (A) forms (or to the extent permitted under this Agreement, acquires) a new Subsidiary (other than a Restricted Subsidiary) or (B) a Restricted Subsidiary ceases to constitute a Restricted Subsidiary, such Credit Parties shall promptly (and in any event within the later of (x) thirty (30) days of the end of the applicable month in which such Subsidiary was formed or acquired or (y) delivery of the next monthly Compliance Certificate pursuant to Section 4.1(i) (or such longer period as Agent may agree)): (i) pledge, have pledged or cause or have caused to be pledged to Agent pursuant to a pledge agreement in form and substance satisfactory to Agent, all of the outstanding Equity Interests of such new Subsidiary owned directly or indirectly by any Credit Party (except to the extent constituting Excluded Property), along with undated stock or equivalent powers for such certificates, executed in blank; (ii) unless Agent shall agree otherwise in writing, cause the new Subsidiary (other than Restricted Foreign Subsidiaries) to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of Agent in order to grant Agent, acting on behalf of the Lenders, a first priority Lien (subject to Permitted Liens and Permitted Priority Liens) on all real and personal property (in the case of the perfection of the Liens granted subject to the Excluded Perfection Assets) of such Subsidiary in existence as of such date and in all after acquired property (in each case, other than Excluded Property), which first priority Liens are required to be granted pursuant to this Agreement; (iii) unless Agent shall agree otherwise in writing, cause such new Subsidiary (other than Restricted Foreign Subsidiaries) to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance satisfactory to Agent; and (iv) cause the new Subsidiary (other than Restricted Foreign Subsidiaries) to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorizing the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be requested by Agent, in each case, in form and substance satisfactory to Agent (the requirements set forth in clauses (i)-(iv), collectively, the “Joinder Requirements”). Upon the creation of any Restricted Subsidiary, Borrower Representative shall provide written notice to Agent within the later of (A) ten (10) Business Days following the creation of such Restricted Subsidiary and (B) delivery of the monthly Compliance Certificate pursuant to Section 4.1(i) for the month in which such Restricted Subsidiary was created.

(e) If, at the end of any Defined Period, the aggregate consolidated revenue (as determined in accordance with GAAP) attributable solely to Restricted Foreign Subsidiaries for such Defined Period is greater than seven and one half percent (7.50%) (the “Foreign Subsidiary Joinder Threshold”) of the aggregate consolidated revenue (as determined in accordance with GAAP) of the Credit Parties and their Consolidated Subsidiaries for such Defined Period, then Borrowers shall promptly (and in any event within thirty (30) days (or such longer period as Agent may agree in writing in its discretion) of the date on which the Compliance Certificate was delivered in respect of such Defined Period pursuant to Section 4.1(i)) cause certain Restricted Foreign Subsidiaries as requested by Agent and reasonably agreed by Borrower Representative and Agent (or, upon the occurrence and during the continuance of an Event of Default, as designated by Agent, in its reasonable discretion) to become Guarantors in accordance with the Joinder Requirements (as though such designated Subsidiaries were new Subsidiaries and no longer Restricted Foreign Subsidiaries) pursuant to documentation (including any foreign law governed documentation, amendments to this Agreement and other documentation as may be necessary or reasonably desirable) such that, following such joinder, the aggregate revenue (as determined in accordance with GAAP) attributable solely to the Restricted Foreign Subsidiaries for such Defined Period is less than or equal to seven and one half percent (7.50%) of the aggregate consolidated revenue (as determined in accordance with GAAP) of the Credit Parties and their Consolidated Subsidiaries for such Defined Period. Following any such joinder, such designated foreign Subsidiaries shall no longer be Restricted Foreign Subsidiaries and shall be Credit Parties for all purposes hereunder and under the other Financing Documents and shall not be re-designated as Restricted Foreign Subsidiaries; provided, that, notwithstanding the foregoing, no Restricted Foreign Subsidiary shall be required to become a Guarantor hereunder if (A) such Restricted Foreign Subsidiary would be prohibited by applicable Law, including fraudulent transfer restrictions and any capital maintenance, liquidity maintenance, financial assistance, corporate benefit, thin capitalization rules, regulatory restrictions and similar principles that may limit the ability of a Restricted Foreign Subsidiary to provide a Guarantee or of its directors to approve the giving of such a Guarantee or (B) such Guarantee would otherwise have material and adverse tax consequences to Parent and its Consolidated Subsidiaries, in each case, as reasonably determined by Borrower Representative and Agent (clause (A) and (B), collectively, the “Foreign Subsidiary Joinder Restrictions”). Notwithstanding the foregoing, if the Foreign Subsidiary Joinder Threshold is triggered and any Restricted Foreign Subsidiary designated, or requested, by Agent to be joined in accordance with this Section 4.11(e) cannot be required to become a Guarantor due to the Foreign Subsidiary Joinder Restrictions (each, a “Subject Foreign Subsidiary”), then no net income for purposes of clause (a) or EBITDA addbacks amounts set forth in clauses (b)-(j) of the definition of “EBITDA”, in any case, attributable to such Subject Foreign Subsidiary shall be included for purposes of calculating EBITDA hereunder for any Defined Period ending after the date on which such Subsidiary becomes a Subject Foreign Subsidiary (without affecting any net income or addbacks included in EBITDA attributable to such Subsidiary for any Defined Period prior to such event).

(f) If, (i) by the date that is one year following the Closing Date (or such later date as Agent may agree in writing in its sole discretion) (the “Permitted DOE Loan Execution Date”), Aspen Georgia has not executed the DOE Loan Agreement, or (ii) after the incurrence of the Permitted DOE Loan Debt, such Permitted DOE Loan Debt has been paid in full and the DOE Loan Documents terminated, then Parent shall cause Aspen Georgia to become a Borrower or a Guarantor hereunder in accordance with the Joinder Requirements (as though Aspen Georgia was a new Subsidiary and no longer a Restricted Subsidiary) pursuant to documentation (including any amendments to this Agreement and other documentation as may be necessary or reasonably necessary), in form and substance reasonably satisfactory to Agent and Borrower Representative. Following any such joinder, Aspen Georgia shall no longer be a Restricted Subsidiary and shall be a Credit Party for all purposes hereunder and under the other Financing Documents and shall not be re-designated as a Restricted Subsidiary. Upon such joinder of Aspen Georgia as a Credit Party pursuant to this Section 4.11(f), the Credit Agreement shall be amended to remove the definitions and related permissions with respect to the Permitted DOE Loan Debt, the DOE Liens, the DOE Loan Guaranty, and the DOE Loan Documents.

Section 4.12 Reserved.

Section 4.13 Power of Attorney. Each of the authorized representatives of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Credit Parties (without requiring any of them to act as such) with full power of substitution, exercisable only upon the occurrence and during the continuance of an Event of Default, to do the following: (a) endorse the name of Credit Parties upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Credit Parties and constitute collections on Credit Parties’ Accounts; (b) so long as Agent has provided not less than three (3) Business Days’ prior written notice to any Credit Party to perform the same and such Credit Party has failed to take such action, execute in the name of Credit Parties any schedules, assignments, instruments, documents, and statements that Credit Parties are obligated to give Agent under this Agreement; (c) take any action Credit Parties are required to take under this Agreement; (d) so long as Agent has provided not less than three (3) Business Days’ prior written notice to any Credit Party to perform the same and such Credit Party has failed to take such action, do such other and further acts and deeds in the name of Credit Parties that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and (e) do such other and further acts and deeds in the name of Credit Parties that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.

Section 4.14 Borrowing Base Collateral Administration.

(a) A copy of all data and other information relating to Accounts shall at all times be kept by Credit Parties, at their respective principal offices and shall not fail to be available at such principal offices without obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Borrowers shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that directs each Account Debtor to make payments into the Lockbox, and hereby authorizes Agent, upon Borrowers’ failure to send such notices within ten (10) days after the date of this Agreement (or ten (10) days after the Person becomes an Account Debtor), to send any and all similar notices to such Person. Agent reserves the right to notify Account Debtors that Agent has been granted a Lien upon all Accounts.

(c) Borrowers will conduct a physical count of the Inventory at least twice per year and at such other times as Agent requests, and Borrowers shall provide to Agent a written accounting of such physical count in form and substance satisfactory to Agent. Each Borrower will use commercially reasonable efforts to at all times keep its Inventory in good and marketable condition. In addition to the foregoing, from time to time, Agent may require Borrowers to obtain and deliver to Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of Inventory owned by each Borrower or any Subsidiaries; provided, that if no Event of Default has occurred and is continuing, such appraisal of Inventory shall be conducted not more often than twice a year.

Section 4.15 Schedule Updates. Borrower Representative shall, in the event of any information in Schedule 3.19, Schedule 5.14, Schedule 9.2(b) or Schedule 9.2(d) becoming outdated, inaccurate, incomplete or misleading (including, in the case of Schedule 3.19, if any Registered Intellectual Property or license becomes, or ceases to be, a Material Intangible Asset pursuant to the definition thereof, as applicable), deliver to Agent, together with the next monthly Compliance Certificate required to be delivered pursuant to Section 4.1(i) after such event, a proposed update to such Schedule correcting all outdated, inaccurate, incomplete or misleading information.

Section 4.16 Intellectual Property and Licensing.

(a) If Credit Parties obtain any Registered Intellectual Property constituting Registered Intellectual Property (U.S.) or Material Foreign Registered Intellectual Property, Credit Parties shall promptly (and in any event within the later of (i) thirty (30) days of the end of the applicable month in which such Registered Intellectual Property (U.S.) or Material Foreign Registered Intellectual Property was obtained and (ii) delivery of the next monthly Compliance Certificate pursuant to Section 4.1(i) (or such longer period as Agent may agree in writing in its sole discretion)), notify Agent and promptly execute such documents and provide such other information (including, without limitation, copies of applications) and take such other actions as Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest (subject to Permitted Liens) in favor of Agent, for the ratable benefit of Lenders, in such Registered Intellectual Property (U.S.) or Material Foreign Registered Intellectual Property.

(b) Credit Parties and their Subsidiaries shall promptly (and in any event within the later of (i) thirty (30) days of the end of the applicable month in which such Registered Intellectual Property (U.S.) or Material Foreign Registered Intellectual Property was obtained and (ii) delivery of the next monthly Compliance Certificate pursuant to pursuant to Section 4.1(i) (or such longer period as Agent may agree in writing in its sole discretion)), notify Agent and use commercially reasonable efforts take actions as Agent reasonably requests in writing to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all material licenses or material agreements included in the Material Intangible Assets (other than any Excluded Property) to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by Law or by the terms of any such material license or agreement, whether now existing or entered into in the future, and (y) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Financing Documents.

(c) Credit Parties and each Subsidiary thereof shall own, or be licensed to use or otherwise have the right to use, all Material Intangible Assets used or held for use by such Credit Party or Subsidiary, subject to Permitted Liens. Credit Parties shall cause all Registered Intellectual Property to be duly and properly registered, filed for registration or issuance, or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Credit Parties and their Subsidiaries shall at all times conduct its business without material infringement or material claim of infringement of any valid Intellectual Property rights of others, except to the extent a failure to do so could not reasonably be expected to result in a Material Adverse Effect. Credit Parties shall, and shall cause their Subsidiaries to, use their respective commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its Material Intangible Assets, (ii) reasonably promptly advise Agent in writing of material infringements of its owned Intellectual Property included in the Material Intangible Assets, or of a material claim of infringement by Credit Parties of the Intellectual Property rights of others and (iii) not allow any of Credit Parties’ owned Intellectual Property included in the Material Intangible Assets to be abandoned, invalidated, forfeited or dedicated to the public or to become unenforceable, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.17 Regulatory Covenants. Credit Parties shall have, and shall ensure that it and each of its Subsidiaries has, each necessary Permit and other material rights from, and have made all necessary declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in all material respects in the ownership, management and operation of the business or the assets of any Credit Party and Subsidiaries thereof and Credit Parties shall take, and cause each of their Subsidiaries to take, such reasonable actions to ensure that no Governmental Authority has taken action to limit, suspend or revoke any such Permit, in each case, except where failure to do so would not reasonably be expected to have a Material Adverse Effect. Credit Parties shall ensure, and cause each of their Subsidiaries to ensure, that all such necessary Permits are valid and in full force and effect and Credit Parties and their Subsidiaries are in material compliance with the terms and conditions of all Permits, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

Notwithstanding anything to the contrary in Section 4.1, Section 4.6 or Section 4.9 (other than Section 4.9(b)(i)), none of Parent or its Subsidiaries shall be required to disclose or provide any information to Agent, Term Loan Servicer or any Lender (i) that constitutes material non-financial trade secrets or material non-financial proprietary information of any Person, (ii) in respect of which disclosure to Agent or any Lender (or any of its Representatives) is prohibited by applicable Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product and the disclosure of such information would cause the loss of such attorney client privilege, (iv) in respect of which Parent or any of its Subsidiaries owes confidentiality obligations to any third party pursuant to a Material Contract (other than the DOE Loan Documents) (so long as such confidentiality obligations were not entered into in contemplation of preventing such disclosure to Agent, Term Loan Servicer or any Lender), or (v) non-financial information related specifically to the DOE Project to the extent that the Credit Parties or their Subsidiaries are expressly prohibited from disclosing such information pursuant to the terms of the DOE Loan Documents (so long as such confidentiality obligations were not entered into in contemplation of preventing such disclosure to Agent, Term Loan Servicer or any Lender); provided, that, in each case of clauses (iv) and (v), Credit Parties and their Subsidiaries shall take all commercially reasonable efforts as may be necessary to disclose such information in a manner that does not violate such confidentiality restrictions; provided, further, that notwithstanding the foregoing, any disclosure, notice or delivery obligations set forth in Sections 4.1(c), (d), (e), (h) and (l) and Section 4.9(a) and Section 4.9(b)(ii)-(iv) may be satisfied with respect to information filed by Parent with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (including Form 10-Q Reports and Form 10-K reports) and shall be deemed to have been delivered on the date on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange (including, for the avoidance of doubt, by way of “EDGAR”).

ARTICLE 5 - NEGATIVE COVENANTS

Each Credit Party agrees that:

Section 5.1 Debt; Contingent Obligations.

(a) No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt.

(b) No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

(c) No Credit Party will, or will permit any Subsidiary to, directly or indirectly, purchase, redeem, defease or prepay in cash any principal of, premium, if any, interest or other amount payable in respect of any Debt more than one year prior to its scheduled date for payment (except (i) the Closing Date Existing Debt Payoff, (ii) with respect to the Obligations permitted under this Agreement, (iii) with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of such Debt made by exchange for, or out of the proceeds of, Permitted Debt (including in connection with a Permitted Refinancing), (iv) payments of regularly scheduled principal and interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Subordinated Debt that are prohibited by the subordination provisions thereof), (v) Permitted Debt described in clauses (b), (c), (d), (e), (f), (g), (i), (j), (k), (l), (m), (n) and (q) of the definition of “Permitted Debt”, (vi) for Subordinated Debt solely to the extent permitted by Section 5.5 and (vii) except with respect to Subordinated Debt, in an aggregate amount not to exceed $2,000,000).

Section 5.2 Liens. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens and, solely to the extent a Permitted Refinancing has occurred with respect to the underlying Permitted Debt of such Permitted Liens pursuant to the terms hereof, Permitted Liens incurred in such Permitted Refinancing.

Section 5.3 Distributions. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution, except for Permitted Distributions.

Section 5.4 Restrictive Agreements. No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement prohibiting the creation or assumption of any Lien upon its properties or assets constituting Collateral, whether now owned or hereafter acquired, to secure the Obligations or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (i) pay or make Distributions to any Credit Party or any Subsidiary; (ii) pay any Debt owed to any Credit Party; (iii) make loans or advances to any Credit Party; or (iv) transfer any of its property or assets to any Credit Party, in each case, other than the Permitted Restrictions; provided, that the existence of a Permitted Restriction shall in no event be deemed to limit or grant permission in respect of any covenant or other provision of this Agreement except for this Section 5.4.

Section 5.5 Payments and Modifications of Subordinated Debt. No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and expressly permitted under the Subordination Agreement, (b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement.

Section 5.6 Consolidations, Mergers and Sales of Assets; Change in Control. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:

(a) consolidate or merge or amalgamate with or into any other Person other than (i) consolidations, mergers or amalgamations among Borrowers so long as in any consolidation, merger or amalgamations involving Parent, Parent is the surviving entity, (ii) consolidations, mergers or amalgamations among a Guarantor and a Borrower so long as a Borrower is the surviving entity, (iii) consolidations or mergers among Guarantors, (iv) consolidations, mergers or amalgamations among Restricted Foreign Subsidiaries, (v) consolidations, mergers or amalgamations of any other Subsidiary, so long as a Credit Party is the surviving entity as a result of consolidation, merger, or amalgamation, (vi) dissolutions or liquidations of any Subsidiary if Agent and Borrower Representative agree in writing, acting reasonably and in good faith, that such dissolution or liquidation (A) is in the best interests of Parent and (B) is not materially disadvantageous to the Lenders (taken as a whole) and the Parent or any other Credit Party receives the assets (if any) of the relevant dissolved or liquidated Subsidiary; provided, that in the case of any dissolution or liquidation of any Credit Party that results in a distribution of assets to any Subsidiary that is not a Credit Party, such distribution shall be treated as an Investment and shall comply with Section 5.7 and (vii) any dissolution, liquidation, consolidation, merger or amalgamation of any Restricted Subsidiary (other than Aspen Georgia) the purpose of which is to effect a Permitted Asset Disposition (other than clauses (f) and (i) thereof) or any Permitted Investment (other than clauses (m)(ii) and (p) thereof); or

(b) make or consummate any Asset Dispositions other than Permitted Asset Dispositions.

Section 5.7 Purchase of Assets, Investments. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:

(a) acquire, make, own, hold, or otherwise consummate any Investment (including for the avoidance of doubt, any Acquisition) other than Permitted Investments;

(b) without limiting clause (a) above, acquire any other assets other than Permitted Investments or otherwise (i) in the Ordinary Course of Business, (ii) constituting capital expenditures, (iii) constituting replacement assets purchased with proceeds of property insurance policies, awards or other compensation with respect to any eminent domain, condemnation or similar proceeding and for which the requirements set forth in this Agreement have been satisfied and (iv) any acquisition by a Credit Party of assets of any other Credit Party to the extent not otherwise prohibited by Article 5 of this Agreement;

(c) engage in or establish any joint venture or partnership with any other Person without the written consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed); or

(d) without limiting the foregoing, no Credit Party shall, nor will any Credit Party permit any Subsidiary to, purchase or carry Margin Stock.

Section 5.8 Transactions with Affiliates. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Credit Party or any Subsidiary thereof, except for (a)(i) the Closing Date Existing Debt Payoff, and (ii) transaction disclosed on Schedule 5.8 on the Closing Date, (b) transactions that are in the Ordinary Course of Business upon fair and reasonable terms, and, in each case, which contain terms that are no less favorable to the applicable Credit Party or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party and which are disclosed to Agent in writing prior to the parties consummating such transaction, (c) transactions among Credit Parties and/or Subsidiaries that are not otherwise prohibited by this Agreement, (d) transactions constituting (i) issuances of Subordinated Debt to investors and (ii) issuance of Equity interests (other than Disqualified Equity Interests), in each case, not otherwise in contravention of this Agreement, (e) transactions pursuant to the DOE Loan Documents and (f) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements approved by the relevant board of directors, board managers or equivalent corporate body in the Ordinary Course of Business).

Section 5.9 Modification of Organizational Documents. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.

Section 5.10 Modification of Certain Agreements. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Financing Document; or (b) would reasonably be expected to be materially adverse to the rights, interests or privileges of Agent, Term Loan Servicer or the Lenders or their ability to enforce the same.

Section 5.11 Conduct of Business. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date described on Schedule 5.11 and businesses reasonably related, similar, complementary or incidental thereto. No Credit Party will, or will permit any Subsidiary to, other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts (including, without limitation, the amount and timing of finance charges, fees and write-offs) if such change would reasonably be expected to have a Material Adverse Effect or that would be reasonably expected to cause a Specified Event of Default under this Agreement.

Section 5.12 [Reserved].

Section 5.13 Limitation on Sale and Leaseback Transactions. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Credit Party or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset; provided, that the foregoing shall not prohibit any Permitted Sale and Leaseback Transaction.

Section 5.14 Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts.

(a) No Credit Party will, directly or indirectly, establish any new Deposit Account or Securities Account (other than an Excluded Account) unless such Credit Party and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement or Securities Account Control Agreement within thirty (30) days of date on which such Deposit Account or Securities Account was opened (or such longer period as Agent may agree in writing). If any Deposit Account or Securities Account ceases to constitute an Excluded Account, such Credit Party and the applicable bank, financial institution or securities shall enter into a Deposit Account Control Agreement or Securities Account Control Agreement within thirty (30) days of the date on which such Deposit Account or Securities Account ceased to be an Excluded Account (or such longer period as Agent may agree in writing). Subject to Section 7.4 and the foregoing, Credit Parties shall ensure that each Deposit Account or Securities Account of a Credit Party (other than Excluded Accounts) is subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable.

(b) Credit Parties represent and warrant that Schedule 5.14 (as updated by the Compliance Certificate delivered to Agent from time to time after the Closing Date) lists all of the Deposit Accounts and Securities Accounts of each Credit Party as of the Closing Date and as of the date on which each Compliance Certificate is delivered.

(c) At all times that any Obligations remain outstanding, Borrowers shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other Deposit Account; provided, however, that the aggregate balance in such accounts does not exceed the amount necessary to make the immediately succeeding payroll, payroll tax or benefit payment (or such minimum amount as may be required by any requirement of Law with respect to such accounts) plus $1,000,000.

Section 5.15 Compliance with Anti-Terrorism Laws. Agent hereby notifies Credit Parties that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Credit Parties and their principals, which information includes the name and address of each Credit Party and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any contracts or agreements or otherwise engage in transactions directly or indirectly with or related to any Blocked Person or any Person listed on the OFAC Lists or any Sanctioned Country. Each Credit Party shall immediately notify Agent if such Credit Party has knowledge that any Borrower, any additional Credit Party or any of their respective Subsidiaries or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) enters into a settlement agreement with a U.S. government agency, (c) pleads nolo contendere to, (d) is indicted on, or (e) is arraigned and held over on charges involving money laundering or Anti-Terrorism Laws. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing directly or indirectly with or related to any Blocked Person or Sanctioned Country, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person or Sanctioned Country, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 5.16 Change in Accounting. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant and adverse change in accounting treatment or reporting practices, except as required by GAAP or required to be GAAP compliant and except as otherwise required by Law or (ii) change the fiscal year or method for determining fiscal quarters of any Credit Party or of any Consolidated Subsidiary.

Section 5.17 Investment Company Act. No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of the Investment Company Act.

Section 5.18 Agreements Regarding Receivables. No Credit Party may backdate, postdate or redate any of its invoices. No Credit Party may make any sales on extended dating or credit terms with respect to Eligible Accounts beyond that customary in such Credit Party’s industry and in the Ordinary Course of Business. In addition to the Borrowing Base Certificate to be delivered in accordance with this Agreement, Borrower Representative shall notify Agent promptly upon any Borrower’s learning thereof, in the event any Eligible Account becomes ineligible for any reason, other than the aging of such Account, and of the reasons for such ineligibility. Borrower Representative shall also notify Agent promptly of all material disputes and claims with respect to the Accounts of any Borrower, and such Borrower will settle or adjust such material disputes and claims at no expense to Agent; provided, however, no Borrower may, without Agent’s consent, grant (a) any discount, credit or allowance in respect of its Accounts (i) which is outside the Ordinary Course of Business or (ii) which discount, credit or allowance exceeds an amount equal to $100,000 in the aggregate with respect to any individual Account of (b) any materially adverse extension, compromise or settlement to any customer or account debtor with respect to any then Eligible Account. Nothing permitted by this Section 5.16, however, may be construed to alter in any the criteria for Eligible Accounts, or Eligible Inventory provided in Section 1.1.

Section 5.19 Restricted Subsidiaries.

(a) No Credit Party shall permit the total amount of cash and Cash Equivalents held by Restricted Foreign Subsidiaries (other than for the purposes of payroll, payroll tax or benefit payment in amount necessary to make the immediately succeeding payroll, payroll tax or benefit payment), to exceed $2,000,000 (or the equivalent thereof in any foreign currency), in the aggregate, at any time.

(b) (i) No Credit Party will, or will permit any Subsidiary to, commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of any Person other than a Credit Party and (ii) no Credit Party will permit any Restricted Subsidiary to commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of a Credit Party.

(c) No Credit Party shall permit any Restricted Foreign Subsidiary to own, or have an exclusive license in respect of, any Material Intangible Assets.

(d) No Credit Party shall grant any Lien with respect to any of its assets to secure or otherwise provide credit support (except, for the avoidance of doubt, Parent pursuant to the provisions of the DOE Sponsor Support Agreement) in respect of the Permitted DOE Loan Debt except for the DOE Liens and, to the extent constituting a Lien, the granting of the non-exclusive license by Parent to Aspen Georgia to the DOE Project IP under the DOE Intercompany License.

(e) At all times prior to the joinder of Aspen Georgia as a Credit Party under this Agreement, Credit Parties shall ensure that all sales, offtake or similar revenue generating agreements or revenue generating arrangements entered into by Aspen Georgia with respect to the production from the DOE Project or otherwise (including the “Offtake Agreements” (as defined in the DOE Loan Term Sheet)) shall be entered and maintained into exclusively with Parent and not with, or for the benefit of any, third party or other Affiliate.

ARTICLE 6 – FINANCIAL COVENANTS

Section 6.1 Minimum Liquidity. Commencing on the Closing Date and at all times thereafter, Credit Parties shall not permit Liquidity to be less than $75,000,000 at any time.

Section 6.2 Minimum EBITDA. Commencing with the Defined Period ending September 30, 2024 and for each Defined Period ending thereafter, Credit Parties shall not permit EBITDA for any applicable Defined Period, as tested quarterly on the last day of each Defined Period, to be less than the Applicable Minimum EBITDA Threshold for such Defined Period.

Section 6.3 Evidence of Compliance. Credit Parties shall demonstrate compliance with Section 6.1 and Section 6.2 by furnishing to Agent, a Compliance Certificate as and when required by Section 4.1(i). The Compliance Certificate shall include, without limitation, (i) a statement and report, in form and substance reasonably satisfactory to Agent, detailing Borrowers’ calculations, (ii) a statement of the cash and Cash Equivalents, as of the date of delivery of such Compliance Certificate of (x) Borrowers, (y) Credit Parties taken as a whole, and (z) Restricted Foreign Subsidiaries, (iii) a certification as to whether an Event of Default specified in this Article has occurred, and (iv) if reasonably requested by Agent, back-up documentation (including, without limitation, bank statements, invoices, receipts and other evidence of costs incurred during such month or fiscal quarter, as applicable, as Agent shall reasonably require) evidencing the propriety of the calculations.

Section 6.4 Equity Cure Rights. In the event the Credit Parties fail to comply with the financial covenant set forth in Section 6.2, subject to the terms and conditions hereof, Parent shall have the right, until the expiration of the 15th Business Day subsequent to the date the applicable Compliance Certificate is required to be delivered for the applicable Defined Period, to receive cash contributions from its direct or indirect shareholders in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) (the “Specified Equity Contribution”) in an aggregate net amount equal to, but not greater than, the amount necessary to cure, on a dollar-for-dollar basis, the financial covenant set forth in Section 6.2 (hereinafter, the “Cure Right” and such amount, the “Cure Amount”), and EBITDA shall then be recalculated giving effect to the following pro forma adjustments: (a) EBITDA shall be increased for the applicable fiscal quarter and for the subsequent three (3) consecutive fiscal quarters, solely for the purpose of measuring EBITDA and not for any other purpose under this Agreement, by an amount equal to the Cure Amount and (b) if, after giving effect to the foregoing recalculation, the Credit Parties shall then be in compliance with the requirements of the financial covenant set forth in Section 6.2, the Credit Parties shall be deemed to have been in compliance with such financial covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenant that had occurred shall be deemed not to have occurred for this purpose of the Agreement and no Event of Default shall be deemed to have occurred as a result of such financial covenant breach; provided, that the net cash proceeds of such Specified Equity Contribution in an amount equal to the Cure Amount shall be applied to prepay the Term Loans in accordance with Section 2.1(a)(ii)(B)(iv). This Section 6.4 may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with Section 6.2 (and not pro forma compliance with Section 6.2 that is required by any other provision of this Agreement) and shall not result in any adjustment to any amounts (including the amount of Debt) or increase in cash (and shall not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article V) with respect to the fiscal quarter with respect to which such Cure Amount was made other than the amount of the EBITDA referred to in the immediately preceding sentence. Notwithstanding anything herein to the contrary, in no event shall Parent be permitted to exercise the Cure Right hereunder (i) more than four (4) times in the aggregate during the term of this Agreement, (ii) more than two (2) times in any four consecutive fiscal quarter period, or (iii) with respect to two consecutive fiscal quarters.

ARTICLE 7 – CONDITIONS

Section 7.1 Conditions to Closing. The obligation of each Lender to make the initial Loans on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist attached hereto as Exhibit F, each in form and substance reasonably satisfactory to Agent, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders in their reasonable discretion:

(a) the receipt by Agent of executed counterparts of this Agreement and the other Financing Documents;

(b) the payment of all fees, expenses and other amounts due and payable under each Financing Document on the Closing Date;

(c) since December 31, 2023, the absence of any Material Adverse Effect;

(d) the receipt of the initial Borrowing Base Certificate, prepared as of the Closing Date; and

(e) Agent shall have completed a reasonably satisfactory field exam and all other necessary or reasonably desirable audits and appraisals with respect to Collateral included in the Borrowing Base, the results of which are reasonably satisfactory to Agent and Lenders.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 7.2 Conditions to Each Loan. The obligation of the Lenders to make a Loan or an advance in respect of any Loan (including the initial Loans), is subject to the satisfaction of the following additional conditions:

(a) (i) in the case of each borrowing of Revolving Loans, receipt by Agent of a Notice of Borrowing and an updated Borrowing Base Certificate, and (ii) in the case of a Term Loan advance, receipt by Agent and Term Loan Servicer of a Notice of Borrowing in accordance with the provisions of Section 2.1(a)(ii);

(b) the fact that, immediately after such borrowing and after application of the proceeds thereof, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;

(c) the fact that, immediately before and after such advance, no Default or Event of Default shall have occurred and be continuing;

(d) for Loans made on the Closing Date, the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the Closing Date, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(e) for Loans made after the Closing Date, the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing, except to the extent that any such representation or warranty relates to a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such specific earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(f) since the Closing Date, the absence of any fact, event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

Each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Credit Party on the date of such notice or acceptance as to the facts specified in this Section, and (z) a restatement by each Credit Party that each and every one of the representations made by it in any of the Financing Documents is true and correct in all material respects as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date); provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

Section 7.3 Searches. Before the Closing Date, and thereafter (as and when determined by Agent in its reasonable discretion), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Credit Parties’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds: (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized. Notwithstanding anything to the contrary herein, after the Closing Date, Credit Parties shall not be liable for the expenses associated with such searches conducted more than once during each twelve month period unless an Event of Default has occurred and is continuing.

Section 7.4 Post-Closing RequirementsSection 7.5 . Unless Agent shall otherwise consent in writing, Credit Parties shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto (as amended or otherwise modified from time to time) on or before the date set forth for each such item thereon (or such later date as Agent may reasonably agree), each of which shall be completed or provided in form and substance reasonably satisfactory to Agent.

ARTICLE 8 – RESERVED

ARTICLE 9 – SECURITY AGREEMENT

Section 9.1 Generally. As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, each Credit Party hereby assigns, grants and pledges to Agent, for the benefit of itself and Lenders, and, subject only to Permitted Liens and Permitted Priority Liens, a continuing first priority Lien on and security interest in, upon, and to the Collateral set forth on Schedule 9.1 attached hereto and made a part hereof.

Section 9.2 Representations and Warranties and Covenants Relating to Collateral.

(a) The security interest granted pursuant to this Agreement constitutes a valid and, to the extent such security interest is required to be perfected (except in respect of Excluded Perfection Assets) by this Agreement and any other Financing Document, continuing perfected security interest in favor of Agent in all Collateral subject, for the following Collateral, to the occurrence of the following and, in each case, excluding any Excluded Perfection Assets: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 9.2(b), as applicable (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Agent in completed and duly authorized form), (ii) with respect to any Deposit Account for which Deposit Account Control Agreements are required pursuant to this Agreement, the execution of Deposit Account Control Agreements, (iii) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a contractual obligation granting control to Agent over such letter-of-credit rights, (iv) in the case of electronic chattel paper, the completion of all steps necessary to grant control to Agent over such electronic chattel paper, (v) in the case of all certificated stock, debt instruments and investment property, the delivery thereof to Agent of such certificated stock, debt instruments and investment property consisting of instruments and certificates, in each case, properly endorsed for transfer to Agent or in blank, (vi) in the case of all investment property not in certificated form, the execution of control agreements with respect to such investment property and (vii) in the case of all other instruments and tangible chattel paper that are not certificated stock, debt instructions or investment property, the delivery thereof to Agent of such instruments and tangible chattel paper. Such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens. Except to the extent not required pursuant to the terms of this Agreement, all actions by each Credit Party necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken.

(b) Schedule 9.2(b) (as updated by the Compliance Certificates delivered to Agent from time to time after the Closing Date) sets forth (i) each chief executive office and principal place of business of each Credit Party and each of their respective Subsidiaries, and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of Credit Parties regarding any Collateral or any of Credit Party’s assets, liabilities, business operations or financial condition are kept, which such Schedule 9.2(b) indicates, in each case, which Credit Parties have Collateral and/or books and records located at such address, and, in the case, of any such address not owned by one or more of the Credit Parties, indicates the nature of such location (e.g., leased business location operated by Credit Parties, third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.

(c) Without limiting the generality of Section 3.2, except as indicated on Schedule 3.19 with respect to any rights of any Credit Party as a licensee under any license of Intellectual Property owned by another Person, and except for the filing of financing statements under the UCC and any other recordings, filings and other perfection actions in connection with the Liens granted to Agent under this Agreement or any Security Document, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Credit Party to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the granting of the security interest or the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and neither any such grant of Liens in favor of Agent or exercise of rights by Agent shall violate or cause a default under any Material Contract between any Credit Party and any other Person relating to any such Collateral, including any license to which a Credit Party is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Credit Party or any other Person, except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, except as set forth on Schedule 9.2(d) and except to the extent constituting Excluded Perfection Assets or Excluded Property, no Credit Party has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments, documents or investment property (in each case, other than Excluded Perfection Assets, Excluded Property or Equity Interests in any Subsidiaries of such Credit Party disclosed on Schedule 3.4), and Credit Parties shall give notice to Agent promptly (but in any event not later than the delivery by Credit Parties of the next quarterly Compliance Certificate required pursuant to Section 4.1(i) for the month in which such assets were acquired) following the acquisition by any Credit Party of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, investment property, in each case, other than Excluded Perfection Assets or Excluded Property. No Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper (in each case, other than Excluded Accounts and/or Excluded Property) in which any Credit Party has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Credit Parties is maintained).

(e) Credit Parties shall not take any of the following actions or make any of the following changes unless Borrower Representative has given at least five (5) Business Days (or such later date as Agent may agree in writing, in its sole discretion) prior written notice to Agent of Credit Parties’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral: (i) change the legal name of any Credit Party as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Borrower or Credit Party or allow any Borrower or Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower or Credit Party, or change the type of entity that it is; provided, that in no event shall a Credit Party organized under the laws of the United States or any state thereof be reorganized under the laws of a jurisdiction other than the United States or any State thereof or (iii) change its chief executive office or principal place of business. Credit Parties shall not change the location of its books and records or move any Collateral (other than Collateral that is in transit or out for repair) to or place any Collateral on any location, in each case, that is not otherwise then listed on the Schedules, as updated from time to time pursuant to the terms of this Agreement, and/or establish any business location at any location that is not then listed on such Schedules, unless Credit Parties have otherwise complied with the requirements set forth in Section 9.2(g)(iv), if applicable, with respect to such location.

(f) Credit Parties shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the Ordinary Course of Business, and in amounts that are otherwise not material with respect to the Account and which, after giving effect thereto, do not cause the Borrowing Base to be less than the Revolving Loan Outstandings) without the prior written consent of Agent. Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Credit Parties with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Credit Parties and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

(g) Without limiting the generality of Sections 9.2(c) and 9.2(e):

(i) Credit Parties shall deliver to Agent all tangible Chattel Paper and all Instruments and documents (other than any Excluded Perfection Assets) owned by any Credit Party and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. Credit Parties shall provide Agent with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper (other than Excluded Perfection Assets) owned by any Credit Party and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Credit Parties also shall deliver to Agent all security agreements securing any such Chattel Paper and securing any such Instruments (other than Excluded Perfection Assets). Credit Parties will mark conspicuously all such Chattel Paper and all such Instruments and documents (other than Excluded Perfection Assets) with a legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents.

(ii) Credit Parties shall deliver to Agent all letters of credit (except to the extent constituting an Excluded Perfection Asset) on which any Credit Party is the beneficiary and which give rise to letter of credit rights owned by such Credit Party which constitute part of the Collateral, in each case, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. Except with respect to Excluded Perfection Assets, Credit Parties shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner acceptable to Agent.

(iii) Credit Parties shall promptly advise Agent within ten (10) Business Days (or such later date as Agent may agree in writing, in its sole discretion) any Credit Party becoming aware that it has any interests in any commercial tort claim (except to the extent constituting an Excluded Perfection Asset), which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Credit Parties shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall reasonably request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.

(iv) Unless Agent shall otherwise consent, Credit Parties shall, with respect to any Specified Location (as defined below) as of the Closing Date, within the time period contemplated under Section 7.4 and with respect to any Specified Location after the Closing Date, within 90 days (or such longer period as Agent may agree) of entry into the relevant agreement with respect to such leased property, mortgagee, warehouseman, consignee or bailee or changing of the relevant Collateral location, as applicable, use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement, or bailee agreement, as applicable, from the lessor of each leased property, the mortgagee of owned property or the warehouseman, consignee, bailee at any business location, in each case, located in the United States and (a) which is a Credit Party’s chief executive office or (b) where (i) any portion of the Collateral included in or proposed to be included in the Borrowing Base, or (ii) any portion of the Collateral with a value in excess of $1,000,000, is located (each location referred to in clauses (a) and (b), a “Specified Location”), in each case, which agreement or letter shall be reasonably satisfactory in form and substance to Agent. In no event shall any Credit Parties organized in the United States maintain any tangible Collateral (other than Inventory with contract manufacturers and Inventory in transit in the Ordinary Course of Business) with a value in excess of $1,000,000 outside of the United States without Agent’s prior consent.

(v) Except where a failure to do so could not reasonably be expected to have a Material Adverse Effect, Credit Parties shall cause all material Equipment and other material tangible personal property (other than Inventory) to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are reasonably necessary or desirable to such end. Upon request of Agent, Credit Parties shall promptly (and in any event, on or prior to the next Compliance Certificate required to be delivered pursuant to Section 4.1), deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible personal property constituting Collateral (other than Excluded Perfection Assets) and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership. Except for any leasehold improvements customary to the business of the Credit Parties, the Credit Parties shall not permit any such tangible personal property to become fixtures to real property unless such real property, to the extent otherwise required pursuant to this Agreement, is subject to a Lien in favor of Agent.

(vi) Each Credit Party hereby authorizes Agent to file without the signature of such Credit Party one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Credit Party as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now owned or hereafter acquired) in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Credit Party any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral. Each Credit Party also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(vii) As of the Closing Date, no Credit Party holds, and after the Closing Date, Credit Parties shall promptly (and in any event, on or prior to the next Compliance Certificate required to be delivered pursuant to Section 4.1) notify Agent in writing upon creation or acquisition by any Credit Party of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law. Upon the request of Agent, with respect to any claims referred to in the preceding sentence that in the aggregate exceed $2,500,000, Credit Parties shall take such commercially reasonable steps as may be necessary or desirable, or that Agent may request, in each case, to the extent permitted by Law, to comply with any such applicable Law.

(viii) Credit Parties shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

ARTICLE 10 - EVENTS OF DEFAULT

Section 10.1 Events of Default. For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a) (i) any Credit Party shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document and with respect to any such payment (other than principal and interest), such failure shall continue for three (3) Business Days after the date such amount was due, or (ii) there shall occur any default in the performance of or compliance with any of the following sections or articles of this Agreement, Section 4.1, Section 4.2(b), Section 4.4(c), Section 4.6, Section 4.9, Section 4.11, Section 4.16, Section 4.17 or Section 7.4 and such default is not remedied by the Credit Party or waived by Agent within ten (10) Business Days after the earlier of (x) receipt by Borrower Representative of written notice from Agent or Required Lenders of such default, or (y) actual knowledge of any Responsible Officer of a Borrower or any other Credit Party of such default; (iii) there shall occur any default in the performance of or compliance with Section 2.11 or Section 5.14 of this Agreement and such default is not remedied by the Credit Party or waived by Agent within five (5) Business Days after the earlier of (x) receipt by Borrower Representative of written notice from Agent or Required Lenders of such default, or (y) actual knowledge of any Responsible Officer of a Borrower or any other Credit Party of such default; or (iv) there shall occur any default in the performance of or compliance with any of the following sections or articles of this Agreement: Article 5 (other than Section 5.14) or Article 6 (subject to the Cure Right set forth in Section 6.4 with respect to a Default under Sections 6.2);

(b) any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within thirty (30) days after the earlier of (i) receipt by Borrower Representative of written notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Responsible Officer of a Borrower or any other Credit Party of such default;

(c) any written representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(d) (i) failure of any Credit Party or any Subsidiary thereof to pay when due (after any applicable grace period contained therein) any principal, interest or other amount on Debt (other than the Loans and other than Permitted DOE Loan Debt) having an individual principal amount in excess of $1,000,000 or having an aggregate principal amount in excess of $5,000,000 (“Material Debt”), or the occurrence of any breach, default, condition or event with respect to any such Debt

(other than the Loans and other than Permitted DOE Loan Debt), if the effect of such failure or occurrence is to cause, or to permit the holder or holders of any such Debt to cause, such Debt to become or be declared due prior to its stated maturity, (ii) without limiting the foregoing clause (i), the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or the occurrence of any event requiring (or that would allow the holders thereof to require) the prepayment in full or mandatory redemption of any Subordinated Debt prior to its stated maturity, and (iii) with respect to any Permitted DOE Loan Debt, the (A) failure of Aspen Georgia to pay when due any principal of or interest on or any other amount payable in respect of the Permitted DOE Loan Debt, in each case, beyond any grace period provided therefor, (B) the occurrence of any breach or default by Aspen Georgia with respect to any financial covenant under the DOE Loan Agreement, in each case, beyond any grace period provided therefor, (C) the occurrence of any breach or default under the DOE Loan Agreement (other than as referred to in the preceding clauses (iii)(A) and (iii)(B)), in each case, beyond any grace period provided therefor, which breach or default is publicly disclosed or required to be disclosed by Parent pursuant to the Securities Exchange Act of 1934, as amended, (D) the occurrence of any other breach or default under any DOE Loan Document, in each case, beyond any grace period provided thereof, as a result of which (x) the Permitted DOE Loan Debt is accelerated or becomes due and payable in full prior to the scheduled maturity date thereof and/or (y) the DOE, FFB or the DOE Collateral Agent are taking enforcement actions with respect to any material portion of the collateral securing the Permitted DOE Loan Debt, or (E) the occurrence of any other breach or default under any DOE Loan Document, in each case, beyond any grace period provided thereof, which breach or default could reasonably be expected to result in a Material Adverse Effect;

(e) any Credit Party or any Subsidiary of a Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or any analogous procedure or step is taken in any other jurisdiction now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize the foregoing;

(f) an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Credit Party under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;

(g) (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $5,000,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code or an event occurs that could reasonably be expected to give rise to a Lien under Section 4068 of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $5,000,000;

(h) there is entered against any Credit Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money or fines or penalties issued by any Governmental Authority involving in the aggregate a liability (not fully covered or paid by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, or (ii) one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case (i) or (ii), (A) enforcement proceedings are commenced by any creditor or any such Governmental Authority, as applicable, upon such judgment, order, penalty or fine, as applicable, or (B) such judgment, order, penalty or fine, as applicable, shall not have been vacated, discharged, stayed or bonded, as applicable, pending appeal within thirty (30) days from the entry or issuance thereof;

(i) except solely as a result of any action or inaction of Agent or any Lenders (provided, that such action or inaction is not caused by a Credit Party’s failure to comply with the terms of the Financing Documents), any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;

(j) the institution by any Governmental Authority of criminal proceedings against any Credit Party;

(k) a default or event of default occurs under any other Financing Document and any applicable grace period under such Financing Document has expired;

(l) Parent’s equity fails to remain registered with the SEC, and/or such equity fails to remain publicly traded and registered on the NYSE, NASDAQ or other public securities exchange acceptable to Agent;

(m) [reserved];

(n) any Specified Material Contract shall be terminated or cease to be in full force and effect prior to the end of the fixed term thereunder and, such termination or ineffectiveness would reasonably be expected to result in either (A) a Material Adverse Effect or (B) the Credit Parties being unable to satisfy the financial covenants in Section 6.1 and Section 6.2 calculated based on the most recently delivered Compliance Certificate, but on a pro forma basis after removing any revenues attributable to such Specified Material Contract;

(o) the occurrence of a Change in Control; or

(p) any of the Financing Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any Credit Party shall so assert, in each case, unless such Financing Document terminates pursuant to the terms and conditions thereof without any breach or default thereunder by any Credit Party thereto.

All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 10.2 Acceleration and Suspension or Termination of Revolving Loan Commitment and Term Loan Commitment. Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and/or Term Loan Commitment and the obligations of Agent, Term Loan Servicer and the Lenders with respect thereto, in whole or in part (and, if in part, each Lender’s Revolving Loan Commitment and/or Term Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and Credit Parties will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Credit Party or any other act by Agent or the Lenders, the Revolving Loan Commitment and Term Loan Commitment and the obligations of Agent, Term Loan Servicer and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and Credit Parties will pay the same.

Section 10.3 UCC Remedies.

(a) Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable Law; including, without limitation:

(i) the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii) the right to (by its own means or with judicial assistance) enter any of Credit Parties’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Credit Parties’ original books and records, to obtain access to Credit Parties’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Credit Parties shall not resist or interfere with such action (if Credit Parties’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Credit Parties hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);

(iii) the right to require Credit Parties at Credit Parties’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;

(iv) the right to notify postal authorities to change the address for delivery of Credit Parties’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Credit Party; and/or

(v) the right to enforce Credit Parties’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including documented out-of-pocket attorneys’ fees, to Credit Parties, and (ii) the right, in the name of Agent or any designee of Agent or Credit Parties, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Credit Parties’ compliance with applicable Laws. Credit Parties shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Credit Parties’ affairs, all of which contacts Credit Parties hereby irrevocably authorize.

(b) Each Credit Party agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable Laws, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Credit Parties. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable Laws) purchase all or any part of the Collateral, free from any right of redemption by Credit Parties, which right is hereby waived and released. Each Credit Party covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Credit Parties will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Credit Parties shall be credited with the proceeds of the sale. Credit Parties shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c) Without restricting the generality of the foregoing and for the purposes aforesaid, each Credit Party hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Credit Party and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Credit Party might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.

(d) Upon the occurrence and during the continuance of an Event of Default, subject to any right of any third parties and/or any agreement between any Borrower and any third party to the extent not granted or entered into in contravention of the terms of this Agreement, Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, upon the occurrence and during the continuance of an Event of Default, without charge, Credit Parties’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Article, Credit Parties’ rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Agent’s and each Lender’s benefit, subject to any rights of third party licensors or licensees, as applicable.

Section 10.4 Protective Payments. If any Credit Party fails to pay or perform any covenant or obligation under this Agreement or any other Financing Document, Agent may pay or perform such covenant or obligation, and all amounts so paid by Agent are Protective Advances and immediately due and payable, constituting principal and bearing interest at the then highest applicable rate for the Loans hereunder, and secured by the Collateral. No such payments or performance by Agent shall be construed as an agreement to make similar payments or performance in the future or constitute Agent’s waiver of any Event of Default. Without limiting the foregoing, each Lender and each Borrower hereby authorizes Agent, without the necessity of any notice or further consent from any Lender, from time to time prior to a Default, to make any Protective Advance with respect to any Collateral or the Financing Documents which may be necessary to protect the priority, validity or enforceability of any lien on, and security interest in, any Collateral and the instruments evidencing or securing the obligations of Borrowers under the Financing Documents. Credit Parties agree to pay on demand all Protective Advances. The Lenders must reimburse Agent for any Protective Advances (in accordance with their Pro Rata Shares) to the extent not reimbursed by Credit Parties.

Section 10.5 Default Rate of Interest. At the election of Agent or Required Lenders and upon written notice to Borrower Representative, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are two percent (2.00%) per annum in excess of the rates otherwise payable under this Agreement; provided, however, that in the case of any Event of Default specified in Section 10.1(e) or 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender.

Section 10.6 Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time, with reasonably prompt subsequent notice to such Credit Party (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Credit Party or any of its Subsidiaries (regardless of whether such balances are then due to such Credit Party or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Credit Party or any of its Subsidiaries, against and on account of any of the Obligations (other than inchoate indemnification obligations for which no claim has yet been made), except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Credit Party agrees, to the fullest extent permitted by Law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.

Section 10.7 Application of Proceeds.

(a) Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by

Agent or Term Loan Servicer from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Credit Parties on the one hand and Agent, Term Loan Servicer and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received by Agent or Term Loan Servicer against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b) Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent and Term Loan Servicer, as applicable, shall apply any and all payments received by Agent or Term Loan Servicer (as applicable) in respect of the Obligations, and any and all proceeds of Collateral received by Agent or Term Loan Servicer, in such order as Agent or Term Loan Servicer, as applicable, may from time to time elect.

(c) Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent or Term Loan Servicer, as applicable, shall apply any and all payments received by Agent or Term Loan Servicer, as applicable, in respect of the Obligations, and any and all proceeds of Collateral received by Agent or Term Loan Servicer, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent or Term Loan Servicer with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Credit Parties owing to Agent, Term Loan Servicer or any Lender under the Financing Documents. Any balance remaining shall be delivered to Credit Parties or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.

Section 10.8 Waivers.

(a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable Law, each Credit Party waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lenders may lawfully do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Credit Party acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b) Each Credit Party for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender and made in accordance with the terms of any Financing Document; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent, Term Loan Servicer or any Lender with respect to the payment or other provisions of the Financing Documents and made in accordance with the terms of any Financing Document, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Credit Party, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Credit Party and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Credit Party, Agent, Term Loan Servicer or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by Law, expressly waives the benefit of any statute or rule of Law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) To the extent that Agent, Term Loan Servicer or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent, Term Loan Servicer or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent, Term Loan Servicer or any Lender may at any time after such acquiescence require Credit Parties to comply with all such requirements. Any forbearance by Agent, Term Loan Servicer or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable Law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s, Term Loan Servicer’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s, Term Loan Servicer’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d) Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Credit Party agrees that if an Event of Default is continuing (i) Agent, Term Loan Servicer and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent, Term Loan Servicer or Lenders shall remain in full force and effect until Agent, Term Loan Servicer or Lenders have exhausted all remedies against the Collateral and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Credit Parties’ obligations under the Financing Documents.

(e) Nothing contained herein or in any other Financing Document shall be construed as requiring Agent, Term Loan Servicer or any Lender to resort to any part of the Collateral for the satisfaction of any of Credit Parties’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Credit Parties’ obligations under the Financing Documents. In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Credit Party defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f) To the fullest extent permitted by Law, each Credit Party, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent, Term Loan Servicer or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Credit Party does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Section 10.9 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent, Term Loan Servicer and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by Law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.

Section 10.10 Marshalling; Payments Set Aside. Neither Agent, Term Loan Servicer nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Credit Party makes any payment or Agent enforces its Liens or Agent, Term Loan Servicer, or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

ARTICLE 11 - AGENT

Section 11.1 Appointment and Authorization.

(a) Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.

(b) Each Lender hereby irrevocably appoints and authorizes Term Loan Servicer to take such actions as Term Loan Servicer on its behalf and to exercise such powers under the Financing Documents as are delegated to Term Loan Servicer by the terms thereof, together with all such powers as are reasonably incidental thereto.

(c) Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders and Term Loan Servicer.

(d) The provisions of this Article 11 are solely for the benefit of Agent, Term Loan Servicer and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent and Term Loan Servicer shall each act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party.

(e) Each of Agent and Term Loan Servicer may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Financing Document by or through any agents, servicers, trustees, investment managers, employees, attorney-in-fact or any other Person (including any Lender). Any such Person shall benefit from this Article 11 to the extent provided by Agent or Term Loan Servicer, as applicable.

Section 11.2 Agents and Affiliates. Agent and Term Loan Servicer shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and Term Loan Servicer and their respective Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent or Term Loan Servicer, as applicable, hereunder.

Section 11.3 Action by Agent and Term Loan Servicer. The duties of Agent and Term Loan Servicer shall be mechanical and administrative in nature. Neither Agent nor Term Loan Servicer shall have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent or Term Loan Servicer any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 11.4 Consultation with Experts. Agent and Term Loan Servicer may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5 Liability of Agent. None of Agent, Term Loan Servicer nor any of their directors, officers, agents, trustees, investment managers, servicers or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent and Term Loan Servicer shall each be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence, fraud or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. None of Agent, Term Loan Servicer nor any of their directors, officers, agents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Neither Agent nor Term Loan Servicer shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Neither Agent nor Term Loan Servicer shall be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such Erroneous Payments received by them).

Section 11.6 Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent and Term Loan Servicer (to the extent not reimbursed by Credit Parties) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s or Term Loan Servicer’s, as applicable, gross negligence, fruad or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent or Term Loan Servicer, as applicable, may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent or Term Loan Servicer, as applicable, hereunder or thereunder. If any indemnity furnished to Agent or Term Loan Servicer for any purpose shall, in the opinion of Agent or Term Loan Servicer (as applicable), be insufficient or become impaired, Agent or Term Loan Servicer, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Section 11.7 Right to Request and Act on Instructions. Agent and Term Loan Servicer may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent or Term Loan Servicer is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent or Term Loan Servicer, as applicable, shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent or Term Loan Servicer as a result of Agent or Term Loan Servicer, as applicable, acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), neither Agent nor Term Loan Servicer shall have any obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent or Term Loan Servicer, as applicable, to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

Section 11.8 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent, Term Loan Servicer or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent, Term Loan Servicer or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.9 Collateral and Guarantee Matters. Notwithstanding anything to the contrary in this Agreement, (a) any Guarantor shall be automatically released from its obligations hereunder and its Guarantee and/or any Lien granted by such Guarantor or held by Agent under any Security Document shall be automatically released (i) upon termination of the Revolving Loan Commitment and Term Loan Commitment and payment in cash in full of all Obligations (other than inchoate indemnification obligations for which no claim has yet been made); or (ii) to the extent constituting property sold or disposed of as part of a Permitted Asset Disposition (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property or other applicable transaction being made in full compliance with the provisions of the Financing Documents); provided, that in the case of a disposition made to any Credit Party, the relevant transferred assets shall become part of the Collateral of the transferee Credit Party (except to the extent such assets are Excluded Property). Lenders irrevocably authorize Agent to (and Agent shall) effectuate the foregoing release and to execute and deliver, at the Credit Parties’ expense, all documents that may be required or that such Credit Party may reasonably request to evidence such termination or release. Lenders also irrevocably authorize Agent to subordinate any Lien granted to or held by Agent under any Security Document to a Permitted Lien that is a Permitted Priority Lien. Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9. Without limiting the foregoing, Agent hereby agrees to take such action as is reasonably necessary or otherwise reasonably requested by Borrower Representative to release its lien with respect to Equity Interests of Aspen Georgia upon the execution of the DOE Loan Agreement all at the Credit Parties sole cost and expense in accordance with Section 13.14(a).

Section 11.10 Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.11 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12 Assignment by Agent; Resignation of Agent; Successor Agent.

(a) Agent and/or Term Loan Servicer may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender or an Affiliate of Agent or any Lender or any Approved Fund, or (ii) any Eligible Assignee to whom Agent or Term Loan Servicer, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case, without the consent of the Lenders or Credit Parties. Promptly following any such assignment, Agent or Term Loan Servicer, as applicable, shall give notice to the Lenders and Borrowers. Failure to give such notice shall not affect such assignment in any way or cause the assignment to be ineffective. An assignment by Agent or Term Loan Servicer, as applicable, pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b) Without limiting the rights of Agent or Term Loan Servicer to designate an assignee pursuant to subsection (a) above, Agent or Term Loan Servicer may at any time give written notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent or Term Loan Servicer, as applicable, which successor Agent or Term Loan Servicer shall be an Eligible Assignee. If no such Eligible Assignee successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent or Term Loan Servicer gives notice of its resignation, then the retiring Agent or Term Loan Servicer may on behalf of the Lenders, appoint a successor Agent or Term Loan Servicer; provided, however, that if Agent or Term Loan Servicer shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent or Term Loan Servicer that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent or Term Loan Servicer shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent or Term Loan Servicer, as applicable, shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent or Term Loan Servicer, as applicable, as provided for above in this paragraph.

(c) Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent or Term Loan Servicer, as applicable, pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent or Term Loan Servicer, and the retiring Agent or Term Loan Servicer shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent or Term Loan Servicer shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation or retiring Term Loan Servicer’s resignation (as applicable) hereunder and under the other Financing Documents, the provisions of this Article 11 and Section 11.12 shall continue in effect for the benefit of such retiring Agent or Term Loan Servicer and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent or Term Loan Servicer was acting or was continuing to act as Agent or Term Loan Servicer, as applicable.

Section 11.13 Payment and Sharing of Payment.

(a) Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i) Agent shall have the right, on behalf of Revolving Lenders to disburse funds to Borrowers for all Revolving Loans requested or deemed requested by Borrowers pursuant to the terms of this Agreement. Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-Funding Lenders, will fund its Pro Rata Share of all Revolving Loans requested by Borrowers. Each Revolving Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to a Borrower. If Agent elects to require that each Revolving Lender make funds available to Agent, prior to a disbursement by Agent to a Borrower, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan requested by such Borrower no later than noon (Eastern time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall pay Agent on such date such Revolving Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Revolving Loan Payment Account, or such other account as may be identified by Agent to Revolving Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share of any funds advanced by Agent pursuant to the first sentence of this clause (i) within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Agent. Any repayment required by Borrowers pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii) On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender’s percentage interest of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Revolving Lender’s actual percentage interest of the Revolving Loans to such Lender’s required percentage interest of the Revolving Loan balance as of any Settlement Date, the Revolving Lender from which such payment is due shall pay Agent, without setoff or discount, to the Payment Account before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the rate of interest then applicable to Revolving Loans.

(iii) On each Settlement Date, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s percentage interest of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender’s Revolving Loan Exposure with respect thereto, and shall make payment to such Revolving Lender before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, however, that, in the case such Revolving Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.

(iv) On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrowers the full amount of the initial Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Loans to Borrowers in a timely manner on such date. If Agent elects to advance the initial Loans to Borrowers in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Loans unless Agent receives such Lender’s Pro Rata Share of such Loans before 3:00 p.m. (Eastern time) on the Closing Date.

(v) It is understood that for purposes of advances to Borrowers made pursuant to this Section 11.13, Agent will be using the funds of Agent, and pending settlement, (A) all funds transferred from the Revolving Loan Payment Account to the outstanding Revolving Loans shall be applied first to advances made by Agent to Borrowers pursuant to this Section 11.13, and (B) all interest accruing on such advances shall be payable to Agent.

(vi) The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.

(b) Term Loan Payments. Payments of principal, interest and fees in respect of the Term Loans will be settled on the date of receipt if received by Term Loan Servicer on the last Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the last Business Day of a month; provided, however, that, in the case such Lender is a Defaulted Lender, Term Loan Servicer shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Credit Party.

(c) Return of Payments.

(i) If Agent or Term Loan Servicer pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent or Term Loan Servicer, as applicable, from a Credit Party and such related payment is not received by Agent, then Agent or Term Loan Servicer, as applicable, will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii) If Agent or Term Loan Servicer determines at any time that any amount received by Agent or Term Loan Servicer, as applicable, under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent or Term Loan Servicer, as applicable, will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent or Term Loan Servicer, as applicable, on demand any portion of such amount that Agent or Term Loan Servicer, as applicable, has distributed to such Lender, together with interest at such rate, if any, as Agent or Term Loan Servicer, as applicable, is required to pay to any Credit Party or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent nor Term Loan Servicer shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(e) Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Each Credit Party agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by Law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Credit Parties in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

Section 11.14 Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Credit Parties’ expense. If an Event of Default has occurred and is continuing, Agent is further authorized by the Credit Parties and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by the Credit Parties, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations. Each Credit Party hereby agrees to reimburse Agent for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 13.14(a). Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.

Section 11.15 Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent and Term Loan Servicer (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 11.16 Amendments and Waivers.

(a) No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrower Representative, the Required Lenders and any other Lender to the extent required under Section 11.16(b); provided, however, the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

(i) if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender; and/or

(ii) if the rights or duties of Agent are affected thereby, by Agent; and/or

(iii) if the rights or duties of Term Loan Servicer are affected thereby, by Term Loan Servicer,

provided, however, that, in each of clauses (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(b)(ii)) of principal of any Loan, or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges and any extension for administrative convenience agreed by Agent) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder, in each case, to reduce any voting percentage required hereunder; (D) release all or substantially all of the Collateral, authorize any Credit Party to sell or otherwise dispose of all or substantially all of the Collateral, release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, or consent to a transfer of any of the Intellectual Property, except, in each case, with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b); (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Credit Party of its payment obligations under any Financing Document, except, in each case, with respect to this clause (F), pursuant to a merger, consolidation, amalgamation or other transaction permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7 or amend any of the definitions Pro Rata Share, Revolving Loan Commitment, Term Loan Commitment, Revolving Loan Commitment Amount, Term Loan Commitment Amount, Revolving Loan Commitment Percentage, Term Loan Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.

Section 11.17 Assignments and Participations.

(a) Assignments.

(i) Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Credit Parties, Agent and Term Loan Servicer shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 (which fee may be waived or reduced in Agent’s sole discretion) to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(ii) From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 13.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.

(iii) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the office of its servicer located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loan owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in such Register shall be conclusive, absent manifest error, and Borrower, Agent, Term Loan Servicer and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Register shall be available for inspection by Borrower, Term Loan Servicer and any Lender, at any reasonable time upon reasonable prior notice to Agent. Each Lender that sells a participation shall, acting solely for this purpose as an agent of each Borrower maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Obligations (each, a “Participant Register”). The entries in the Participant Registers shall be conclusive, absent manifest error. Each Participant Register shall be available for inspection by Borrower, Agent and Term Loan Servicer at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person (including Borrower) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, Agent (in its capacity as Agent) and Term Loan Servicer (in its capacity as Term Loan Servicer) shall have no responsibility for maintaining a Participant Register.

(iv) Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v) Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). At any time when Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service. With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.

(b) Participations. Any Lender may at any time, without the consent of, or notice to, any Credit Party, Agent or Term Loan Servicer, sell to one or more Persons (other than any Credit Party or any Credit Party’s Affiliates) participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Credit Parties, Agent and Term Loan Servicer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Credit Party shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.8 unless Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 2.8(c) as though it were a Lender. Each Credit Party agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in the proviso following Section 11.16(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest.

(c) Replacement of Lenders. Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(h), which demand shall not have been revoked, (ii) any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a) through (h), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) through (h), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrowers shall pay to Agent the $3,500 processing fee (which fee may be waived or reduced in the sole discretion of Agent) in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Credit Parties, shall be effective for purposes of this Section 11.17(c) and Section 11.17(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 13.1.

(d) Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.

Section 11.18 Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist. So long as Agent has not waived the conditions to the funding of Loans set forth in Section 7.2 or Section 2.1, any Lender may deliver a notice to Agent stating that such Lender shall cease making Revolving Loans or not fund any tranche of the Term Loan, as applicable, due to the non-satisfaction of one or more conditions to funding Loans set forth in Section 7.2 or Section 2.1, and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Revolving Loan Outstanding in excess of Zero Dollars ($0) or Term Loans outstanding in excess of Zero Dollars ($0); provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:

(a) For purposes of determining the Pro Rata Share of each Lender under clauses (a) and (b) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment Amount and Term Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.

(b) Except as provided in clause (a) above, the Revolving Loan Commitment Amount and Term Loan Commitment Amount of each Non-Funding Lender shall be deemed to be Zero Dollars ($0).

(c) The Revolving Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Revolving Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate Revolving Loan Outstandings of all Non-Funding Lenders as of such date.

(d) The Term Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Term Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate principal amount outstanding under the Term Loans of all Non-Funding Lenders as of such date.

(e) Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 2.1(b)(i) to pay interest, fees, expenses and other charges of any Credit Party.

(f) To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Loans or Term Loans pursuant to Section 10.7, such payments and proceeds shall be applied first in respect of Revolving Loans or Term Loans made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Loans or Term Loans, as applicable.

ARTICLE 12 – GUARANTY

Section 12.1 Guaranty. Each Guarantor hereby unconditionally (a) guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all of the Obligations, including payment in full of the principal, accrued but unpaid interest and all other amounts due and owing to the Agent, Term Loan Servicer and Lenders under the Loans and (b) indemnifies each Lender in accordance with Section 13.14(b) against any cost, loss or liability suffered by such Lender if any obligations guaranteed by it are or become unenforceable, invalid, voided, avoid or illegal, the amount of which such cost, loss or liability shall be equal to the amount which such Lender would otherwise be entitled to recover. Each payment made by any Guarantor pursuant to this Article 12 shall be made in lawful money of the United States in immediately available funds. Each Guarantor hereby acknowledges and agrees that it is an Affiliate of a Borrower or other interested party and will derive significant economic benefit from the Loans.

Section 12.2 Payment of Amounts Owed. The Guarantee hereunder is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance of all of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Agent, Term Loan Servicer or any Lender first attempt to collect any of the Obligations from any Borrower or resort to any collateral security or other means of obtaining payment. In the event of any default by Borrowers in the payment of the Obligations, after the expiration of any applicable cure or grace period, each Guarantor agrees, promptly following demand by Agent (which demand may be made concurrently with notice to Borrowers that Borrowers are in default of their obligations), to pay the Obligations, regardless of any defense, right of set-off or recoupment or claims which any Borrower or Guarantor may have against Agent, Term Loan Servicer or Lenders or the holder of the Notes. All of the remedies set forth in this Agreement, in any other Financing Document or at law or equity shall be equally available to Agent, Term Loan Servicer and Lenders, and the choice by Agent, Term Loan Servicer or Lenders of one such alternative over another shall not be subject to question or challenge by any Guarantor or any other person, nor shall any such choice be asserted as a defense, setoff, recoupment or failure to mitigate damages in any action, proceeding, or counteraction by Agent, Term Loan Servicer or Lenders to recover or seeking any other remedy under this Guarantee, nor shall such choice preclude Agent, Term Loan Servicer or Lenders from subsequently electing to exercise a different remedy.

Section 12.3 Certain Waivers by Guarantor. To the fullest extent permitted by Law, each Guarantor does hereby: (a) (a) waive notice of acceptance of this Agreement by Agent, Term Loan Servicer and Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law;

(b) agree to refrain from asserting, until after repayment in full of the Obligations, any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against any Borrower;

(c) waive any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against Agent, Term Loan Servicer, Lenders or the holder of the Notes;

(d) waive any and all rights such Guarantor may have under any anti-deficiency statute or other similar protections;

(e) waive all rights at law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement or repayment from any Borrower, any other Guarantor or any other person or entity now or hereafter primarily or secondarily liable for any of the Obligations until the Obligations have been paid in full;

(f) waive presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge such Guarantor with liability;

(g) waive the benefit of all appraisement, valuation, marshalling, forbearance, stay, extension, redemption, homestead, exemption and moratorium laws now or hereafter in effect;

(h) waive any defense based on the incapacity, lack of authority, death or disability of any other person or entity or the failure of Agent, Term Loan Servicer or Lenders to file or enforce a claim against the estate of any other person or entity in any administrative, bankruptcy or other proceeding;

(i) waive any defense based on an election of remedies by Agent, Term Loan Servicer or Lenders, whether or not such election may affect in any way the recourse, subrogation or other rights of such Guarantor against any Borrower, any other Guarantor or any other person in connection with the Obligations;

(j) waive any defense based on the failure of the Agent or Lenders to (i) provide notice to such Guarantor of a sale or other disposition of any of the security for any of the Obligations, or (ii) conduct such a sale or disposition in a commercially reasonable manner;

(k) waive any defense based on the negligence of Agent, Term Loan Servicer or Lenders in administering this Agreement or the other Financing Documents (including, but not limited to, the failure to perfect any security interest in any Collateral), or taking or failing to take any action in connection therewith, provided, however, that such waiver shall not apply to the gross negligence, fraud or willful misconduct of the Agent, Term Loan Servicer or Lenders, as determined by the final, non-appealable decision of a court having proper jurisdiction;

(l) waive the defense of expiration of any statute of limitations affecting the liability of such Guarantor hereunder or the enforcement hereof;

(m) waive any right to file any Claim (as defined below) as part of, and any right to request consolidation of any action or proceeding relating to a Claim with, any action or proceeding filed or maintained by Agent, Term Loan Servicer or Lenders to collect any Obligations of such Guarantor to Agent, Term Loan Servicer or Lenders hereunder or to exercise any rights or remedies available to Agent, Term Loan Servicer or Lenders under the Financing Documents, at law, in equity or otherwise;

(n) agree that neither Agent, Term Loan Servicer nor Lenders shall have any obligation to obtain, perfect or retain a security interest in any property to secure any of the Obligations (including any mortgage or security interest contemplated by the Financing Documents), or to protect or insure any such property;

(o) waive any obligation Agent, Term Loan Servicer or Lenders may have to disclose to such Guarantor any facts the Agent, Term Loan Servicer or Lenders now or hereafter may know or have reasonably available to it regarding Borrowers or Borrowers’ financial condition, whether or not the Agent, Term Loan Servicer or Lenders have a reasonable opportunity to communicate such facts or have reason to believe that any such facts are unknown to such Guarantor or materially increase the risk to such Guarantor beyond the risk such Guarantor intends to assume hereunder;

(p) agree that neither Agent, Term Loan Servicer nor Lenders shall be liable in any way for any decrease in the value or marketability of any property securing any of the Obligations which may result from any action or omission of the Agent, Term Loan Servicer or Lenders in enforcing any part of this Agreement;

(q) waive any defense based on any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Financing Documents;

(r) waive any defense based on any change in the composition of Borrowers, and

(s) waive any defense based on any representations and warranties made by such Guarantor herein or by any Borrower herein or in any of the Financing Documents.

For purposes of this section, the term “Claim” shall mean any claim, action or cause of action, defense, counterclaim, set-off or right of recoupment of any kind or nature against the Agent, Term Loan Servicer or Lenders, its officers, directors, employees, agents, members, actuaries, accountants, trustees or attorneys, or any affiliate of the Agent, Term Loan Servicer or Lenders in connection with the making, closing, administration, collection or enforcement by the Agent, Term Loan Servicer or Lenders of the Obligations.

Section 12.4 Guarantor’s Obligations Not Affected by Modifications of Financing Documents. Each Guarantor further agrees that such Guarantor’s liability as guarantor shall not be impaired or affected by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor for the time for payment of interest or principal or by any forbearance or delay in collecting interest or principal hereunder, or by any waiver by Agent or Lenders under this Agreement or any other Financing Documents, or by Agent’s, Term Loan Servicer’s or Lenders’ failure or election not to pursue any other remedies it may have against any Borrower or Guarantor, or by any change or modification in the Notes, this Agreement or any other Financing Document, or by the acceptance by Agent or Lenders of any additional security or any increase, substitution or change therein, or by the release by Agent or Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Obligations even though Agent, Term Loan Servicer or Lenders might lawfully have elected to apply such payments to any part or all of the Obligations, it being the intent hereof that, subject to Agent’s, Term Loan Servicer’s or Lenders’ compliance with the terms of this Article 12 and the Financing Documents, each Guarantor shall remain liable for the payment of the Obligations, until the Obligations have been paid in full (other than inchoate indemnity obligations for which no claim has been made), notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Each Guarantor further understands and agrees that Agent or Lenders may at any time enter into agreements with Borrowers to amend, modify and/or increase the principal amount of, interest rate applicable to or other economic and non-economic terms of this Agreement or the other Financing Documents, and may waive or release any provision or provisions of this Agreement or the other Financing Documents, and, with reference to such instruments, may make and enter into any such agreement or agreements as Agent, Lenders and Borrowers may deem proper and desirable, without in any manner impairing this Guarantee or any of Agent’s, Term Loan Servicer’s or Lenders’ rights hereunder or each Guarantor’s obligations hereunder, and each Guarantor’s obligations hereunder shall apply to the this Agreement and other Financing Documents as so amended, modified, extended, renewed or increased.

Section 12.5 Reinstatement; Deficiency. This guaranty shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to this Agreement or any other Financing Document is rescinded or otherwise required to be returned by Agent, Term Loan Servicer or Lenders upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of any Borrower, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payment to Agent, Term Loan Servicer or Lenders had not been made, regardless of whether Agent, Term Loan Servicer or Lenders contested the order requiring the return of such payment. In the event of the foreclosure of the Financing Documents and of a deficiency, each Guarantor hereby promises and agrees forthwith to pay the amount of such deficiency notwithstanding the fact that recovery of said deficiency against Borrowers would not be allowed by applicable Law; provided, however, the foregoing shall not be deemed to require that Agent, Term Loan Servicer or Lenders institute foreclosure proceedings or otherwise resort to or exhaust any other collateral or security prior to or concurrently with enforcing this guaranty.

Section 12.6 Subordination of Borrowers’ Obligations to Guarantors; Claims in Bankruptcy.

(a) Any Debt of any Borrower to any Guarantor (including, but not limited to, any right of such Guarantor to a return of any capital contributed to a Borrower), whether now or hereafter existing, is hereby subordinated to the payment of the Obligations. Each Guarantor agrees that, until the Obligations have been paid in full (other than inchoate indemnification obligations for which no claim has yet been made), such Guarantor will not seek, accept, or retain for its own account, any payment from any Borrower on account of such subordinated Debt. Following the occurrence and during the continuance of an Event of Default, any payments to any Guarantor on account of such subordinated Debt shall be collected and received by such Guarantor in trust for Agent and Lenders and shall be immediately paid over to Agent, for the benefit of Agent and Lenders, on account of the Obligations without impairing or releasing the obligations of such Guarantor hereunder.

(b) Each Guarantor shall promptly file in any bankruptcy or other proceeding in which the filing of claims is required by Law, all claims and proofs of claims that such Guarantor may have against any Borrower or any other Guarantor and does hereby assign to Agent or its nominee (and will, upon request of Agent, reconfirm in writing the assignment to Agent or its nominee of) all rights of such Guarantor under such claims. If such Guarantor does not file any such claim, Agent, as attorney-in-fact for such Guarantor, is hereby irrevocably authorized to do so in the name of such Guarantor, or in Agent’s discretion, to assign the claim to a designee and cause proof of claim to be filed in the name of Agent’s designee. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to Agent, for the benefit of Agent and Lenders, the full amount thereof and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Lenders all of such Guarantor’s rights to any such payments or distributions to which such Guarantor would otherwise be entitled, such assignment being a present and irrevocable assignment of all such rights.

Section 12.7 Maximum Liability. The provisions of this Article 12 are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Article 12 would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Article 12, then, notwithstanding any other provision of this Article 12 to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Agent, Term Loan Servicer or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 12.7 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Agent, Term Loan Servicer and the Lenders to the maximum extent not subject to avoidance under applicable Law, and no Guarantor nor any other Person shall have any right or claim under this Section 12.7 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable Law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this guaranty or affecting the rights and remedies of the Agent, Term Loan Servicer or the Lenders hereunder, provided, that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 12.8 Guarantor’s Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Financing Documents. Each Guarantor has made an independent investigation of the other Credit Parties and of the financial condition of the other Credit Parties. Neither Agent, Term Loan Servicer nor any Lender has made and neither Agent, Term Loan Servicer nor any Lender does make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Credit Party nor has Agent, Term Loan Servicer or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Credit Party to which this Article 12 applies as specifically herein set forth, nor has Agent, Term Loan Servicer or any Lender or any officer, agent or employee of Agent, Term Loan Servicer or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

Section 12.9 Termination. The provisions of this Article 12 shall remain in effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations for which no claim has been made and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid and satisfied in full.

Section 12.10 Representative. Each Guarantor hereby designates Borrower Representative and its representatives and agents on its behalf for the purpose of giving and receiving all notices and other consents hereunder or under any other Financing Document and taking all other actions on behalf of such Guarantor under the Financing Documents. Borrower Representative hereby accepts such appointment.

Section 12.11 Guarantor Acknowledgement. Without limiting the generality of the foregoing, each Guarantor, by its acceptance of this Guaranty, hereby confirms that it is a Subsidiary of a Borrower and each Guarantor further confirms that it will materially benefit from the Loans made hereunder and the parties hereto intend that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law (as defined below), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to this Guaranty. In furtherance of that intention, the liabilities of each Guarantor under this Guaranty (the “Liabilities”) shall be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Person with respect to the Liabilities, result in the Liabilities of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means the United States Bankruptcy Code, or any similar federal, state or foreign law for the relief of debtors. This paragraph with respect to the maximum liability of each Guarantor is intended solely to preserve the rights of the holders, to the maximum extent not subject to avoidance under applicable Law, and neither a Guarantor nor any other Person shall have any right or claim under this paragraph with respect to such maximum liability, except to the extent necessary so that the obligations of a Guarantor hereunder shall not be rendered voidable under applicable Law. Each Guarantor agrees that the Obligations guaranteed hereunder may at any time and from time to time exceed the maximum liability of such Guarantor without impairing this Guaranty or affecting the rights and remedies of the holders hereunder; provided, that nothing in this sentence shall be construed to increase such Guarantor’s obligations hereunder beyond its maximum liability.

ARTICLE 13 - MISCELLANEOUS

Section 13.1 Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents. The provisions of Section 2.10 and Articles 11 and 13 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

Section 13.2 No Waivers. No failure or delay by Agent, Term Loan Servicer or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 13.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, email or similar writing) and shall be given to such party at its address or e-mail address set forth below or on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 13.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by electronic means, in accordance with the provisions of Section 13.3(b) and (c), or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 13.3(a).

If to any Credit Party:

Aspen Aerogels, Inc., as Borrower Representative

30 Forbes Road, Bldg B

Northborough, MA 01532 USA

Attn:    Legal Department

Email:  legal@aerogel.com

If to Agent or to MCF (or any of its Affiliates or Approved Funds) as a Lender:

MidCap Funding IV Trust

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Ave, Suite 300

Bethesda, MD 20814

Attn: Account Manager for Aspen Aerogels transaction

Email: notices@midcapfinancial.com

With a copy to:

MidCap Funding IV Trust

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Ave, Suite 300

Bethesda, MD 20814

Attn: Legal

Email: legalnotices@midcapfinancial.com

If to Term Loan Servicer:

MidCap Financial Trust

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Ave, Suite 300

Bethesda, MD 20814

Attn: Account Manager for Aspen Aerogels transaction

Email: notices@midcapfinancial.com

With a copy to:

MidCap Financial Trust

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Ave, Suite 300

Bethesda, MD 20814

Attn: Legal

Email: legalnotices@midcapfinancial.com

If to any Lender other than MCF (or any of its Affiliates or Approved Funds):

at the address set forth on the signature pages to this Agreement or provided as a notice address for such in connection with any assignment hereunder.

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent; provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified Agent that it is incapable of receiving notices by electronic communication. Agent, Term Loan Servicer or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c) Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 13.4 Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 13.5 Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 13.6 Confidentiality. Agent, Term Loan Servicer and each Lender shall hold all information regarding the Credit Parties and their respective businesses and Subsidiaries or the transactions hereunder obtained by Agent, Term Loan Servicer or any Lender pursuant to the requirements hereof (including any information obtained by Agent, Term Loan Servicer, any Lender, or any of their respective Representatives based on a review of any books and records relating to Credit Parties and/or their respective businesses and Subsidiaries, including prior to the Closing Date) other than any such information that is publicly available to Agent, Term Loan Servicer and each Lender on a non-confidential basis prior to disclosure by the Credit Parties or any of their Subsidiaries (such information, “Confidential Information”) confidential in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such Confidential Information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services (collectively, “Representatives”), in each case, to whom it is necessary or desirable to disclose the Confidential Information (and whom, in each case, are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential); provided, that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph, (ii) to prospective Eligible Assignees or Participants of any interest in the Loans, Agent, Term Loan Servicer or a Lender, in each case, other than any Person to whom a Borrower has, at the time of disclosure and to the knowledge of such disclosing party, affirmatively declined to consent to any assignment or participation to the extent Borrower’s consent would have been so required; provided, however, that any such Persons are bound by this Section 13.6 or pursuant to confidentiality requirements either substantially similar to those contained in this Section 13.6 or otherwise reasonably acceptable to Parent, (iii) as required by applicable Law, subpoena, judicial order or similar order and in connection with any litigation (in which case Agent, Term Loan Servicer or any Lender agrees, (x) to the extent practicable and to the extent permitted by Law, to inform Borrower Representative promptly in advance thereof and (y) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (iv) as may be required in connection with the examination, audit or similar investigation of such Person, (v) as Agent, Term Loan Servicer or any Lender considers appropriate in exercising remedies under the Financing Documents (in which case Agent, Term Loan Servicer or any Lender agrees, to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (vi) to a Person that is a trustee, investment advisor or investment manager, collateral manager, servicer (including any Term Loan Servicer), noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization, and (vii) to the extent the Confidential Information is or becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives. For the purposes of this Section, “Securitization” means (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and permitted assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. The obligations of Agent, Term Loan Servicer and Lenders under this Section 13.6 shall supersede and replace the obligations of Agent, Term Loan Servicer and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent, Term Loan Servicer or any Lender prior to the date hereof. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to any Person that is a Disqualified Institution at the time of disclosure.

Section 13.7 Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable Law, no party to this Agreement shall assert, and each party hereto hereby waives, any claim against any other party hereto and any of their respective Affiliates or Representatives, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Credit Parties, to the extent such damages would otherwise be subject to the indemnity pursuant to, and in accordance with, the terms of Section 13.14(b). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 13.8 GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a) THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

(b) EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 13.9 WAIVER OF JURY TRIAL. EACH CREDIT PARTY, AGENT, TERM LOAN SERVICER, AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH CREDIT PARTY, AGENT, TERM LOAN SERVICER, AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING

DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH CREDIT PARTY, AGENT, TERM LOAN SERVICER AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 13.10 Publication; Advertisement.

(a) Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) in connection with public filing requirements, (ii) as otherwise required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall, to the extent permitted by Law, give Agent prior written notice of such publication or other disclosure, or (iii) with MCF’s prior written consent.

(b) Advertisement. Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby (but not any Confidential Information) in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication; provided, that such publication has been shared with such Credit Party for approval in advance of such publication pursuant to the final sentence hereof. In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information (excluding any Confidential Information) necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.

Section 13.11 Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 13.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 13.13 Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent, Term Loan Servicer or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent, Term Loan Servicer and Lenders in their sole and absolute discretion and credit judgment.

Section 13.14 Expenses; Indemnity

(a) Except with respect to Indemnified Taxes, Other Taxes and Excluded Taxes, which shall be governed exclusively by Section 2.8, Credit Parties hereby agree to promptly pay (i) all reasonable and documented out-of-pocket costs and expenses of Agent and Term Loan Servicer (including, without limitation, all Legal Expenses) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication (as applicable) of the transactions contemplated by the Financing Documents, in connection with the performance by Agent or Term Loan Servicer of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all reasonable and documented out-of-pocket costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents other than disputes solely among Lenders and/or Agent (other than any claims against such Person in its capacity or in fulfilling its role as Agent, arranger or any similar role hereunder) to the extent such disputes do not arise from any act or omission of any Credit Party or of any Affiliate of a Credit Party; (iii) without limitation of the preceding clause (i), all reasonable and documented out-of-pocket costs and expenses of Agent and/or Term Loan Servicer in connection with protecting, storing, insuring, handling, maintaining or selling any Collateral, (iv) without limitation of the preceding clause (i), all documented out-of-pocket costs and expenses of Agent and/or Term Loan Servicer in connection with (A) any litigation, dispute, suit or proceeding relating to any Financing Document, other than disputes solely among Lenders, Term Loan Servicer and/or Agent (other than any claims against such Person in its capacity or in fulfilling its role as Agent, Term Loan Servicer, arranger or any similar role hereunder) to the extent such disputes do not arise from any act or omission of any Credit Party or of any Affiliate of a Credit Party and (B) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (v) without limitation of the preceding clause (i), all reasonable and documented out-of-pocket costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder; and (vi) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document, other than disputes solely among Lenders and/or Agent and/or Term Loan Servicer (other than any claims against such Person in its capacity or in fulfilling its role as Agent, Term Loan Servicer, arranger or any similar role hereunder) to the extent such disputes do not arise from any act or omission of any Credit Party or of any Affiliate of a Credit Party, and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent, Term Loan Servicer or Lenders are a party thereto.

(b) Each Credit Party hereby agrees to indemnify, pay and hold harmless Agent, Term Loan Servicer and Lenders and the officers, directors, employees, trustees, agents, investment advisors and investment managers, collateral managers, servicers, and counsel of Agent, Term Loan Servicer and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, and reasonable and documented out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket Legal Expenses) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Financing Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Credit Party, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of a Credit Party or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans, except that Credit Parties shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence, fraud, or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Credit Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. This Section 13.14(b) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, claims etc. arising from any non-Tax claim.

(c) Notwithstanding any contrary provision in this Agreement, the obligations of Credit Parties under this Section 13.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE CREDIT PARTIES OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 13.15 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Financing Document, in the event of any express conflict between any provision of this Agreement and any other Financing Document, the terms of this Agreement shall govern and control as between the parties hereto.

Section 13.16 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 13.17 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Credit Parties and Agent, Term Loan Servicer and each Lender and their respective successors and permitted assigns.

Section 13.18 USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender), Term Loan Servicer (for itself and not on behalf of any Lender), and each Lender hereby notifies Credit Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Credit Parties, which information includes the name and address of the Credit Parties and such other information that will allow Agent, Term Loan Servicer, or such Lender, as applicable, to identify Credit Parties in accordance with the USA PATRIOT Act.

Section 13.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Financing Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Credit Party in respect of any such sum due from it to Agent, Term Loan Servicer or any Lender hereunder or under the other Financing Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Agent, Term Loan Servicer or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent, Term Loan Servicer or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent, Term Loan Servicer or any Lender from any Credit Party in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent, Term loan Servicer or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent, Term Loan Servicer or any Lender in such currency, Agent, Term Loan Servicer or such Lender, as the case may be, agrees to return the amount of any excess to such Credit Party (or to any other Person who may be entitled thereto under applicable Law).

Section 13.21 Erroneous Payments.

(a) Each Lender and any other party hereto hereby severally agrees that if (i) the Agent or Term Loan Servicer notifies (which such notice shall be conclusive absent manifest error) such Lender (or the Lender which is an Affiliate of a Lender) or any other Person that has received funds from the Agent, the Term Loan Servicer or any of their Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Agent or Term Loan Servicer, as applicable, has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent or Term Loan Servicer (or any of their Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent or the Term Loan Servicer (or any of their Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent or Term Loan Servicer (or any of their Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 13.21(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided, that nothing in this Section shall require the Agent or Term Loan Servicer to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent or Term Loan Servicer, as applicable, for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent and Term Loan Servicer in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent or Term Loan Servicer, as applicable, and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent or Term Loan

Servicer, as applicable, and upon demand from the Agent or Term Loan Servicer, as applicable, such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent or Term Loan Servicer, as applicable, the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent or Term Loan Servicer, as applicable, at the greater of the Federal Funds Rate and a rate determined by the Agent or Term Loan Servicer, as applicable, in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent or Term Loan Servicer for any reason, after demand therefor by the Agent or Term Loan Servicer, as applicable, in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent or Term Loan Servicer, as applicable, and upon the Agent’s or Term Loan Servicer’s, as applicable, written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Term Loan Commitment Amount or Revolving Loan Commitment Amount, as applicable) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Agent or Term Loan Servicer or, at the option of the Agent or Term Loan Servicer (as applicable), the Agent’s or Term Loan Servicer’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent or Term Loan Servicer, as applicable, may specify) (such assignment of the Loans (but not its Term Loan Commitment Amount or Revolving Loan Commitment Amount, as applicable) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, the Agent or Term Loan Servicer, as applicable, may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.17 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent or Term Loan Servicer, as applicable (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Financing Document, or otherwise payable or distributable by the Agent or Term Loan Servicer, as applicable, to such Payment Recipient from any source, against any amount due to the Agent or Term Loan Servicer, as applicable, under this Section 13.21 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by a

Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent or the Term Loan Servicer, as applicable, from a Borrower or any other Credit Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 13.21 shall survive the resignation or replacement of the Agent or Term Loan Servicer, as applicable, or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments, the Revolving Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Financing Document.

(g) The provisions of this Section 13.21 to the contrary notwithstanding, (i) nothing in this Section 13.21 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent or Term Loan Servicer, as applicable, has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by Agent or Term Loan Servicer, as applicable, of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, intending to be legally bound, each of the parties have caused this Agreement to be executed as of the day and year first above mentioned.

BORROWERS:	ASPEN AEROGELS, INC.

By: /s/ Ricardo C. Rodriguez
Name: Ricardo C. Rodriguez
Title: Chief Financial Officer and Treasurer

ASPEN AEROGELS RHODE ISLAND, LLC

By: /s/ Ricardo C. Rodriguez
Name: Ricardo C. Rodriguez
Title: Chief Financial Officer and Treasurer

AGENT:

MIDCAP FUNDING IV TRUST

	By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

By: /s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

Address:
c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: Account Manager for Aspen Aerogels transaction

with a copy to:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: General Counsel

TERM LOAN SERVICER:

MIDCAP FINANCIAL TRUST

	By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

By: /s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

Address:
c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: Account Manager for Aspen Aerogels transaction

with a copy to:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: General Counsel

LENDER:	MIDCAP FINANCIAL TRUST

	By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

By: /s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

LENDER:	APTERRA INFRASTRUCTURE CAPITAL LLC

	By:	/s/ Ralph Cho
Name: Ralph Cho
Title: Co-Chief Executive Officer

LENDER:	AP LEAF, LLC

	By:	Middle Market Apollo Institutional Private Lending, its sole member

	By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Trustee

LENDER:	MIDCAP FINANCIAL INVESTMENT CORPORATION

	By:	/s/ Kristin Hester
	Name:	Kristin Hester
	Title:	Chief Legal Officer

ANNEXES, EXHIBITS AND SCHEDULES

Annex A to Credit Agreement (Commitment Annex)

Exhibit A to Credit Agreement

[Reserved.]

Exhibit B to Credit Agreement (Form of Compliance Certificate)

Exhibit C to Credit Agreement (Borrowing Base Certificate)

[See attached.]

Exhibit D to Credit Agreement (Form of Notice of Borrowing)

Exhibit E-1 to Credit Agreement (Form of U.S. Tax Compliance Certificate)

Exhibit E-2 to Credit Agreement (Form of U.S. Tax Compliance Certificate)

Exhibit E-3 to Credit Agreement (Form of U.S. Tax Compliance Certificate)

Exhibit E-4 to Credit Agreement (Form of U.S. Tax Compliance Certificate)

Exhibit G to Credit Agreement (Form of Assignment Agreement)